Exhibit 10.1

EXECUTION VERSION

EIGHTH AMENDMENT TO Loan and Servicing Agreement (this “Amendment”), dated as of April 13, 2021 (the “Amendment Date”), among Golub Capital BDC Funding II LLC, as borrower (the “Borrower”), Golub Capital BDC, Inc., as servicer (in such capacity, the “Servicer”) and as the originator (in such capacity, the “Originator”), Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”), and Morgan Stanley Bank, N.A., as lender (the “Lender”).

WHEREAS, the Borrower, the Servicer, the Originator, the Administrative Agent and the Lender, are party to that certain Loan and Servicing Agreement, dated as of February 1, 2019 (as the same may be amended, modified or supplemented prior to the Amendment Date in accordance with the terms thereof, the “Loan and Servicing Agreement”), by and among the Borrower, the Servicer, the Originator, the Administrative Agent, each of the Lenders from time to time party thereto, each of the Securitization Subsidiaries from time to time party thereto and Wells Fargo Bank, National Association, as the collateral agent, the account bank and the collateral custodian, providing, among other things, for the making and the administration of the Advances by the Lenders to the Borrower; and

WHEREAS, the Borrower, the Lender, the Administrative Agent and the Servicer desire to amend certain provisions of the Loan and Servicing Agreement, in accordance with Section 12.01 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.         Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Amendments

SECTION 2.1.         As of the Amendment Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1.         The Borrower and the Servicer hereby represent and warrant to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such day.

ARTICLE IV

Conditions Precedent

SECTION 4.1.         This Amendment shall become effective upon:

(a)          its execution and delivery by each party hereto;

(b)          the Administrative Agent’s receipt of (i) a legal opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request, (ii) a good standing certificate for each of the Borrower and the Servicer issued by the applicable Governmental Authority of its jurisdiction of organization and (iii) a copy of the resolutions of each of the Borrower and the Servicer approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer; and

(c)          the receipt of payment by the Borrower in immediately available funds of any fees (including all reasonable and documented fees, disbursements and other charges of outside counsel to the Administrative Agent) to be received on the Amendment Date.

ARTICLE V

Miscellaneous

SECTION 5.1.        Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5.2.         Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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SECTION 5.3.         Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

SECTION 5.4.        Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5.         Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

GOLUB CAPITAL BDC FUNDING II LLC

By:	/s/ Ross A. Teune
Name: Ross A. Teune
Title: Chief Financial Officer

[Signature Page to Eighth Amendment to Loan and Servicing Agreement]

SERVICER:

GOLUB CAPITAL BDC, INC.

By:	/s/ Ross A. Teune
Name: Ross A. Teune
Title: Chief Financial Officer

[Signature Page to Eighth Amendment to Loan and Servicing Agreement]

ORIGINATOR:

GOLUB CAPITAL BDC, INC.

By:	/s/ Ross A. Teune
Name: Ross A. Teune
Title: Chief Financial Officer

[Signature Page to Eighth Amendment to Loan and Servicing Agreement]

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Matthieu Milgrom
Name: Matthieu Milgrom
Title: Authorized Signatory

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Lilia Dobreva
Name: Lilia Dobreva
Title: Authorized Signatory

[Signature Page to Eighth Amendment to Loan and Servicing Agreement]

APPENDIX A

[Attached]

(Conformed through Amendment No. ~~7~~8)

Up to U.S. $~~250,000,000~~75,000,000

LOAN AND SERVICING AGREEMENT

Dated as of February 1, 2019

among

GOLUB CAPITAL BDC FUNDING II LLC,
as the Borrower

GOLUB CAPITAL BDC, INC.,
as the Originator and as the Servicer

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

EACH OF THE SECURITIZATION SUBSIDIARIES FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Collateral Agent, Account Bank and Collateral Custodian

Page
ARTICLE I

DEFINITIONS

Section 1.01	Certain Defined Terms	2
Section 1.02	Other Terms	~~55~~61
Section 1.03	Computation of Time Periods	~~56~~61
Section 1.04	Interpretation	~~56~~61
Section 1.05	Currency Conversion	~~57~~63
Section 1.06	Computation of Covenants	~~58~~63

ARTICLE II

THE FACILITY

Section 2.01	Advances	~~58~~63
Section 2.02	Procedure for Advances	~~58~~64
Section 2.03	Determination of Yield	~~60~~66
Section 2.04	Remittance Procedures	~~60~~66
Section 2.05	Instructions to the Collateral Agent and the Account Bank	~~65~~70
Section 2.06	Borrowing Base Deficiency Payments	~~65~~70
Section 2.07	Sale of Loan Assets; Affiliate Transactions	~~67~~72
Section 2.08	Payments and Computations, Etc.	~~71~~76
Section 2.09	Unused Fee	~~72~~77
Section 2.10	Increased Costs; Capital Adequacy	~~72~~77
Section 2.11	Taxes	~~73~~79
Section 2.12	Grant of a Security Interest; Collateral Assignment of Agreements	~~77~~83
Section 2.13	Evidence of Debt	~~79~~84
Section 2.14	Release of Loan Assets	~~79~~85
Section 2.15	Treatment of Amounts Received by any Loan Party	~~81~~86
Section 2.16	Prepayment; Termination; Reduction	~~81~~86
Section 2.17	Collections and Allocations	~~82~~87
Section 2.18	Reinvestment of Principal Collections	~~84~~89
Section 2.19	Defaulting Lenders	~~85~~90
Section 2.20	Investment of Amounts on Deposit in Contribution Account	~~86~~91
Section 2.21	Incremental Facilities	~~87~~92

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01	Conditions Precedent to Effectiveness	~~88~~93
Section 3.02	Conditions Precedent to All Advances	~~89~~94
Section 3.03	Advances Do Not Constitute a Waiver	~~91~~96

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(continued)
Page
Section 3.04	Conditions to Acquisition of Loan Assets	~~91~~96

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Loan Parties	~~93~~98
Section 4.02	Representations and Warranties of each Loan Party Relating to the Agreement and the Collateral	~~102~~107
Section 4.03	Representations and Warranties of the Servicer	~~103~~107
Section 4.04	Representations and Warranties of the Collateral Agent	~~107~~111
Section 4.05	Representations and Warranties of the Collateral Custodian	~~108~~112

ARTICLE V

GENERAL COVENANTS

Section 5.01	Affirmative Covenants of the Loan Parties	~~109~~113
Section 5.02	Negative Covenants of the Loan Parties	~~116~~120
Section 5.03	Affirmative Covenants of the Servicer	~~119~~123
Section 5.04	Negative Covenants of the Servicer	~~123~~127
Section 5.05	Affirmative Covenants of the Collateral Agent	~~124~~129
Section 5.06	Negative Covenants of the Collateral Agent	~~124~~129
Section 5.07	Affirmative Covenants of the Collateral Custodian	~~125~~129
Section 5.08	Negative Covenants of the Collateral Custodian	~~125~~129

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01	Appointment and Designation of the Servicer	~~125~~130
Section 6.02	Duties of the Servicer	~~127~~132
Section 6.03	Authorization of the Servicer	~~129~~133
Section 6.04	Collection of Payments; Accounts	~~130~~134
Section 6.05	[Reserved]	~~132~~136
Section 6.06	Servicer Compensation	~~132~~136
Section 6.07	Payment of Certain Expenses by Servicer	~~132~~136
Section 6.08	Reports to the Administrative Agent; Account Statements; Servicer Information	~~132~~136
Section 6.09	Annual Statement as to Compliance	~~134~~138
Section 6.10	Annual Independent Public Accountant’s Servicing Reports	~~134~~138
Section 6.11	Procedural Review of Loan Assets; Access to Servicer and Servicer’s Records	~~134~~139
Section 6.12	The Servicer Not to Resign	~~135~~139

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(continued)
Page
ARTICLE VII

EVENTS OF DEFAULT

Section 7.01	Events of Default	~~136~~140
Section 7.02	Additional Remedies of the Administrative Agent	~~139~~143
Section 7.03	Option to Purchase Collateral	~~141~~146

ARTICLE VIII

INDEMNIFICATION

Section 8.01	Indemnities by the Borrower	~~142~~146
Section 8.02	Indemnities by Servicer	~~143~~147
Section 8.03	Waiver of Certain Claims	~~144~~148
Section 8.04	Legal Proceedings	~~145~~149
Section 8.05	After-Tax Basis	~~145~~149

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01	The Administrative Agent	~~145~~149

ARTICLE X

COLLATERAL AGENT

Section 10.01	Designation of Collateral Agent	~~149~~153
Section 10.02	Duties of Collateral Agent	~~150~~154
Section 10.03	Merger or Consolidation	~~153~~156
Section 10.04	Collateral Agent Compensation	~~153~~157
Section 10.05	Collateral Agent Removal	~~153~~157
Section 10.06	Limitation on Liability	~~153~~157
Section 10.07	Collateral Agent Resignation	~~155~~159

ARTICLE XI

COLLATERAL CUSTODIAN

Section 11.01	Designation of Collateral Custodian	~~156~~159
Section 11.02	Duties of Collateral Custodian	~~156~~160
Section 11.03	Merger or Consolidation	~~159~~163
Section 11.04	Collateral Custodian Compensation	~~159~~163

-iii-

(continued)
Page
Section 11.05	Collateral Custodian Removal	~~159~~163
Section 11.06	Limitation on Liability	~~160~~163
Section 11.07	Collateral Custodian Resignation	~~161~~165
Section 11.08	Release of Documents	~~162~~165
Section 11.09	Return of Required Loan Documents	~~162~~166
Section 11.10	Access to Certain Documentation and Information Regarding the Collateral	~~163~~166
Section 11.11	Bailment	~~163~~166

ARTICLE XII

MISCELLANEOUS

Section 12.01	Amendments and Waivers	~~163~~167
Section 12.02	Notices, Etc.	~~164~~169
Section 12.03	No Waiver; Remedies	~~166~~171
Section 12.04	Binding Effect; Assignability; Multiple Lenders	~~166~~172
Section 12.05	Term of This Agreement	~~168~~173
Section 12.06	GOVERNING LAW; JURY WAIVER	~~168~~173
Section 12.07	Costs, Expenses and Taxes	~~169~~174
Section 12.08	Further Assurances	~~170~~175
Section 12.09	Recourse Against Certain Parties	~~170~~175
Section 12.10	Execution in Counterparts; Severability; Integration	~~170~~176
Section 12.11	Characterization of Conveyances Pursuant to each Purchase and Sale Agreement	~~171~~176
Section 12.12	Confidentiality	~~172~~177
Section 12.13	Waiver of Set Off	~~174~~179
Section 12.14	Headings and Exhibits	~~174~~179
Section 12.15	Ratable Payments	~~174~~179
Section 12.16	Failure of any Loan Party or Servicer to Perform Certain Obligations	~~174~~179
Section 12.17	Power of Attorney	~~174~~179
Section 12.18	Delivery of Termination Statements, Releases, etc.	~~174~~179
Section 12.19	Non-Petition	~~175~~180

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LIST OF SCHEDULES, EXHIBITS AND ANNEXES

SCHEDULES

SCHEDULE I	-	Conditions Precedent Documents
SCHEDULE II	-	Eligibility Criteria
SCHEDULE III	-	Agreed-Upon Procedures for Independent Public Accountants
SCHEDULE IV	-	Loan Asset Schedule
SCHEDULE V	-	Industry Classification
SCHEDULE VI	-	Diversity Score
SCHEDULE VII	-	Existing Golub BDC CLOs

ANNEXES

ANNEX A	-	Commitments

EXHIBITS

EXHIBIT A	-	Form of Approval Notice
EXHIBIT B	-	Form of Borrowing Base Certificate
EXHIBIT C	-	Form of Disbursement Request
EXHIBIT D	-	Form of Notice of Borrowing
EXHIBIT E	-	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT F	-	Form of Notice of Termination/Permanent Reduction
EXHIBIT G	-	[Reserved]
EXHIBIT H	-	Form of Servicing Report
EXHIBIT I	-	Form of Servicer Certificate (Servicing Report)
EXHIBIT J	-	Form of Release of Required Loan Documents
EXHIBIT K	-	Form of Assignment and Acceptance
EXHIBIT L	-	Forms of U.S. Tax Compliance Certificates
EXHIBIT M		Form of Joinder Supplement
EXHIBIT N		Form of Securitization Subsidiary Joinder

-v-

This LOAN AND SERVICING AGREEMENT is made as of February 1, 2019, among:

(1)            GOLUB CAPITAL BDC FUNDING II LLC, a Delaware limited liability company, as the Borrower (as defined below);

(2)            GOLUB CAPITAL BDC, INC., a Delaware corporation, as the Originator (as defined below) and as the Servicer (as defined below);

(3)            EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as the Lenders (as defined below);

(4)            MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent (as defined below);

(5)            EACH OF THE SECURITIZATION SUBSIDIARIES FROM TIME TO TIME PARTY HERETO, as the Securitization Subsidiaries (as defined below); and

(6)            WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Collateral Agent (as defined below), the Account Bank (as defined below) and the Collateral Custodian (as defined below).

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a revolving loan facility in the maximum principal amount of up to the Facility Amount (as defined below), the proceeds of which shall be used by the Borrower to fund the purchase of certain Eligible Loan Assets (as defined below);

WHEREAS, the Borrower is willing to grant to the Collateral Agent, for the benefit of the Secured Parties (as defined below), a lien on and security interest in the Collateral (as defined below) to secure the payment in full of the Obligations (as defined below);

WHEREAS, the Lenders are willing to extend financing to the Borrower on the terms and conditions set forth herein;

WHEREAS, the Borrower also desires to retain the Servicer to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein; and

WHEREAS, the Servicer desires to perform certain servicing functions related to the Collateral on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Certain Defined Terms.

(a)           Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)          As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means Wells Fargo Bank, National Association, in its capacity as the “Securities Intermediary” pursuant to the Control Agreement.

“Account Bank Expenses” means the expenses set forth in the Wells Fargo Fee Letter that are payable to the Account Bank and any other accrued and unpaid expenses (including reasonable and documented attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Account Bank under the Transaction Documents.

“Account Bank Fees” means the fees set forth in the Wells Fargo Fee Letter.

“Action” has the meaning assigned to that term in Section 8.04.

“Additional Amount” has the meaning assigned to that term in Section 2.11(a).

“Adjusted Borrowing Value” means, on any date of determination, (i) for any Eligible Loan Asset, an amount equal to the Assigned Value of such Eligible Loan Asset at such time, multiplied by the Outstanding Balance of such Eligible Loan Asset at such time and (ii) for any Loan Asset that is not an Eligible Loan Asset, zero.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Administrative Expense Cap” means, for any Payment Date, a per annum amount equal to $100,000.

“Administrative Expenses” means the following fees and expenses due or accrued with respect to any Payment Date, payable on a pro rata basis to: (a) the Collateral Agent, for payment of accrued Collateral Agent Fees and Collateral Agent Expenses, (b) the Collateral Custodian, for payment of accrued Collateral Custodian Fees and Collateral Custodian Expenses and (c) the Account Bank, for any Account Bank Fees and Account Bank Expenses.

“Advance” means each loan advanced in each applicable Eligible Currency by the Lenders to the Borrower on an Advance Date pursuant to Article II.

“Advance Date” means, with respect to any Advance, the date on which funds are made available to the Borrower in accordance with Section 2.02.

“Advance Rate” means, with respect to an Eligible Loan Asset, as set forth in the Approval Notice for an Eligible Loan Asset, the percentage determined by the Administrative Agent in its sole discretion and communicated in writing to the Borrower, the Originator and the Servicer at the time such Eligible Loan Asset is approved by the Administrative Agent, subject to a maximum advance rate as set forth in the Advance Rate Matrix based on the applicable loan type of such Eligible Loan Asset, as set forth in the Approval Notice for an Eligible Loan Asset; provided that, the Advance Rate for any Subject Loan Asset will be reduced by 10% by the Administrative Agent on or after the date on which such Eligible Loan Asset initially becomes a Subject Loan Asset (in accordance with the definition thereof); provided further that the Borrower may request that the assigned Advance Rate of an Eligible Loan Asset be re-evaluated by the Administrative Agent at any time.

The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent of the Advance Rate of any Loan Asset and neither the Borrower nor the Servicer shall have any obligation to make any calculations hereunder giving effect to such modified Advance Rate until the Servicer has received such notice.

“Advance Rate Matrix” means the following matrix:

Loan Type	Maximum Advance Rate
Broadly Syndicated Loans	77.5%
First Lien Loans	75%
Recurring Revenue Loans	70%
Unitranche Loans for which the Senior Leverage Ratio as of the Cut-Off Date is less than 5.00 : 1.00	70%
Unitranche Loans for which the Senior Leverage Ratio as of the Cut-Off Date is greater than or equal to 5.00 : 1.00 and less than 5.50 : 1.00	67.5%
Unitranche Loans for which the Senior Leverage Ratio as of the Cut-Off Date is greater than or equal to 5.50 : 1.00	65%
Second Lien Loans	50%
FLLO Loans	(first pay debt * applicable advance rate determined in accordance with this definition of “Advance Rate Matrix” as though such first pay debt were a Loan Asset) – first out debt / last out debt

“Advances Outstanding” means, on any date of determination, the sum of the aggregate principal amount in Dollars or the Dollar Equivalent, as determined by the Administrative Agent using the Spot Rate, of all Advances outstanding on such date, after giving effect to all repayments of Advances and the making of new Advances on such date; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason; provided, further, that for purposes of the determination of Yield and in connection with any reduction pursuant to Section 2.16 or any payments made in accordance with Section 2.04, “Advances Outstanding” shall refer only to Advances outstanding in the applicable Eligible Currency.

“Affected Party” has the meaning assigned to that term in Section 2.10(a).

“Affiliate” means, when used with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote more than 50% of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has a correlative meaning to the foregoing; provided that the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Aggregate Adjusted Borrowing Value” means, as of any date of determination, (a) an amount equal to the sum of the Adjusted Borrowing Values of all Eligible Loan Assets included as part of the Collateral on such date, after giving effect to all Eligible Loan Assets added to and removed from the Collateral on such date minus (b) the Excess Concentration Amount.

“Aggregate Unfunded Exposure Amount” means, as of any date of determination, the sum of the Unfunded Exposure Amounts of all Delayed Draw Loan Assets included in the Collateral on such date.

“Agreement” means this Loan and Servicing Agreement.

~~“Alternative Rate” has the meaning assigned to that term in the definition of “LIBOR”.~~

“Amortization Period” means the period commencing on the Commitment Termination Date and ending on the Collection Date.

“Anti-Money Laundering Laws” has the meaning assigned to that term in Section 4.01(hh)(iii).

“Applicable Law” means for any Person, all existing laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and published interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means, as of the ~~Fifth~~Eighth Amendment Effective Date, (i) for each day during the Revolving Period, an amount equal to ~~2.45~~2.05% per annum and (ii) during the Amortization Period, ~~2.95~~2.55% per annum; provided that (x) after notice from the Administrative Agent to the Borrower following the occurrence and continuation of an Event of Default or after the automatic occurrence of the Facility Maturity Date pursuant to clause (c) of the definition thereof or (y) after the automatic occurrence of the Facility Maturity Date pursuant to clause (a) or clause (b) of the definition thereof, the Applicable Margin shall be increased by an additional 2.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A.

“Approved Valuation Firm” means each of (a) Duff & Phelps, LLC, (b) Murray, Devine & Co., Inc. and (c) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent that, in each case, has agreed to confidentiality provisions acceptable to the Servicer; provided that, prior to the Closing Date, the Borrower and the Administrative Agent shall designate Murray, Devine & Co., Inc. as the initial Valuation Firm; provided, further, that, after the Closing Date, the Administrative Agent may remove Murray, Devine & Co., Inc. and designate a new Valuation Firm from among the previously agreed upon Approved Valuation Firms.

~~“ARRC” means the Alternative Reference Rates Committee of the Federal Reserve Bank of New York.~~“Asset Replacement Percentage” means, on any date of calculation, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the assets that were indexed to the Benchmark Replacement (Dollar) for the Corresponding Tenor as of such calculation date and the denominator is the outstanding principal balance of the assets as of such calculation date.

“Assigned Documents” has the meaning assigned to that term in Section 2.12(b).

“Assigned Value” means, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, (i) with respect to each Eligible Loan Asset funded and/or originated by the Borrower, or funded and/or originated by the Originator or its Affiliates (other than the Borrower) within three (3) months of its sale or contribution to the Borrower, (a) if the funding or origination price was greater than or equal to 97% of par, the par amount thereof and (b) otherwise, the funding or origination price, as applicable, and (ii) for any other Eligible Loan Asset, the Assigned Value shall be the lowest of (a) the Purchase Price of such Eligible Loan Asset, (b) the Assigned Value assigned as of the applicable Cut-Off Date by the Administrative Agent in its sole discretion, and (c) the par amount of such Eligible Loan Asset. Following a Value Adjustment Event, the Assigned Value for any Eligible Loan Asset may (or in the case of clause (i) shall) be reduced by the Administrative Agent as set forth below:

(i)           if a Value Adjustment Event of the type described in clause (b), clause (c), clause (d) or clause (f) (solely with respect to a Material Modification described in clause (a) or clause (e) of the definition thereof) of the definition thereof with respect to such Loan Asset occurs, the Assigned Value of such Loan Asset will, automatically and without further action by the Administrative Agent, be zero; and

(ii)          subject to clause (iii) below, upon the occurrence of a Value Adjustment Event (other than the type described in clause (b), clause (c), clause (d) or clause (f) (solely with respect to a Material Modification described in clause (a) or clause (e) of the definition thereof)), the then-current Assigned Value for such Eligible Loan Asset may be amended by the Administrative Agent in its sole discretion (at any time and from time to time); provided that, if the Value Adjustment Event occurred pursuant to clauses (a), (e) or (g) of the definition thereof, then the Assigned Value may no longer be adjusted by the Administrative Agent once the condition that triggered such Value Adjustment Event no longer exists;

(iii)         Specified Period.

(1)       If, during the Specified Period, one or more Value Adjustment Events pursuant to clause (a), clause (f) (solely with respect to a Material Modification described in clause (c) of the definition thereof that is effected during the Specified Period and in respect of interest payments otherwise due during the Specified Period) or clause (g), occurs with respect to any Subject Loan Asset (each, a “Qualifying Value Adjustment Event”), the Assigned Value of such Subject Loan Asset in effect at the time of the occurrence of such Qualifying Value Adjustment Event shall not be amended by the Administrative Agent solely during the Specified Period, subject to the requirements of this clause (iii);

(2)       After the expiration of the Specified Period, the Assigned Value of any Subject Loan Asset that was subject to one or more Qualifying Value Adjustment Events may be amended by the Administrative Agent in its sole discretion if such Qualifying Value Adjustment Event(s) remains in effect on the last day of the Specified Period (subject to clause (3) below). A Qualifying Value Adjustment Event shall be deemed to be in effect as of the last day of the Specified Period if (x) the applicable ratio(s) set forth in clause (a) of the definition of “Value Adjustment Event” remain decreased or increased (as applicable) beyond the stated percentages, (y) with respect to clause (f) of the definition of “Value Adjustment Event”, such Loan Asset previously modified as set forth in clause (c) of the definition of “Material Modification” has not resumed paying interest in cash at a rate at least equal to the rate in effect at the beginning of the Specified Period and is not required to, on the payment date following the first “interest accrual period” (as such term or any comparable term is defined in the related Underlying Instruments) after the end of the Specified Period, resume paying interest in cash at a rate at least equal to the rate in effect at the beginning of the Specified Period or (z) with respect to clause (g) of the definition of “Value Adjustment Event”, the related Obligor’s last quarter annualized Revenue is less than the minimum covenant (if any) specified in the Underlying Instrument; provided that, (i) on the last day of the Specified Period and (ii) on the day that a Loan Asset ceases to be a Subject Loan Asset pursuant to the last paragraph of the definition thereof, in each case, the Administrative Agent will determine and notify the Servicer of any amended Assigned Value with respect to such Subject Loan Asset on such date; and

(3)       If the Borrower disagrees with the amended Assigned Value given to a Subject Loan Asset pursuant to clause (iii)(2) above, then the Borrower may dispute such Assigned Value pursuant to the procedures set forth in the last proviso of this definition;

provided that the Administrative Agent may continue to amend the Assigned Value for such Eligible Loan Asset only if the credit quality of such Eligible Loan Asset has continued to deteriorate (regardless of whether such deterioration is sufficient to trigger a Value Adjustment Event) in the reasonable determination of the Administrative Agent; provided, further, that, for the avoidance of doubt, the Administrative Agent may not amend any Assigned Value solely due to a decline in the Index; provided, further, that, the Borrower may request that the Assigned Value be re-evaluated by the Administrative Agent for any Eligible Loan Asset at any time; provided, further, that such Assigned Value may not increase above 100% of the Outstanding Balance of such Loan Asset; provided further that following any reduction to the Assigned Value of an Eligible Loan Asset, if the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of such Eligible Loan Asset, the Borrower may (at its expense) request a new valuation from a Valuation Firm chosen by the Administrative Agent to value such Eligible Loan Asset. If the value determined by such Valuation Firm is greater than the Administrative Agent’s determination of the Assigned Value, such Valuation Firm’s valuation shall become the Assigned Value of such Loan Asset until the occurrence (if any) of a subsequent Value Adjustment Event.

The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset (including, for the avoidance of doubt, any change in the Assigned Value of a Loan Asset pursuant to clause (iii) above) and neither the Borrower nor the Servicer shall have any obligation to make any calculations hereunder giving effect to such lower Assigned Value until the Servicer has received such notice.

“Assignment and Acceptance” has the meaning assigned to that term in Section 12.04(a).

“AUD” means the lawful currency of Australia.

“AUD Advance” means an Advance denominated in AUD.

“Availability” means, as of any date of determination, an amount equal to the excess, if any, of (a) the Borrowing Base over (b) the Advances Outstanding on such day.

“Available Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account that do not represent proceeds of Permitted Investments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Remittance Period pursuant to this Agreement as of such date.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” means an event that shall be deemed to have occurred with respect to a Person if either:

(i)          a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii)         such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“BBSW” means, for any day during a Remittance Period, with respect to any AUD Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen BBSW Page (or any applicable successor or substitute page) at approximately 11:00 a.m., Sydney time on such day, for deposits in AUD with a term equivalent to one month; provided that if such rate is not available at any such time for any reason, then “BBSW” with respect to any Advance shall be the rate at which AUD deposits of AUD5,000,000 and for a one-month maturity are offered by the principal Sydney office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds on the basis of the discount amount at which the Administrative Agent is then offering to purchase AUD denominated bankers’ acceptances that have a comparable aggregate face amount to the Advances Outstanding in AUD at approximately 11:00 a.m., Sydney time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further, that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. BBSW shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“BDC Parent” means Golub Capital BDC, Inc., in its capacity as a holder of membership interests in the Borrower.

“BDC Tax Distribution” means any distribution made by the Borrower (i) to allow BDC Parent to pay any unpaid Taxes then due and owing resulting from the income of the Borrower claimed on the tax reporting of BDC Parent or (ii) to the extent necessary to allow BDC Parent to make sufficient distributions to qualify as a regulated investment company under the Code and to otherwise minimize or eliminate federal or state income or excise taxes payable by BDC Parent in or with respect to any taxable year of BDC Parent (or any calendar year, as relevant).

“Benchmark” means with respect to (a) Dollar Advances (i) initially LIBOR (Dollar) and (ii) on and after a Benchmark Replacement Date, the Benchmark Replacement (Dollar) in effect on such Benchmark Replacement Date, (b) GBP Advances, (i) initially LIBOR (GBP) and (ii) on and after a Screen Rate Replacement Event, the Replacement Benchmark (GBP), (c) Euro Advances, EURIBOR, (d) CAD Advances, CDOR and (e) with respect to AUD Advances, BBSW; provided that, if a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto have occurred with respect to LIBOR (Dollar) or the related then-current Benchmark, then the related “Benchmark” means the Benchmark Replacement (Dollar) or the applicable replacement for the related then-current Benchmark, respectively; provided, further, that, in the event that the rate resulting from the sum of any Benchmark plus, if applicable, the Benchmark Replacement Adjustment shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Benchmark Replacement (Dollar)” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment with respect thereto;

(2)	the sum of: (a) Daily Simple SOFR and (b) the applicable Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clause (1) of this definition, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If at any time the Benchmark Replacement (Dollar) as determined pursuant to clause (1), (2), (3) or (4) of this definition would be less than the Floor, the Benchmark Replacement (Dollar) will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(2)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement (Dollar), any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Remittance Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement (Dollar) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement (Dollar) exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the fifth (5th) Business Day following the date of such Servicing Report; or

(4)	in the case of an Early Opt-in Election, the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the other parties hereto.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (solely with respect to LIBOR (Dollar) or a Benchmark Replacement (Dollar)):

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative; or

(4)	the Asset Replacement Percentage is greater than 50%, as reported in the most recent Servicing Report.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or a published component used in the calculation thereof).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

“Borrower” means Golub Capital BDC Funding II LLC, a Delaware limited liability company, together with its permitted successors and assigns in such capacity.

“Borrower Certificate of Formation” means the Certificate of Formation of the Borrower, dated November 20, 2018.

“Borrower Collection Account” means the Collection Account established for the benefit of the Borrower (and not a Securitization Subsidiary thereof).

“Borrower Consent” means the resolutions of Golub Capital BDC, Inc., in its capacity as designated manager of the Borrower, dated November 27, 2018.

“Borrower LLC Agreement” means the amended and restated limited liability company agreement of the Borrower, dated February 1, 2019.

“Borrowing Base” means, as of any date of determination, an amount equal to the lowest of:

(i)           (a) the sum of the products of (x) the lower of (1) the Weighted Average Advance Rate for all Eligible Loan Assets as of such date and (2) the Maximum Portfolio Advance Rate as of such date, multiplied by (y) the Aggregate Adjusted Borrowing Value as of such date, plus (b) the amount on deposit in the Principal Collection Subaccount as of such date plus (c) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount) minus (d) the Unfunded Exposure Equity Amount;

(ii)          (a) the Aggregate Adjusted Borrowing Value as of such date, minus (b) the Minimum Equity Amount, plus (c) the amount on deposit in the Principal Collection Subaccount as of such date, plus (d) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount) minus (e) the Unfunded Exposure Equity Amount; or

(iii)         the Facility Amount minus the Aggregate Unfunded Exposure Amount plus the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount).

provided that any Loan Asset which is owned by a Securitization Subsidiary which has closed a Securitization and has been released from all Liens created under the Transaction Documents shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate prepared by the Borrower setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit B hereto.

“Borrowing Base Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (i) the Advances Outstanding on such date over (ii) the Borrowing Base.

“Borrowing Base Deficiency Increase” has the meaning assigned to that term in Section 2.06(d).

“Breakage Fee” means, for Advances Outstanding which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs, if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment in the applicable London interbank offered rate or the euro interbank offered rate market (or, to the extent a different Benchmark applies, such Benchmark) and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender’s reasonable discretion and shall be conclusive absent manifest or demonstrable error.

“Bridge Loan” means any loan that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one (1) year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

“Broadly Syndicated Loan” means any First Lien Loan as of the related Cut-Off Date with (a) EBITDA of $75,000,000 or greater and (b) an observable quote with a bid depth of at least three (3) from LoanX Mark-It Partners or Loan Pricing Corporation or as otherwise designated by the Lender on a name-by-name basis.

“Business Day” means a day of the year other than (a) Saturday and Sunday and (b) any other day on which commercial banks in (i) New York, New York or (ii) solely with respect to actions to be taken by the Collateral Agent in accordance with this Agreement, the city in which the offices of Collateral Agent are located are authorized or required by applicable law, regulation or executive order to close or on which banks are not open for dealings in deposits in the relevant currency in the London interbank market.

“CAD” means the lawful currency of Canada.

“CAD Advance” means an Advance denominated in CAD.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interest, participations or other equivalents (however designated) of share capital of a corporation, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Interest Coverage Ratio” means, with respect to any Loan Asset (other than a Recurring Revenue Loan) for any period, the meaning of “Interest Coverage Ratio” or any comparable definition in the Underlying Instruments for such Loan Asset, and in the case that “Interest Coverage Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) EBITDA for the applicable test period, to (b) cash interest for the applicable test period, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“CDOR” means, for any day during a Remittance Period, with respect to any CAD Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg Professional Service CDOR Page (or any applicable successor page) at approximately 11:00 a.m., Toronto time on such day for deposits in CADs with a term equivalent to one month; provided that if such rate is not available at any such time for any reason, then “CDOR” with respect to any Advance shall be the rate at which CAD deposits of CAD5,000,000 and for a one-month maturity are offered by the principal Toronto office of the Administrative Agent or the principal Toronto office of any bank reasonably selected by the Administrative Agent in immediately available funds on the basis of the discount amount at which the Administrative Agent is then offering to purchase CAD denominated bankers’ acceptances that have a comparable aggregate face amount to the Advances Outstanding in CAD at approximately 11:00 a.m., Toronto time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further, that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. CDOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) any change in any generally accepted accounting principles or regulatory accounting principles and affecting the application of any law, rule, regulation or treaty referred to in clause (a) or (b) above.

“Change of Control” means an event that shall be deemed to have occurred if any of the following occur:

(a)          with respect to the Borrower, Golub Capital BDC, Inc. at any time for any reason ceases to own, directly or indirectly, 100% of the issued and outstanding membership interests of the Borrower (as the same may be adjusted for any combination, recapitalization or reclassification into a greater or smaller number of shares or units), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings;

(b)          the Management Agreement shall fail to be in full force and effect; and

(c)          the dissolution, termination or liquidation, in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower, the Originator or the Servicer, as applicable.

“Closing Date” means February 1, 2019.

“Closing Date Asset” means a Loan Asset owned by the Borrower (or which the Borrower has entered into a binding commitment to acquire) on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the Collateral Portfolio and each Securitization Subsidiary Collateral Portfolio.

“Collateral Agent” means Wells Fargo Bank, National Association, not in its individual capacity, but solely as collateral agent pursuant to the terms of this Agreement, together with its successor and assigns in such capacity.

“Collateral Agent Expenses” means the expenses set forth in the Wells Fargo Fee Letter and any other accrued and unpaid expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or any Securitization Subsidiary to the Collateral Agent under the Transaction Documents.

“Collateral Agent Fees” means the fees due to the Collateral Agent pursuant to the Wells Fargo Fee Letter.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.

“Collateral Custodian” means Wells Fargo Bank, National Association, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement, together with its successors and assigns in such capacity.

“Collateral Custodian Expenses” means the expenses set forth in the Wells Fargo Fee Letter and any other accrued and unpaid expenses (including attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or any Securitization Subsidiary to the Collateral Custodian under the Transaction Documents.

“Collateral Custodian Fees” means the fees due to the Collateral Custodian pursuant to the Wells Fargo Fee Letter.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 11.05.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of the Borrower, including, all right, title and interest of the Borrower in the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)           the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii)          the Related Assets with respect to the Loan Assets referred to in clause (i) above;

(iii)         the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;

(iv)         all of the Borrower’s ownership interests in each Securitization Subsidiary;

(v)          the Assigned Documents;

(vi)         each Purchase and Sale Agreement; and

(vii)        all income and Proceeds of the foregoing.

The “Collateral Portfolio” shall not include any Non-Levered Loan Asset, the Contribution Account or the funds on deposit therein.

“Collection Account” means, collectively, (i) a trust account entitled “Collection Account,” in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties, and each subaccount that may be established from time to time, including the Interest Collection Subaccount and the Principal Collection Subaccount and (ii) each trust account at the Account Bank in the name of the Collateral Agent for the benefit of the applicable Securitization Subsidiary and under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties (it being understood, however, that the Servicer shall be able to request distributions and releases therefrom in accordance herewith); provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower or the applicable Securitization Subsidiary, and the Borrower or the applicable Securitization Subsidiary shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations (other than unmatured contingent obligations, for which no claim has been made) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Commitment” means, with respect to each Lender, (i) during the Revolving Period, the amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be revised from time to time) or the amount set forth as such Lender’s “Commitment” on the Assignment and Acceptance relating to such Lender, as applicable, and (ii) during the Amortization Period, such Lender’s Pro Rata Share of the aggregate Advances Outstanding, in each case, as such amount may be increased or reduced pursuant to Section 2.16.

“Commitment Termination Date” means the earliest to occur of (a) ~~May 3, 2021~~April 12, 2024 and (b) the Facility Maturity Date.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Remittance Period or compounded in advance) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Administrative Agent giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Concentration Denominator” means the higher of (a) the Target Portfolio Amount and (b) an amount equal to the sum of the Adjusted Borrowing Values of all Eligible Loan Assets included as part of the Collateral on such date.

“Concentration Limitations” means, as of any date of determination, for the purposes of determining the Excess Concentration Amount and after giving effect to all additions and removals of Eligible Loan Assets on such date:

(a)          not more than 4.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by a single Obligor and its Affiliates, except that:

(i)              up to 7.5% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the two (2) largest Obligors and their Affiliates (provided that such Eligible Loan Assets are First Lien Loans or Unitranche Loans); and

(ii)             up to 5.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by each of the next five (5) largest Obligors and their respective Affiliates;

(b)          not more than 12.0% of the Concentration Denominator may consist of Eligible Loan Assets that are issued by Obligors that belong to any single Industry Classification, except that:

(i)              up to 30.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the largest Industry Classification;

(ii)             up to 25.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the second largest Industry Classification; and

(iii)            up to 15.0% of the Concentration Denominator may consist of Eligible Loan Assets issued by Obligors that belong to the third largest Industry Classification;

(c)          not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Delayed Draw Loan Assets;

(d)          not more than ~~25.0~~20.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Cov-Lite Loan Assets that are (i) issued by an Obligor that has a most recently reported EBITDA as of the Cut-Off Date of greater than the lesser of $40,000,000 and an amount to be determined by the Administrative Agent in its sole discretion and reflected in the related Approval Notice on an asset-by-asset basis and (ii) not Broadly Syndicated Loans;

(e)          not more than 45.0% of the Concentration Denominator may consist of Eligible Loan Assets with a Total Leverage Ratio of greater than 6.50:1.00 as of the Cut-Off Date;

(f)          not more than 20.0% of the Concentration Denominator may consist of Eligible Loan Assets that are Recurring Revenue Loans;

(g)         not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets that are PIK Loan Assets, including Eligible Loan Assets which become PIK Loan Assets as the result of a Material Modification (provided that such percentage limitation shall not include any Eligible Loan Asset that has become a PIK Loan Asset during the Specified Period, except to the extent such Loan Asset constitutes a PIK Loan Asset during an “interest accrual period” (as such term or any comparable term is defined in the related Underlying Instruments), that commences following the Specified Period);

(h)         not more than 25.0% of the Concentration Denominator may consist of Eligible Loan Assets that are denominated in an Eligible Currency other than Dollars; and

(i)         not more than 25.0% of the Concentration Denominator may consist of Eligible Loan Assets that are domiciled in an Eligible Country other than the United States, except that:

(i)              Eligible Loan Assets that are domiciled in Canada or the United Kingdom may constitute up to 25.0% of the Concentration Denominator; and

(ii)             Eligible Loan Assets that are domiciled in an Eligible Country other than the United States, Canada or the United Kingdom may constitute up to 15.0% of the Concentration Denominator; and

(j)           not more than 10.0% of the Concentration Denominator may consist of Eligible Loan Assets that are FLLO Loans or Second Lien Loans;

(k)          not more than 5.0% of the Concentration Denominator may consist of Eligible Loan Assets that are fixed rate Loan Assets; and

(l)           not more than 15% of the Concentration Denominator may consist of Eligible Loan Assets other than Recurring Revenue Loans that are issued by an Obligor that has a most recently reported EBITDA as of the Cut-Off Date of less than $10,000,000.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof. For the avoidance of doubt, the “Constituent Documents” of the Borrower include, the Borrower Consent, the Borrower Certificate of Formation and the Borrower LLC Agreement.

“Contribution Account” means a trust account in the name of the Borrower (which account may have subaccounts to receive collections in currencies other than Dollars).

“Control Agreement” means (i) that certain Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, the Account Bank and the Collateral Agent, which agreement relates to the Controlled Accounts and the Contribution Account and (ii) each Securities Account Control Agreement among the applicable Securitization Subsidiary, the Account Bank and the Collateral Agent.

“Controlled Accounts” means the Collection Account, each Eligible Currency Account and the Unfunded Exposure Account.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cov-Lite Loan Asset” means a Loan Asset that is not subject to any Maintenance Covenants; provided that a Loan Asset shall not constitute a Cov-Lite Loan Asset if the Underlying Instruments contain a cross-default or cross-acceleration provision to, or such Loan Asset is pari passu with another loan of the Obligor that requires the Obligor to comply with one or more Maintenance Covenants.

“Currency Disruption Event” means the occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Servicer and the Borrower of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain such Eligible Currency in the applicable market to fund any Advance, (b) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Servicer and the Borrower of a determination by such Lender that the rate at which such Eligible Currency is being offered to such Lender in the applicable market (i) does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance or (ii) has been permanently discontinued or for which adequate and reasonable means do not exist for ascertaining such rate or (c) any Lender shall have notified the Administrative Agent, the Collateral Agent, the Servicer and the Borrower of the inability of such Lender, as applicable, to obtain such Eligible Currency or such other rate in the applicable market to make, fund or maintain any Advance.

“Cut-Off Date” means, (a) (i) with respect to each Closing Date Asset, the Closing Date and (ii) with respect to each Loan Asset that is not a Closing Date Asset, the date such Loan Asset is committed to be acquired by the Borrower and (b) solely for purposes of determining the new Assigned Value or Advance Rate, Material Modification, First Lien Loan, Value Adjustment Event in respect of an asset for which the Borrower (or the Servicer on its behalf) has requested that the Administrative Agent reset the Advance Rate or a new Assigned Value in connection with a Redetermination Request, the Reset Cut-Off Date.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt-to-Recurring-Revenue Ratio” means, with respect to any Loan Asset that is a Recurring Revenue Loan for any period, the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition in the Underlying Instruments for each Loan Asset, and in any case that “Debt-to-Recurring Revenue Ratio” or such comparable definition is not defined in such Underlying Instruments, the ratio of (a) Indebtedness of the related Obligor less Unrestricted Cash, to (b) Recurring Revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that, in the event of a lack of any such information necessary to calculate the Debt-to-Recurring Revenue Ratio, the Debt-to-Recurring Revenue Ratio shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Servicer.

“Defaulted Loan” means any Loan Asset as to which any one of the following events has occurred:

(a)          (i) an Obligor payment default, other than in respect of expenses, occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto or (ii) a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Loan Asset have accelerated the repayment of the Loan Asset (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments, but in no event more than five (5) Business Days, after the applicable due date under the related Underlying Instruments;

(b)          a Bankruptcy Event with respect to the related Obligor;

(c)          any payment default, other than in respect of expenses, occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto, but in no event more than five (5) Business Days, after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);

(d)          such Loan Asset has (x) a rating by S&P of “CC” or below or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;

(e)          a Responsible Officer of the Servicer or any Loan Party has actual knowledge that such Loan Asset is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of “CC” or below or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD,” and in each case such other debt obligation remains outstanding (provided that both the Loan Asset and such other debt obligation are full recourse obligations of the applicable Obligor); or

(f)           the Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicing Standard.

“Defaulting Lender” means any Lender that: (i) has failed to fund any of its obligations to made Advances within two (2) Business Days following the applicable Advance Date, (ii) has notified the Administrative Agent or the Borrower that it does not intend to comply with such funding obligations or has made a public statement to that effect with respect to such funding obligations hereunder or under other agreements in which it commits to extend credit, (iii) has, for two (2) or more Business Days, failed, in good faith, to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder or (iv) has, or has a direct or indirect parent company that has, become subject to a Bankruptcy Event.

“Delayed Draw Loan Asset” means a Loan Asset that (a) requires the Borrower to make one or more future advances to the Obligor pursuant to the related Underlying Instruments, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amounts previously repaid by the Obligor; but any such Loan Asset will be a Delayed Draw Loan Asset to the extent of such commitments and only until all commitments by the Borrower to make advances to the Obligor expire or are terminated or are reduced to zero.

~~“Designated Base Rate” means the reference rate (and, if applicable, the methodology for calculating such base rate) determined by the Administrative Agent in its commercially reasonable discretion and in consultation with the Borrower based on (a) in the case of LIBOR, the Alternative Rate or (b) the reference rate being used that is consistent with accepted market practice for secured transactions involving middle market commercial loans, and as to which the Administrative Agent may, in its reasonable discretion, make such adjustments to such rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with such accepted market practice for the use of such rate; provided that the written consent of the Borrower shall be required with respect to any LIBOR successor rate that is not a Designated Base Rate.~~

“Determination Date” means, with respect to each Payment Date, the 10th Business Day preceding such Payment Date.

“DIP Loan” means any Loan Asset (a) with respect to which the related Obligor is a debtor-in-possession as defined under the Bankruptcy Code, (b) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (c) the terms of which have been approved by a court of competent jurisdiction.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent and the Collateral Agent in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Subaccount in accordance with Section 2.18, as applicable.

“Discretionary Sale” has the meaning assigned to that term in Section 2.07(b).

“Disqualified Institution” means any financial institution, fund or Person that, in each case is primarily engaged in the business of originating or acquiring middle market loans (including with respect to acting in an advisory or management capacity with respect to any fund that originates or acquires middle market loans).

“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule VI hereto, as such Schedule VI may be updated at the option of the Administrative Agent in its sole discretion.

“Dollar Advance” means an Advance denominated in Dollars.

“Dollar Equivalent” means, (a) for any amount denominated in Dollars, such amount and (b) for any amount denominated in any other currency, (i) with respect to any amount relating to an Advance or other amounts due under this Agreement, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the current spot rate determined by the Administrative Agent in a commercially reasonable manner using the lower of (A) the current spot rate (B) the spot rate as of the date of the applicable Advance and (ii) with respect to any amount relating to any Loan Asset, the equivalent amount thereof in Dollars determined by the Servicer using the Spot Rate.

“Dollars” means, and the conventional “$” signifies, the lawful currency of the United States of America.

“Early Opt-in Election” means, with respect to any Dollar Advance, if the then-current Benchmark is LIBOR (Dollar), the occurrence of the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR (Dollar) and the provision by the Administrative Agent of written notice of such election to other parties hereto.

“EBITDA” means, with respect to any period and any Loan Asset other than a Recurring Revenue Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable term in the Underlying Instruments for such Loan Asset (together will all add-backs and exclusions as designated in such Underlying Instruments), and in any case that “EBITDA,” “Adjusted EBITDA” or such comparable term is not defined in such Underlying Instruments, an amount, for the principal Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, and (f) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Eighth Amendment Effective Date” April 13, 2021.

“Eligibility Criteria” means the criteria set forth in Schedule II hereto.

“Eligible Country” is defined on Schedule II hereto.

“Eligible Currency” means GBPs, CADs, Euros, AUDs and Dollars.

“Eligible Currency Accounts” means the segregated trust accounts designated as “[CURRENCY] Eligible Currency Account” in the name of the Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties, including any sub account thereof; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to each Eligible Currency Account. For the avoidance of doubt, there shall be one Eligible Currency Account (which may include subaccounts, including a principal collection and interest collection subaccount) for each Eligible Currency other than Dollars.

“Eligible Loan Asset” means, as of any date of determination, a Loan Asset in respect of which each of the applicable criteria contained in Section 4.02 and Schedule II hereto is true and correct as of such date. In no event shall a Non-Levered Loan Asset be an Eligible Loan Asset hereunder.

“Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally binding requirements (including, without limitation, principles of common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health (including employee health and safety), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

“Equity Cure Notice” has the meaning assigned to such term in Section 2.06(c).

“Equity Interests” means, with respect to any Person, its equity ownership interests, its common stock and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“Equity Security” means (a) any equity security or any other security that is not eligible for purchase by a Loan Party as an Eligible Loan Asset and (b) any security purchased as part of a “unit” with an Eligible Loan Asset and that itself is not eligible for purchase by a Loan Party as an Eligible Loan Asset.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the relevant Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with that Person, or (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as, or that otherwise is aggregated under Section 414(o) of the Code with, that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“ERISA Event” means (a) with respect to a Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived; (b) a withdrawal by the Borrower or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Pension Plan; (d) the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, written notification of the Borrower or any of its ERISA Affiliates concerning the imposition of any withdrawal liability, as such term is defined in Part I of Subtitle E of Title IV of ERISA, as a result of a complete or partial withdrawal from a Multiemployer Plan or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the receipt by the Borrower or any of its ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its ERISA Affiliates; or (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in liability to the Borrower or any of its ERISA Affiliates.

“EURIBOR” means, for any day during a Remittance Period, with respect to any Euro Advance (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen (or any applicable successor page) at approximately 11:00 a.m., London time, on such day that displays an average European Money Markets Institute Settlement Rate (such page currently being EURIBOR01) for deposits in Euros with a term equivalent to one month; provided that if such rate is not available at any such time for any reason, then “EURIBOR” with respect to any Advance shall be the rate at which Euro deposits of €5,000,000 and for a one-month maturity are offered by the principal London office of the Administrative Agent or the principal London office of any bank reasonably selected by the Administrative Agent in immediately available funds in the Euro-zone interbank market at approximately 11:00 a.m., London time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further, that, in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. EURIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

~~“Euro Advance” means an Advance denominated in Euro.~~

“Euro” means the lawful currency of the Member States of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided that, if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Euro Advance” means an Advance denominated in Euro.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted Persons” has the meaning assigned to that term in Section 12.12(a).

“Excess Concentration Amount” means, as of any date of determination, with respect to all Loan Assets included in the Collateral, the amount by which the sum of the Adjusted Borrowing Values of such Loan Assets exceeds any applicable Concentration Limitations, to be calculated without duplication, after giving effect to any sales, purchases or substitutions of Loan Assets as of such date; provided that with respect to any Loan Asset or portion thereof, if more than one Concentration Limitation would be exceeded, the Concentration Limitation that would result in the highest Excess Concentration Amount shall be used to determine the Excess Concentration Amount.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Golub BDC CLO” means (i) each of the CLOs approved by the Administrative Agent and identified on Schedule VII (as such Schedule VII may be updated from time to time by the Borrower), (ii) any existing and future special purpose vehicle borrower under a credit facility or total return swap undertaken by Golub Capital BDC, Inc. or an Affiliate thereof or (iii) any future special purpose vehicle (which, for the avoidance of doubt, shall include any future CLO) that is a wholly or partly owned subsidiary of Golub Capital BDC, Inc. or an Affiliate thereof.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral, which amount is attributable to the payment of any Tax, fee or other charge imposed by any Governmental Authority on such Loan Asset or on any Related Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) amounts received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Breach Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale, (iv) any interest accruing on a Loan Asset prior to the related Cut-Off Date that was not purchased by the Borrower and is for the account of the Person from whom the Borrower purchased such Loan Asset, and (v) amounts deposited into the Collection Account in error.

“Excluded Taxes” means (a) Taxes imposed on or measured by the Recipient’s net income (however denominated), franchise Taxes imposed on the Recipient, and branch profits Taxes imposed on the Recipient, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender becomes a party hereto or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), as of the date of this Agreement, and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above).

“Facility Amount” means the aggregate Commitments as then in effect, which on the ~~Seventh~~Eighth Amendment Effective Date shall be $~~250,000,000,~~75,000,000, as such amount may be increased pursuant to Section 2.21 or reduced pursuant to Section 2.16(b); provided that, at all times (a) when an Event of Default exists and is continuing and (b) during the Amortization Period, the Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Facility Maturity Date” means the earliest of (a) the Business Day designated by the Borrower to the Lender pursuant to Section 2.16(b) to terminate this Agreement, (b) the Stated Maturity or (c) the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01.

“Fees” means (a) the Unused Fee and (b) the fees payable to each Lender pursuant to the terms of any Lender Fee Letter.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Covenant Test” means a test that will not be satisfied if as of the last day of any fiscal quarter, Golub Capital BDC, Inc. fails to maintain GAAP net assets (as reflected in its 10Q or 10K without any deductions) in an amount at least equal to $250,000,000, as increased by 50% of the net proceeds of any equity offerings by Golub Capital BDC, Inc. consummated after the Closing Date (excluding, for the avoidance of doubt, any net proceeds of any equity offerings by Golub Capital BDC, Inc. in connection with any merger consummated in accordance with Section 5.04(a)).

“Financial Sponsor” means any Person, including any subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Loan” means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Collateral, subject to any expressly permitted Liens under the Underlying Instrument for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to all other Indebtedness of such Obligor (other than customary “super priority” facilities), (c) for which Liens on the Related Collateral securing any other outstanding Indebtedness of the Obligor (excluding expressly permitted Liens described in clause (a) above but including Liens securing second lien loans) is expressly subject to and contractually or structurally subordinate to the priority Liens securing such First Lien Loan, (d) that the Servicer determines in accordance with the Servicing Standard that the value of the Related Collateral (or the enterprise value) and ability to generate cash flow on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal seniority secured by the same Related Collateral, (e) for which the Senior Leverage Ratio as of the Cut-Off Date is less than 4.50:1.00, and (f) that is not a Second Lien Loan, Unitranche Loan (other than a Unitranche Loan described in the proviso of the definition thereof) or FLLO Loan.

“FLLO Loan” means any Loan Asset that would constitute a First Lien Loan (without regard to clause (f) of the definition thereof) except that, at any time prior to and/or after an event of default under the Underlying Instrument, such Loan Asset will be paid after one or more tranches of first lien loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instrument, an agreement among lenders or other applicable agreement.

“Floor” means, for any transaction under this Agreement, the benchmark rate floor (which may be zero), if any, provided for in this Agreement with respect to LIBOR (Dollar) as determined for such transaction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, the Borrower with respect to employees outside the United States.

“Funding Business Day” means a day of the year other than (a) Saturday and Sunday and (b) any other day on which commercial banks in New York, New York or the city in which the offices of Collateral Agent are located are authorized or required by applicable law, regulation or executive order to close.

~~“Fifth Amendment Effective Date” means June 18, 2020.~~

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GBP” means the lawful currency of the United Kingdom.

“GBP Advance” means an Advance denominated in GBP.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Governmental Plan” has the meaning assigned to that term in Section 4.01(x).

“Grant” or “Granted” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including (solely after the occurrence and continuance of an Event of Default), the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Increased Amount Date” has the meaning assigned to that term in Section 2.21.

“Increased Costs” means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.10.

“Increasing Lender” has the meaning assigned to that term in Section 2.21.

“Indebtedness” means:

(a)           with respect to any Obligor under any Loan Asset, without duplication, (i) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (iv) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (vi) all guarantees by such entity of indebtedness of others, (vii) all Capital Lease Obligations of such entity, (viii) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (ix) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances, in each case, excluding (to the extent not included in the definition of “Indebtedness” in the Underlying Instruments or included in the calculation of Senior Leverage Ratio or Total Leverage Ratio) (a) letters of credit, to the extent undrawn or otherwise cash collateralized, bankers’ acceptances and surety bonds, whether or not matured (unless such indebtedness constitutes drawn and unreimbursed amounts), (b) the principal balance (including capitalized interest if applicable) of holdco notes, seller notes and convertible notes that constitute subordinated indebtedness, (c) earn-outs and similar deferred purchase price, but only so long as such earn-outs and similar deferred purchase price remain contingent in nature or, if no longer contingent in nature, does not remain past due for more than ten (10) Business Days following the due date therefor, (d) working capital and similar purchase price adjustments in connection with acquisitions not prohibited hereunder, (e) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are otherwise permitted), (f) accruals for payroll and other non-interest bearing liabilities incurred in the ordinary course of business, (g) deferred rent obligations, (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (i) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (j) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any disqualified stock in such Person or any other Person, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(b)          for all other purposes, with respect to any Person at any date, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (ix) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, but expressly excluding any obligation of such Person to fund any Loan Asset constituting a Delayed Draw Loan Asset.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 8.04.

“Independent Manager” means a natural person who, (a) for the five (5)-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of a Loan Party or any of its respective Affiliates (other than his or her service as an Independent Manager of such Loan Party or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of a Loan Party or any of its Affiliates (other than his or her service as an Independent Manager of such Loan Party or other Affiliates that are structured to be “bankruptcy remote”); or (iii) any member of the immediate family of a person described in (i) or (ii), and (b) has prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy.

“Index” means the S&P/LSTA U.S. Leveraged Loan 100 Index, any successor index thereto or any comparable nationally recognized U.S. leveraged loan index.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Industry Classification” means any of the industry categories set forth in Schedule V hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the September 30, 2018 S&P Dow Jones Indices and MSCI Inc. Global Industry Classification Standard; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.

“Initial Advance” means the first Advance made pursuant to Article II.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Related Collateral.

“Interest Collection Subaccount” means, collectively, (i) a sub-account of the Collection Account entitled “Interest Collection Subaccount,” into which Interest Collections shall be segregated and (ii) each sub-account of the Collection Account of each Securitization Subsidiary into which Interest Collections shall be segregated.

“Interest Collections” means, with respect to any date of determination, without duplication, the sum of:

(a)          all payments of interest and delayed compensation (representing compensation for delayed settlement) received in cash by a Loan Party during the related Remittance Period on the Loan Assets, including the accrued interest received in connection with a sale thereof during the related Remittance Period;

(b)          all principal and interest payments received by a Loan Party during the related Remittance Period on Permitted Investments purchased with Interest Collections;

(c)          all fees received by a Loan Party during the related Remittance Period; and

(d)          any equity contributions classified as Interest Collections by the contributing equityholder.

“Investment Criteria” means with respect to each Loan Asset acquired by the Borrower, compliance with each of the requirements set forth below:

(a)           no Event of Default or Unmatured Event of Default is continuing;

(b)          such Loan Asset is an Eligible Loan Asset;

(c)          there is no uncured Borrowing Base Deficiency (unless a Loan Asset is being acquired in connection with the cure of any Borrowing Base Deficiency); and

(d)          the Weighted Average Life Test is satisfied or, if not satisfied, would be maintained or improved;

provided that the acquisition of Non-Levered Loan Assets will not be required to comply with the Investment Criteria.

“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit M (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Lender” means (a) Morgan Stanley and (b) any Lender, and/or any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 12.04.

“Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the Servicer, the applicable Lender and/or the Administrative Agent in connection with the transactions contemplated by this Agreement.

“LIBOR (Dollar)” means, for any day during a Remittance Period, with respect to any Advance in Dollars ~~or GBPs, as applicable~~ (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters Screen (or any applicable successor page) at approximately 11:00 a.m., London time on such day that displays an average ICE Benchmark Administration Interest Settlement Rate (such page currently being LIBOR01) for deposits in Dollars ~~or GBPs, as applicable,~~ with a term equivalent to one (1) month; provided that if such rate is not available at any such time for any reason (other than in connection with ~~an Alternative Rate~~a Benchmark Replacement (Dollar)), then “LIBOR” with respect to any Advance in Dollars ~~or GBPs, as applicable,~~shall be the rate at which Dollar deposits of $5,000,000 ~~or GBP deposits of £2,500,000, as applicable, and~~ for a one (1)-month maturity are offered by the principal London office of the Administrative Agent or the principal London office of any bank reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided, further, that in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. ~~Notwithstanding anything in the foregoing, if at any time while any Advance is outstanding~~LIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest or demonstrable error.

“LIBOR (GBP)” means, for any day during a Remittance Period, with respect to any Advance in GBPs (or portion thereof), the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent ~~reasonably determines that LIBOR is likely to cease to exist or be reported on the Reuters Screen, the Administrative Agent, the Borrower and the Servicer may amend this Agreement (without the consent of any other party hereto) to replace the “LIBOR” with an alternative rate, including any applicable spread adjustments thereto (the “Alternative Rate”) that gives due consideration to (x) any alternative rate proposed or recommended by the LSTA or the ARRC as the successor for LIBOR with respect to loans similar to the Eligible Loan Assets or (y) accepted market practice for secured transactions involving loans similar to the Eligible Loan Assets, and following such amendment all references herein to “LIBOR” will mean such Alternative Rate~~to be the offered rate that appears on the page of the Reuters Screen (or any applicable successor page) at approximately 11:00 a.m., London time on such day that displays an average ICE Benchmark Administration Interest Settlement Rate (such page currently being LIBOR01) for deposits in GBPs with a term equivalent to one (1) month; provided that if such rate is not available at any such time for any reason (other than in connection with a Replacement Benchmark (GBP)), then “LIBOR” with respect to any Advance in GBPs the rate at which GBP deposits of £2,500,000 and for a one (1)-month maturity are offered by the principal London office of the Administrative Agent or the principal London office of any bank reasonably selected by the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day); provided further that in the event that the rate as so determined above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. . LIBOR shall always be determined by the Administrative Agent, and such determination shall be conclusive absent manifest or demonstrable error.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Loan Asset” means any leveraged or commercial loan acquired by a Loan Party, but excluding, as applicable, the Retained Interest and Excluded Amounts.

“Loan Asset Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Collateral Custodian, for each Loan Asset, of all applicable Required Loan Documents to be included within the respective Loan File.

“Loan Asset Schedule” means the Loan Asset Schedule identifying the Loan Assets delivered by the Borrower or Servicer to the Collateral Custodian and the Administrative Agent. Each such schedule shall set forth the applicable information specified on Schedule IV, which shall also be provided to the Collateral Custodian in electronic format acceptable to the Collateral Custodian.

“Loan Assignment” has the meaning set forth in the applicable Purchase and Sale Agreement.

“Loan File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) copies of any other Records relating to such Loan Assets and Related Asset pertaining thereto.

“Loan Party” means, collectively and individually as the context requires, the Borrower and each Securitization Subsidiary party hereto.

“LSTA” means the Loan Syndications and Trading Association (or any successor organization thereto).

“Maintenance Covenant” means, as of any date of determination, a covenant by the Obligor of a Loan Asset to comply with one or more financial covenants during each reporting period applicable to such Loan Asset, whether or not any action by, or event relating to, the Obligor occurs after such date of determination; provided that a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related Loan Asset shall be a Maintenance Covenant.

“Management Agreement” means the Second Amended and Restated Investment Advisory Agreement, dated August 5, 2014, by and between Golub Capital BDC, Inc. and GC Advisors LLC.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Originator, the Servicer or any Loan Party, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower, each Securitization Subsidiary, the Originator and the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s lien on the Collateral Portfolio or any Securitization Subsidiary Collateral Portfolio. The occurrence of one or more Qualifying Value Adjustment Events with respect to the Loan Assets shall not be deemed to be the sole cause of a “Material Adverse Effect” hereunder.

“Materials of Environmental Concern” means any material, substance or waste that is listed, regulated, or otherwise defined as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar regulatory intent or meaning) under applicable Environmental Law, or which could give rise to liability under any Environmental Law.

“Material Modification” means any amendment or waiver of, or modification or supplement with respect to, an Underlying Instrument governing an Eligible Loan Asset executed or effected on or after the Cut-Off Date for such Eligible Loan Asset (or, in the case of clause (d) below, a change to any other Indebtedness of the Obligor, as applicable) that is not consented to by the Administrative Agent in writing which:

(a)            reduces or forgives any or all of the principal amount due under such Eligible Loan Asset;

(b)            extends or delays the stated maturity date for such Eligible Loan Asset by more than three (3) calendar months;

(c)            waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than any deferral or capitalization already allowed by the terms of the Underlying Instruments of any Eligible Loan Asset as of the Cut-Off Date) or reduces the amount of interest due (in each case, other than in connection with any prepayment);

(d)            (i) contractually or structurally subordinates such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens on any Related Collateral, (ii) increases the commitment amount of any loan senior or pari passu with such Eligible Loan Asset other than in connection with any increase permitted by the related Underlying Instruments as of the related Cut-Off Date or (ii) the Obligor thereof incurs any additional Indebtedness under a separate loan facility which was not in place as of the Cut-Off Date which is senior to or pari passu with such Eligible Loan Asset;

(e)            substitutes, alters or releases any material portion of the Related Collateral securing such Eligible Loan Asset (excluding a release in connection with a payoff of all or a portion of such Eligible Loan Asset) and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; or

(f)           amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Leverage Ratio,” “Cash Interest Coverage Ratio,” “Total Leverage Ratio,” “EBITDA,” “Permitted Liens”, “Recurring Revenue”, “Debt-to-Recurring-Revenue Ratio” or any respective comparable terms in the Underlying Instruments for such Eligible Loan Asset (to the extent such financial covenants or terms are included in the Underlying Instruments) or (ii) any term or provision of such Underlying Instruments referenced in or utilized in the calculation of the “Senior Leverage Ratio,” “Cash Interest Coverage Ratio,” “Total Leverage Ratio,” “EBITDA,” “Permitted Liens”, “Recurring Revenue”, “Debt-to-Recurring-Revenue Ratio” or any respective comparable terms for such Eligible Loan Asset, in the case of either clause (i) or (ii) above, in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Administrative Agent, any Lender or the value of such Eligible Loan Asset.

“Maximum Portfolio Advance Rate” means, as of any date of determination, (i) during the Revolving Period, the advance rate corresponding to the Diversity Score of the Loan Assets included in the Collateral as of such date, as set forth below and (ii) thereafter, the Weighted Average Advance Rate as of such date:

Diversity Score	Maximum Portfolio Advance Rate
x ≤ 3.0	0%
3.0 < x ≤ 5.0	25%
5.0 < x ≤ 10.0	50%
x > 10.0	62.5%

“Measurement Date” means each of the following dates: (a) the Closing Date; (b) each Reporting Date occurring in a calendar month in which a Payment Date does not occur (a “Monthly Reporting Date”); (c) each Determination Date; (d) the last day of each Remittance Period; (e) the date as of which an Advance or reduction of the Advances Outstanding is requested; (f) the date as of which a release of Principal Collections is requested pursuant to Section 2.18; (g) the date of any Discretionary Sale described in Section 2.07(a); (h) the date as of which the Servicer obtains actual knowledge of a decrease in the Assigned Value of any Loan Asset if such knowledge is obtained prior to noon on such date or, otherwise, prior to noon on the next succeeding Business Day; (i) the last day of the Revolving Period; and (j) the date on which funds on deposit in the Principal Collection Subaccount are converted into another Eligible Currency pursuant to Section 2.17(f)(iii).

“Minimum Equity Amount” means (a) as of any date of determination, the greater of (A) $28,125,000 and (B) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets issued by each of the three (3) largest Obligors, as of such date of determination, and their respective Affiliates.

“Minimum Utilization” means (a) during the Ramp-Up Period, 0% (b) after the Ramp-Up Period but prior to the end of the Revolving Period, 65% of the Facility Amount, and (c) thereafter, 0%.

“Monthly Determination Date” means, with respect to each Monthly Reporting Date, the 10th Business Day preceding such Monthly Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“Morgan Stanley” means Morgan Stanley Bank, N.A., and its successors and assigns.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the applicable Person or any ERISA Affiliate of that Person contributed or had any obligation to contribute, or with respect to which such Person or ERISA Affiliate has any liability (whether actual or contingent).

“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Outstanding Balance of all Loan Assets acquired by any Loan Party prior to such date minus (b) the aggregate Outstanding Balance of all Loan Assets (other than Warranty Loan Assets and Non-Levered Loan Assets) repurchased or substituted by the Originator prior to such date.

“New Commitments” has the meaning assigned to that term in Section 2.21.

“No-Action Relief” means the no-action letter issued on September 7, 2018 by the staff of the Division of Investment Management by the Securities and Exchange Commission to Golub Capital BDC, Inc., Golub Capital Investment Corporation and GC Advisors LLC.

“No-Action Relief Assets” has the meaning assigned to that term in Section 2.14(a).

“Non-Approval Event” means, as of any date of determination, an event that (a) will be deemed to have occurred if the quotient of (i) the aggregate Outstanding Balance of the Loan Assets out of the last fifteen (15) Eligible Loan Assets (other than with respect to clause 1 of the definition thereof) submitted by the Borrower to the Administrative Agent which the Administrative Agent has rejected divided by (ii) the aggregate Outstanding Balance of such fifteen (15) Loan Assets, is greater than 50% and (b) will be continuing until the conditions set forth in clause (a) of this definition are no longer satisfied; provided that, until fifteen (15) Eligible Loan Assets have been submitted to the Administrative Agent by the Borrower, the ratio of clause (a)(i) over clause (a)(ii) shall be deemed to be zero.

“Non-Levered Loan Asset” has the meaning assigned to that term in Schedule II.

“Noteless Loan” means a Loan Asset with respect to which the Underlying Instruments (a) do not require the Obligor to execute and deliver a promissory note to evidence the Indebtedness created under such Loan Asset or (b) require any holder of the Indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor (and none has been requested with respect to such Loan Asset held by a Loan Party).

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent substantially in the form attached hereto as Exhibit D.

“Notice of Exclusive Control” has the meaning given to such term in the Control Agreement.

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.16, substantially in the form attached hereto as Exhibit E.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower or any Securitization Subsidiary to the Lenders, the Administrative Agent, the Account Bank, the Secured Parties, the Collateral Agent or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, all liability for Yield and principal of the Advances Outstanding, Breakage Fees, Prepayment Premiums, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Secured Parties and the Account Bank under this Agreement and/or any other Transaction Document, including any Lender Fee Letter and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Collateral Agent or the Collateral Custodian, including attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, with respect to a Loan Asset, the Person who is obligated to repay such Loan Asset (including, if applicable, a guarantor thereof), and whose assets are primarily relied upon by the Borrower at the time such Loan Asset was originated or purchased by the Borrower as the source of repayment of such Loan Asset.

“Obligor Information” means, with respect to any Obligor, (a) the legal name and tax identification number of such Obligor, (b) the jurisdiction in which such Obligor is domiciled, (c) the audited financial statements for such Obligor for the three prior fiscal years (or such shorter period of time that the Obligor has been in existence), (d) the Servicer’s internal credit memo with respect to the Obligor and the related Loan Asset, including explanation of any EBITDA adjustments and detailed projections of free cash flow through maturity, (e) any lender presentations and confidential information memorandum received by the Servicer, (f) the annual report for the most recent fiscal year of such Obligor, (g) a company forecast for such Obligor including plans related to capital expenditures, (h) the financials for the most recent fiscal quarter, (i) the business model, company strategy and names of known peers of such Obligor, (j) the shareholding pattern and details of the management team of such Obligor, (k) details of any banking facilities and the debt maturity schedule of such Obligor and (l) Underlying Instruments.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Officer’s Certificate” means a certificate signed by the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a customary written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Originator” means Golub Capital BDC, Inc., a Delaware corporation, in its capacity as the Originator hereunder and as the seller under the Originator Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“Originator Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the Originator, as the seller, and the Borrower, as the purchaser.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document.

“Outstanding Balance” means, as of any date of determination, (a) if a Loan Asset is denominated and payable in Dollars as of such date, the outstanding principal balance of such Loan Asset, and (b) if a Loan Asset is denominated and payable in an Eligible Currency other than Dollars, the equivalent in Dollars of the outstanding principal balance of such Loan Asset as of such date, determined by the Servicer using the Spot Rate (or, for purposes of daily reporting by the Collateral Agent, the Spot Rate as determined by the Collateral Agent pursuant to clause (y) of the definition thereof), in each case exclusive of any PIK Interest or accrued interest on such Loan Asset as of such date; provided that, for purposes of calculating the “Outstanding Balance” of any PIK Loan Asset, principal payments received on such Loan Asset shall first be applied to reducing or eliminating any outstanding PIK Interest or accrued interest.

“Pari Passu Provisions” means, in relation to any amount payable pursuant to Section 2.04:

(i)          (v) in the case of any item (or items) ranking pari passu denominated in Dollars, the Borrower shall use an amount of Dollars from the Available Collections to make payments in Dollars to meet such item or items, (w) in the case of any item (or items) ranking pari passu denominated in Euro, the Borrower shall use an amount of Euro from the Available Collections to make payments in Euro to meet such item or items, (x) in the case of any item (or items) ranking pari passu denominated in GBP, the Borrower shall use an amount of GBP from the Available Collections to make payments in GBP to meet such item or items, (y) in the case of any item (or items) ranking pari passu denominated in CAD, the Borrower shall use an amount of CAD from the Available Collections to make payments in CAD to meet such item or items and (z) in the case of any item (or items) ranking pari passu denominated in AUD, the Borrower shall use an amount of AUD from the Available Collections to make payments in AUD to meet such item or items;

(ii)         (x) if there is an insufficient aggregate amount comprised in the Available Collections to meet any such item (or items) ranking pari passu denominated in Dollars, the Borrower shall exchange a sufficient amount denominated in an Eligible Currency other than Dollars from the Available Collections, if such is available after application of any amounts in such Eligible Currency in respect of any items ranking pari passu subject to and in accordance with Section 2.04, into Dollars at the Spot Rate to meet such item or items, (y) if there is an insufficient aggregate amount comprised in the Available Collections to meet any such item (or items) ranking pari passu denominated in an Eligible Currency other than Dollars, the Borrower shall exchange a sufficient amount denominated in Dollars from the Available Collections, if such is available after application of any Dollar amounts in respect of any items ranking pari passu subject to and in accordance with Section 2.04, into such Eligible Currency at the Spot Rate to meet such item or items, or (z) if there is an insufficient aggregate amount comprised in the Available Collections to meet any such item (or items) ranking pari passu denominated in an Eligible Currency other than Dollars, the Borrower shall exchange a sufficient amount denominated in any other Eligible Currency other than such Eligible Currency and Dollars from the Available Collections, if such is available after application of any amounts in the other Eligible Currency in respect of any items ranking pari passu subject to and in accordance with Section 2.04, into such Eligible Currency at the Spot Rate to meet such item or items, in the case of (x), (y) and (z), subject to such exchange being sufficient to pay any remaining item (or items) ranking pari passu denominated in (in the case of (x)) Dollars or (in the case of (y) or (z)) an Eligible Currency other than Dollars, and provided that where such amounts are insufficient, all payments for such item (or items) ranking pari passu shall be made in accordance with clause (iii) below); and

(iii)        if there is an insufficient aggregate amount in the Available Collections to meet all items ranking pari passu in full, then the relevant shortfall shall be borne proportionately between such items, and in such circumstances, the Available Collections (determined in Dollars, with amounts in an Eligible Currency other than Dollars converted into Dollars by the Servicer at the Spot Rate) to be applied in respect of such items ranking pari passu shall be applied in respect of such items, pro rata (based on the percentage of the aggregate amount payable in respect of all such items represented by each such item, in each case, determined in Dollars, with amounts in an Eligible Currency other than Dollars converted into Dollars by the Servicer at the Spot Rate).

“Participant Register” has the meaning set forth in Section 12.04(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 (signed into law October 26, 2001).

“Payment Date” means the 23rd calendar day of each January, April, July and October, unless such day is not a Business Day, in which case the following Business Day, commencing in April, 2019; provided that the final Payment Date shall occur on the Collection Date.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan” means an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV or ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (whether actual or contingent).

“Permitted Investments” means, as of any date of determination:

(a)          direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)          demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment are rated at least “A-1” by S&P and “P-1” by Moody’s;

(c)          commercial paper that (i) is payable in an Eligible Currency and (ii) is rated at least “A-1” by S&P and “P-1” by Moody’s; and

(d)          units of money market funds rated in the highest credit rating category by any nationally recognized statistical rating organization, including S&P and Moody’s.

No Permitted Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Collateral Agent or the Administrative Agent or any of their respective Affiliates, or any entity for whom the Collateral Agent, the Administrative Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition). The Collateral Agent and Collateral Custodian shall have no obligation to determine or oversee compliance with the foregoing.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) with respect to agented Loan Assets, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of indebtedness of such Obligor under the related facility, (d) with respect to any Loan Assets, restrictions on transfer set forth in the applicable Underlying Instrument and (e) Liens granted pursuant to or by the Transaction Documents.

“Permitted Seller” means any subsidiary of Golub Capital BDC, Inc.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Interest” means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as cash interest as it accrues.

“PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received and which does not have a required all in current cash payment of at least 3.0% per annum.

“Pledge Agreement” means the Pledge Agreement among the Borrower, each Securitization Subsidiary and the Collateral Agent pursuant to which the Borrower pledges all of the Capital Stock owned by it in each Securitization Subsidiary to the Collateral Agent for the benefit of the Secured Parties.

“Politically Exposed Person” means a natural person currently or formerly entrusted with a senior public role or function (e.g., a senior official in the executive, legislative, military, administrative, or judicial branches of government), an immediate family member of a prominent public figure, a known close associate of a prominent public figure, or any corporation, business or other entity that has been formed by, or for the benefit of, a prominent public figure. Immediate family members include family within one-degree of separation of the prominent public figure (e.g., spouse, parent, sibling, child, step-child, or in-law). Known close associates include those widely- and publicly-known close business colleagues and personal advisors to the prominent public figure, in particular financial advisors or persons acting in a fiduciary capacity.

“Post-Specified Period” means the period from and including March 18, 2021 to but excluding September 17, 2021.

“Prepayment Premium” means, in the event that this Agreement is terminated or the Facility Amount is permanently reduced, in each case, pursuant to Section 2.16(b), prior to the one (1) year anniversary of the ~~Closing~~Eighth Amendment Effective Date, an amount equal to 101.0% of either (x) the Facility Amount, in the case of such termination, or (y) the amount of such reduction, in the case of such permanent reduction of the Facility Amount and, in each case, such amounts shall be payable pro rata to each Lender at the time of such termination or such reduction, as applicable; provided that the Prepayment Premium shall be calculated without giving effect to the proviso in the definition of “Facility Amount.”

“Principal Collection Subaccount” means, collectively, (i) a sub-account of the Collection Account entitled “Principal Collection Subaccount,” into which Principal Collections shall be segregated and (ii) each sub-account of the Collection Account of each Securitization Subsidiary into which Principal Collections shall be segregated.

“Principal Collections” means with respect to any date of determination, all amounts received by a Loan Party during the related Remittance Period that do not constitute Interest Collections and any other amounts that have been designated as Principal Collections pursuant to the terms of this Agreement (but not including the proceeds of any liquidations, sales, dispositions or securitizations of Non-Levered Loan Assets that the Servicer directs to be deposited into the Contribution Account).

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Proceeds” means, with respect to any property included in the Collateral, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to such Collateral including any insurance relating thereto.

“Purchase and Sale Agreement” means, individually or collectively as the context requires, (a) the Originator Purchase and Sale Agreement and (b) each Securitization Subsidiary Purchase and Sale Agreement.

“Purchase Price” means, with respect to any Loan Asset, an amount (expressed as a percentage of par) equal to the greater of (a) zero and (b) the actual price paid by a Loan Party in the applicable Eligible Currency for such Loan Asset; provided that if the actual price paid by such Loan Party for such Loan Asset (i) is greater than or equal to 97% of par and such Loan Party purchased such Loan Asset within three months of the origination of such Loan Asset or (ii) exceeds 100% of par, in each case, the Purchase Price shall be deemed to be 100%.

“Qualifying Value Adjustment Event” has the meaning assigned to that term in clause (iii)(1) of the definition of Assigned Value.

“Ramp-Up Period” means the ~~periods~~earlier to occur of (a) the period beginning on ~~(a) the Closing Date~~the February 22, 2021 and ending on the three-month anniversary thereof and (b) the closing date of each Existing Golub BDC CLO approved in writing by the Administrative Agent in its sole discretion and~~, in each case,~~ ending on ~~the earlier to occur of (x)~~ the four-month anniversary thereof ~~and (y) the first date thereafter on which the Borrowing Base on such date equals the Facility Amount~~.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Loan Assets or maintained with respect to the Loan Assets and the related Obligors that a Loan Party, the Originator or the Servicer have generated, in which such Loan Party has acquired an interest pursuant to a Purchase and Sale Agreement or in which such Loan Party or the Originator have otherwise obtained an interest (excluding, for the avoidance of doubt, any investment committee memorandums or related material utilized by any of the Originator, the Servicer or such Loan Party in connection with the origination or acquisition of such Loan Asset).

“Recurring Revenue” means, with respect to any Eligible Loan Assets that are Recurring Revenue Loans, the definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Loan Asset, or any comparable term for “Revenue”, “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Eligible Loan Asset or if there is no such term in the Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Servicer (including, without limitation, software as a service subscription revenue), of the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Eligible Loan Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP).

“Recurring Revenue Loan” means an Eligible Loan Asset that is underwritten based on the Recurring Revenue of the Obligor, as determined by the Administrative Agent in its sole discretion after consultation with the Servicer and designated as such in the related Approval Notice.

“Redetermination Request” means a request of the Borrower (or the Servicer on its behalf) to the Administrative Agent for the Administrative Agent to determinate a new Advance Rate or Assigned Value for a Loan Asset following a Redetermination Event.

“Redetermination Event” means an event identified as such by the Borrower (or the Servicer on its behalf on a Redetermination Request).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR (Dollar), 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, or (2) if such Benchmark is not LIBOR (Dollar), the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to that term in Section 2.13.

“Registered” means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder and that is issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

“Related Asset” means, with respect to each Loan Asset, all right, title and interest of the Borrower in and to:

(a)          any amounts on deposit in any deposit accounts, cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)          all rights with respect to the Loan Assets to which the Originator and/or the Borrower, as applicable, is entitled as lender under the applicable Underlying Instruments;

(c)          the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d)          any Related Collateral securing a Loan Asset, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date and all liquidation proceeds;

(e)          all Required Loan Documents, the Loan Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;

(f)          all Insurance Policies with respect to any Loan Asset;

(g)          all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h)          all records (including computer records) with respect to the foregoing; and

(i)           all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Related Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Release Date” has the meaning set forth in Section 2.07(c).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Remittance Period” means, (a) as to the initial Payment Date, the period beginning on, and including, the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning, and including, on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Benchmark (GBP)” means a benchmark rate which is: (a) formally designated, nominated or recommended as the replacement for LIBOR (GBP) by: (i) the administrator of LIBOR (GBP) (provided that the market or economic reality that such benchmark rate measures is the same as that measured by LIBOR (GBP)); or (ii) any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both clause (i) and clause (ii), the “Replacement Benchmark (GBP)” will be the replacement under clause (ii) above; (b) in the opinion of the Administrative Agent and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to LIBOR (GBP); or (c) in the opinion of the Administrative Agent and the Borrower, an appropriate successor to LIBOR (GBP).

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reporting Date” means with respect to any calendar month, the 23rd day of such calendar month, commencing in February 2019; provided that, in each case, if such day is not a Business Day then the Reporting Date shall occur on the following Business Day.

“Reporting Period” means each period beginning on the day following the preceding Monthly Determination Date or Determination Date, as applicable and ending on the earliest of the next Determination Date or Monthly Determination Date.

“Required Lenders” means (a) Morgan Stanley (as a Lender hereunder) and its successors and assigns and (b) the other Lenders, if any, representing, together with Morgan Stanley, an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect.

“Required Loan Documents” means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a)          (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from any prior third party owner thereof to the Borrower and from the Borrower in blank; and

(b)          copies of the executed (i) guaranty, (ii) Underlying Instrument, (iii) if applicable, acquisition agreement (or similar agreement) and (iv) security agreement or other agreement that secures the obligations represented by such Loan Asset, in each case as set forth on the Loan Asset Checklist.

“Reset Cut-Off Date” means the date following the submission of a Redetermination Request on which the Administrative Agent assigns a new Assigned Value or Advance Rate in connection with an Eligible Loan Asset.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person (or in the case of the Borrower, the Servicer, the Originator or any Affiliate thereof, any duly authorized senior officer) with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower (other than dividends or distributions of amounts on deposit in the Contribution Account that were not utilized to acquire Non-Levered Loan Assets or the proceeds of the sale of a Non-Levered Loan Asset; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (d) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (y) (I) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement, (II) distributions by the Borrower of amounts received in accordance with Section 2.04 or with respect to any Advance, or (III) distributions that constitute BDC Tax Distributions and (z) (I) returns of amounts deposited into the Contribution Account to the Originator, which amounts were not utilized to acquire Non-Levered Loan Assets or (II) distributions of the proceeds of the sale of a Non-Levered Loan Asset, shall, in each case, not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Loan Asset that is transferred to a Loan Party, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Loan Asset and (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan Asset that relate to such portion(s) of the indebtedness and interest in other obligations that are owned by another lender.

“Revenue” means, with respect to any Eligible Loan Assets that are Recurring Revenue Loans, the definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Loan Asset, or any comparable term for “Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Eligible Loan Asset; provided that if there is no such term in the Underlying Instruments, revenue for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Eligible Loan Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) for the most recent four fiscal quarter period for which financial statements have been delivered.

“Review Criteria” has the meaning assigned to that term in Section 11.02(b)(i).

“Revolving Loan” means a loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“Revolving Period” means the period commencing on the Closing Date and ending on the earlier to occur of (a) the Commitment Termination Date and (b) the Facility Maturity Date.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business (or its successors in interest).

“Sanctions” means economic and trade sanctions administered or enforced by any of the following authorities: OFAC, the U.S. Department of State, the European Union, Her Majesty’s Treasury (United Kingdom) or the United Nations Security Council.

“Screen Rate~~” means with respect to (a) Dollar Advances and GBP Advances, LIBOR, (b) with respect to Euro Advances, EURIBOR, (c) CAD Advances, CDOR and (d) AUD Advances, BBSW; provided that, upon and during the occurrence of a Currency Disruption Event, with respect to the Advances affected by such Currency Disruption Event, the applicable “Screen Rate” shall be the Designated Base Rate.~~ Replacement Event” means, in relation to LIBOR (GBP): (a) the methodology, formula or other means of determining that LIBOR (GBP) has, in the opinion of the Administrative Agent and the Borrower materially changed; (b)(i)(A) the administrator of LIBOR (GBP) or its supervisor publicly announces that such administrator is insolvent or (B) information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of LIBOR (GBP) is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide LIBOR (GBP) (ii) the administrator of LIBOR (GBP) publicly announces that it has ceased or will cease, to provide LIBOR (GBP) permanently or indefinitely and, at that time, there is no successor administrator to continue to provide LIBOR (GBP) (iii) the supervisor of the administrator of LIBOR (GBP) publicly announces that LIBOR (GBP) has been or will be permanently or indefinitely discontinued or (iv) the administrator of LIBOR (GBP) or its supervisor announces that LIBOR (GBP) may no longer be used; (c) the administrator of LIBOR (GBP) determines that LIBOR (GBP) should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either: (i) the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Administrative Agent and the Borrower) temporary or (ii) LIBOR (GBP) is calculated in accordance with any such policy or arrangement for a period no less than 30 days; or (d) in the opinion of the Administrative Agent and the Borrower, LIBOR (GBP) is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Second Lien Loan” means any Loan Asset (a) that is secured by a valid and perfected Lien on substantially all of the Obligor’s assets constituting Related Collateral for such Loan Asset, subject only to the prior Lien provided to secure the obligations under a “first lien” loan and any other expressly permitted Liens under the Underlying Instrument for such Loan Asset, including any “permitted liens” as defined in such Underlying Instrument, or such comparable term if “permitted liens” is not defined therein, (b) that, except for the express lien priority provisions under the documentation of the “first lien” lenders (including super priority facilities permitted thereunder, if any), is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (c) that the Servicer determines in accordance with the Servicing Standard that the value of the Related Collateral (or the enterprise value and ability to generate cash flow) on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal or greater seniority secured by the same Related Collateral (including, without limitation, the outstanding principal balance of the “first lien” loan).

“Secured Obligations” has the meaning assigned to that term in Section 2.12(a).

“Secured Party” means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent, the Account Bank and, with respect to any expenses incurred in connection with its duties hereunder, the Servicer.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” means any private or public term or conduit securitization transaction undertaken by any Loan Party that is secured, directly or indirectly, primarily by Loan Assets currently or formerly owned by a Loan Party or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization or term facility, for which Morgan Stanley Senior Funding, Inc. or an Affiliate thereof acts as an underwriter or placement agent.

“Securitization Subsidiary” means an entity wholly-owned by the Borrower formed for the sole purpose of owning Loan Assets in anticipation of a Securitization. For the avoidance of doubt, no Person shall be a Securitization Subsidiary after such Person completes a Securitization and the Lien on its Securitization Subsidiary Collateral Portfolio is released in accordance with the terms hereof.

“Securitization Subsidiary Collateral Portfolio” means, with respect to any Securitization Subsidiary party hereto, all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of such Securitization Subsidiary in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of such Securitization Subsidiary, including, all right, title and interest of such Securitization Subsidiary in the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i)          the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii)         the Related Assets with respect to the Loan Assets referred to in clause (i) above;

(iii)        the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts;

(iv)        the Assigned Documents;

(v)         each Purchase and Sale Agreement; and

(vi)        all income and Proceeds of the foregoing.

The “Securitization Subsidiary Collateral Portfolio” shall not include any Non-Levered Loan Asset, the Contribution Account or the funds on deposit therein.

“Securitization Subsidiary Joinder” means an agreement among the Borrower, a Securitization Subsidiary and the Administrative Agent in the form of Exhibit N (appropriately completed) delivered in connection with a Person becoming a Securitization Subsidiary hereunder after the Closing Date.

“Securitization Subsidiary Purchase and Sale Agreement” means each Purchase and Sale Agreement, in form and substance acceptable to the Administrative Agent in its sole discretion, among the Borrower, as the Seller, and the applicable Securitization Subsidiary, as the purchaser.

“Senior Leverage Ratio” means, with respect to any Loan Asset (other than a Recurring Revenue Loan) for any period, the meaning of “Senior Leverage Ratio” or any comparable term in the Underlying Instruments for each Loan Asset (subject to the exclusions in the definition of Indebtedness), and in any case that “Senior Leverage Ratio” or such comparable term is not defined in such Underlying Instruments, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including first lien last out loans) less Unrestricted Cash to (b) EBITDA, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“Servicer” means, as of any date of determination, the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicer Default” means the occurrence of any one or more of the following events:

(a)          any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account (other than Indemnities being disputed in good faith), as required by any Transaction Documents, which continues unremedied for a period of two (2) Business Days;

(b)          any failure by the Servicer to deliver any required Servicing Report on or before the date such report is required to be made or given under the terms of this Agreement and such failure continues unremedied for a period of two (2) Business Days;

(c)          any Change of Control with respect to the Servicer, any merger of the Servicer into another Person (where the Servicer is not a surviving entity) or any assignment of the Servicer’s role without the prior written consent of the Administrative Agent in its sole discretion shall occur;

(d)          any assignment of the rights or obligations as “Servicer” hereunder to any Person without the prior written consent of the Administrative Agent, which consent may be withheld by the Administrative Agent in its sole and absolute discretion;

(e)          any representation, warranty or certification made by the Servicer (in each case, solely in its capacity as Servicer) in any Transaction Document or in any certificate delivered pursuant to any Transaction Document, upon which the Administrative Agent or the Lenders have relied to their detriment, shall prove to have been incorrect when made, which has a Material Adverse Effect and continues to be unremedied for a period of thirty (30) days; provided that the delivery of a certificate or other report which corrects any inaccuracy contained in a previous report or certification shall be deemed to cure such inaccuracy as of the date of delivery of such updated report or certificate and any and all inaccuracies arising from continuation of such initial inaccurate report or certificate shall cure any breach or failure arising therefrom as of the date of such failure;

(f)           except as otherwise provided in this definition of “Servicer Default,” any failure on the part of the Servicer (in each case, solely in its capacity as Servicer) duly to (i) observe or perform any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including any delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply with the Servicing Standard regarding the servicing of the Collateral Portfolio or any Securitization Subsidiary Collateral Portfolio, and, in each case, the same continues unremedied for a period of five (5) Business Days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such failure is given or (y) the date on which the Servicer acquires knowledge thereof;

(g)          a Bankruptcy Event shall occur with respect to the Servicer;

(h)          (i) the rendering of one or more judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against the Servicer, and the Servicer shall not have either (a) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (b) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer to enforce any such judgment; or (iii) the Servicer shall have made payments of amounts in excess of $1,000,000 in the settlement of any litigation, claim or dispute (excluding payments actually made from insurance proceeds);

(i)           an Event of Default shall occur and be continuing; or

(j)           any other event which has caused a Material Adverse Effect on the assets, liabilities, financial condition, prospects (whether financial or otherwise), business or operations of the Servicer or the ability of the Servicer to meet its obligations under the Transaction Documents to which it is a party.

“Servicer ERISA Event” means (a) with respect to a Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived; (b) a withdrawal by the Servicer or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Pension Plan; (d) the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Servicer or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to a complete or partial withdrawal by the Servicer or any of its ERISA Affiliates from a Multiemployer Plan, written notification of the Servicer or any of its ERISA Affiliates concerning the imposition of any withdrawal liability, as such term is defined in Part I of Subtitle E of Title IV of ERISA, as a result of a complete or partial withdrawal from a Multiemployer Plan or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, or the receipt by the Servicer or any of its ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Servicer or any of its ERISA Affiliates; or (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in liability to the Servicer or any of its ERISA Affiliates.

“Servicer Pension Plan” means an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability (whether actual or contingent).

“Servicer Removal Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (a) 0.50% per annum, (b) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (c) the actual number of days in such Remittance Period, divided by 360; provided that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Servicing Fee payable on any Payment Date.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral, to service and administer such Loan Assets in accordance with Applicable Law, the terms of this Agreement, the Underlying Instruments and, to the extent consistent with the foregoing, with the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

“Similar Law” has the meaning assigned to that term in Section 4.01(x).

“SLA Threshold Amount” has the meaning assigned to that term in the definition of “Subject Loan Asset.”

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, as to any Person as of any date of determination, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Specified Period” means the period from and including June 18, 2020 to but excluding March 18, 2021.

“Spot Rate” means, as of any date of determination, with respect to the conversion of any Eligible Currency (other than Dollars), (x) for an actual currency exchange, the applicable currency Dollar spot rate obtained by the Servicer through customary banking channels including the Collateral Custodian’s own banking facilities or (y) for all other purposes, the applicable currency Dollar spot rate that appeared on the Bloomberg screen for such currency (A) if such date is a Determination Date, at the end of such date or (B) otherwise, at the end of the immediately preceding Business Day; provided that, solely with respect to the calculation of the Unused Fee on each day for the related Remittance Period and for the calculation in clause (b) of the definition of “Yield”, the Advances Outstanding in any Eligible Currency other than Dollars shall be converted at the foreign currency-dollar spot rate that appeared on the Bloomberg screen for such Eligible Currency as of the Determination Date immediately preceding such day.

“Standby Investment” means the Wells Fargo Institutional Money Market Account (Cusip 992925917).

“State” means one of the fifty states of the United States or the District of Columbia.

“Stated Maturity” means ~~May 1, 2024.~~April 12, 2026.

“Structured Finance Obligation” means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.

“Subject Loan Asset” means, as of any date of determination during the Specified Period, (I) any Eligible Loan Asset (a) with respect to which one or more Qualifying Value Adjustment Events have occurred and (b) with an origination date prior to the Specified Period or (II) any other Eligible Loan Asset designated as a Subject Loan Asset by the Borrower with the consent of the Administrative Agent in its sole discretion; provided that, (i) subject to clause (ii), if, during the Specified Period, the aggregate Outstanding Balance of all Subject Loan Assets exceeds 50.0% of the sum of (x) the aggregate Outstanding Balance of all Eligible Loan Assets plus (y) aggregate Principal Collections on deposit in the Controlled Accounts as of such date (the sum of clauses (x) and (y), the “SLA Threshold Amount”), and subsequently is reduced to an amount less than 50.0% of the SLA Threshold Amount, then additional Eligible Loan Assets satisfying the requirements of this definition may be designated as Subject Loan Assets in the order in which the related Qualifying Value Adjustment Events occur with respect to such Loan Assets, in each case, at the discretion of the Borrower, (ii) if on any date of determination, multiple Eligible Loan Assets become subject to Qualifying Value Adjustments Events on the same date of determination such that the aggregate Outstanding Balance of all Subject Loan Assets would exceed 50.0% of the SLA Threshold Amount, then (A) the Borrower shall determine which such Eligible Loan Assets will constitute Subject Loan Assets so long as the Borrower provides the Administrative Agent with written notice of such determination within three (3) Business Day of the date on which the Borrower provides the Administrative Agent with notice of the related Qualifying Value Adjustment Event in respect of the Loan Asset it wishes to designate as a Subject Loan Asset pursuant to this clause (ii)(A) and (B) otherwise, the Administrative Agent, in its sole discretion, shall determine which such Eligible Loan Assets will constitute Subject Loan Assets and (iii) in the event that a portion of any single Eligible Loan Asset would cause the aggregate amount of Subject Loan Assets by Outstanding Balance to exceed 50% of the SLA Threshold Amount, only the portion of such Eligible Loan Asset not in excess of 50% of the SLA Threshold Amount shall be deemed to be a Subject Loan Asset.

Notwithstanding the foregoing, if, during the Specified Period, the aggregate Outstanding Balance of all Subject Loan Assets exceeds 50.0% of the SLA Threshold Amount, the Borrower may elect that one or more Subject Loan Assets no longer be classified as a Subject Loan Asset (although such designated Subject Loan Assets will remain subject to the decreased Advance Rate per the definition thereof); provided that (i) upon such election, the Administrative Agent may amend the Assigned Value for such Eligible Loan Asset in its sole discretion and (ii) the Borrower shall only be permitted to make such election in the order in which such Loan Assets were designated Subject Loan Assets beginning with the most recent such designation and in sequential order thereafter. At any time during the Specified Period, if the aggregate Outstanding Balance of all Subject Loan Assets is less than 50.0% of the SLA Threshold Amount, a Loan Asset that was previously a Subject Loan Asset prior to being re-designated by the Borrower pursuant to this paragraph may, at the Borrower’s election, be classified as a Subject Loan Asset again (for the avoidance of doubt, such Loan Asset would retain its then-current Assigned Value at the time of its re-designation as a Subject Loan Asset).

“Subsidiary” means with respect to a Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Granted by a Loan Party to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(c)(ii).

“Synthetic Security” means a security or swap transaction that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Target Portfolio Amount” means, $~~400,000,000.~~120,000,000.

“Tax Expense Cap” means, for any Payment Date, a per annum amount equal to $50,000.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination/Reduction Notice” means each notice required to be delivered by the Borrower in respect of any termination of this Agreement or any permanent reduction of the Facility Amount, in the form of Exhibit F.

“Total Leverage Ratio” means, with respect to any Loan Asset (other than a Recurring Revenue Loan) for any period, the meaning of “Total Leverage Ratio” or any comparable term in the Underlying Instruments for each Loan Asset (subject to the exclusions in the definition of Indebtedness), and in any case that “Total Leverage Ratio” or such comparable term is not defined in such Underlying Instruments, the ratio of (a) Indebtedness less Unrestricted Cash, to (b) EBITDA, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments.

“Transaction Documents” means this Agreement, any Assignment and Acceptance, each Purchase and Sale Agreement, each Control Agreement, each Securitization Subsidiary Joinder, the Pledge Agreement, the Wells Fargo Fee Letter, each Lender Fee Letter and each document, instrument or agreement related to any of the foregoing.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.11(g)(i)c.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement (Dollar) excluding the Benchmark Replacement Adjustment with respect thereto.

“Underlying Instruments” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Unfunded Exposure Account” means, collectively, (i) a trust account entitled “Unfunded Exposure Account,” in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties and (ii) each trust account established for a Securitization Subsidiary in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent for the benefit of the Secured Parties (it being understood, however, that the Servicer shall be able to request distributions and releases therefrom in accordance herewith); provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the applicable Loan Party and such Loan Party shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Amount” means, as of any date of determination, with respect to a Delayed Draw Loan Asset, an amount equal to the aggregate amount of all unfunded commitments associated with such Loan Asset as of such date.

“Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).

“Unfunded Exposure Equity Amount” means, on any date of determination, an amount equal to:

(i)       for all Eligible Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) the Unfunded Exposure Amount for each such Eligible Loan Asset multiplied by (b) the difference of (x) 100% minus (y) the Advance Rate for each such Eligible Loan Asset;

plus

(ii)         for all Eligible Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) (x) 100% minus the Assigned Value for each such Loan Asset multiplied by (y) the Unfunded Exposure Amount of each such Loan Asset multiplied by (b) the Advance Rate for each such Eligible Loan Asset.

“United States” means the United States of America.

“United States Tax Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Unitranche Loan” means any Loan Asset (a) that is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting Related Collateral for such Loan Asset, subject to expressly permitted Liens, including any “permitted liens” as defined in the Underlying Instrument for such Loan Asset or such comparable definition if “permitted liens” is not defined therein and (b) that provides that the payment obligation of the Obligor on such Loan Asset is either senior to, or pari passu with, all other indebtedness of such Obligor; provided that any Loan Asset that would otherwise constitute a First Lien Loan but for clause (e) of the definition thereof shall constitute a First Lien Loan and any Loan Asset that would satisfy the definition of both “Unitranche Loan” and “First Lien Loan” shall constitute a First Lien Loan.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” means, (a) with respect to any Loan Asset, the meaning of “Unrestricted Cash” or any comparable term in the Underlying Instruments for the applicable Loan Asset and (b) in any case that “Unrestricted Cash” or such comparable term is not defined in such Underlying Instruments or otherwise as applicable in this Agreement, cash and cash equivalents of the applicable Person available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or uses.

“Unused Fee” has the meaning assigned to that term in Section 2.09.

“Unused Fee Rate” means (a) during the Ramp-Up Period, a rate equal to 0.25% per annum and (b) thereafter, a rate equal to 0.50% per annum.

“Valuation Firm” means the nationally recognized accounting firm or valuation firm chosen in accordance with the definition of Approved Valuation Firm.

“Valuation Standard” means a standard that will be satisfied if an Approved Valuation Firm uses one or a combination of credit-based methodologies that are generally acceptable in the market as commercially reasonable practices to derive a fair assessment of the current market value of an Eligible Loan Asset; provided that such assessment shall take into consideration, but not be limited to, the following:

(a)          the financial performance and outlook of the Obligor of such Eligible Loan Asset;

(b)          a fundamental analysis to value the Obligor of such Eligible Loan Asset which may be based on discounted cash flow and a multiples-based approach based on comparable companies in the relevant sector or another generally accepted methodology for valuing companies in the relevant sector; and

(c)          any other facts or circumstances deemed relevant by the Approved Valuation Firm, including such facts and circumstances that constitute the basis for a Value Adjustment Event with respect to such Eligible Loan Asset, if applicable.

“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(a)          (i) the Cash Interest Coverage Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument decreases by more than 20.0% from the Cash Interest Coverage Ratio as calculated on the applicable Cut-Off Date, (ii) the Total Leverage Ratio with respect to such Loan Asset (other than in the case of a Recurring Revenue Loan) on any date reported under the Underlying Instrument increases by more than 20.0% from the same Total Leverage Ratio as calculated on the applicable Cut-Off Date, or (iii) in the case of any Recurring Revenue Loan, the Debt-to-Recurring-Revenue Ratio with respect to such Loan Asset on any date reported under the Underlying Instrument increases by more than 20.0% from the Debt-to-Recurring-Revenue Ratio calculated on the applicable Cut-Off Date;

(b)          an Obligor payment default, other than in respect of expenses, occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto;

(c)          any payment default, other than in respect of expenses, occurs under any other senior or pari passu obligation for borrowed money of the related Obligor;

(d)          a Bankruptcy Event with respect to the related Obligor (after giving effect to any applicable grace or cure period thereunder);

(e)          the related Obligor fails to deliver to the Borrower or the Servicer any financial reporting information (i) as required by the Underlying Instruments of such Loan Asset (after giving effect to any applicable grace or cure period thereunder) and (ii) with a frequency of at least quarterly; provided that such financial reporting information shall be provided no later than (A) with respect to quarterly financial information for the first, second or third quarter of any fiscal year, (I) for the first and second quarters of fiscal year 2020, ninety (90) days after the end of each such quarter, and (II) thereafter, sixty (60) days after the end of each quarter, and (B) with respect to annual financial information for any fiscal year, (I) for the fiscal year ending on December 31, 2019, two hundred and ten (210) days after the end of such fiscal year, but only if unaudited financial reporting is delivered prior to the date that is one hundred and eighty (180) days following the end of such fiscal year, and otherwise, one hundred and eighty (180) days after the end of such fiscal year and (II) thereafter, one hundred and twenty (120) days after the end of each fiscal year (in each case, unless waived or otherwise agreed to by the Administrative Agent in its sole discretion in writing);

(f)           the occurrence of a Material Modification not previously approved in writing by the Administrative Agent in its sole discretion with respect to such Loan Asset;

(g)          with respect to any Recurring Revenue Loan, the related Obligor’s last quarter annualized Revenue is less than the minimum covenant, if any, specified in the Underlying Instrument; or

(h)          the Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the Servicer and the Servicing Standard.

“Warranty Breach Event” means, as to any Loan Asset, (a) the discovery that, as of the related Cut-Off Date, such Loan Asset did not satisfy the definition of “Eligible Loan Asset” or there otherwise existed a breach of any representation or warranty relating to such Loan Asset or (b) the applicable Loan Party fails to satisfy Section 3.02(a)(ii) or Section 3.04(b), as applicable, with respect to such Loan Asset.

“Warranty Breach Loan Asset” means any Loan Asset with respect to which a Warranty Breach Event has occurred.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Loan Assets included in the Aggregate Adjusted Borrowing Value, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Eligible Loan Asset by (ii) such Eligible Loan Asset’s contribution to the Aggregate Adjusted Borrowing Value and dividing (b) such sum by the Aggregate Adjusted Borrowing Value.

“Weighted Average Life” means, as of any date of determination, the number obtained by (a) for each Eligible Loan Asset, multiplying the amount of each scheduled distribution of principal to be paid after such determination date by the number of years (rounded to the nearest hundredth) from such determination date until such scheduled distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a) above; and (c) dividing the sum calculated pursuant to clause (b) above by the sum of all scheduled distributions of principal due on all the Eligible Loan Assets as of such determination date.

“Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Loan Assets as of such date is less than or equal to nine (9) years minus the number of years (rounded to the nearest quarter year) that have elapsed since the later of (a) the Closing Date and (b) the most recent facility renewal date, if applicable.

“Wells Fargo Fee Letter” means the Wells Fargo Fee Schedule, dated as of November 29, 2018, agreed to by the Borrower.

“Yield” means the sum of the following, payable on each Payment Date:

(a)          with respect to any previously ended Remittance Period and each Eligible Currency, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

YR x L
D

where:	YR	=	the Yield Rate applicable to such Advance on such day during such Remittance Period;

	L	=	the outstanding principal amount of such Advance on such day; and

	D	=	360 or, to the extent that the Yield Rate is the ~~Alternative Rate~~Benchmark Replacement (Dollar) or Replacement Benchmark (GBP), the number of days in the accounting year applicable to such ~~Alternative Rate~~Benchmark Replacement (Dollar) or Replacement Benchmark (GBP), as applicable;

plus

(b)         with respect to any previously ended Remittance Period and each Eligible Currency, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

~~YR~~AM x L
D

where:	~~YR~~AM		= the ~~Yield Rate~~Applicable Margin applicable on such day;

	L	=	the greater of (a) the Minimum Utilization minus the Advances Outstanding on such day, and (b) 0; and

	D	=	360 or, to the extent that the Yield Rate is the ~~Alternative Rate~~Benchmark Replacement (Dollar) or Replacement Benchmark (GBP), the number of days in the accounting year applicable to such ~~Alternative Rate~~Benchmark Replacement (Dollar) or Replacement Benchmark (GBP), as applicable;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by the Lender to the Borrower or any other Person for any reason including, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, any provision of the Bankruptcy Code.

“Yield Rate” means, for any Advance in any Eligible Currency, as of any date of determination during any Remittance Period applicable to such Advance, an interest rate per annum equal to the ~~Screen Rate~~Benchmark on such date plus the Applicable Margin.

“Zero-Coupon Obligation” means any loan that, at the time of purchase, does not by its terms provide for the payment of cash interest.

Section 1.02         Other Terms.

(a)         All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(b)         Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03         Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04         Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b)         Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)         The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)         The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e)         The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.

(f)          Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (subject to any restrictions on such amendments, modifications, supplements, restatements or replacements set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(g)         Unless expressly stated otherwise, any decision, consent, approval, waiver or other determination to be made at the discretion of the Administrative Agent (or any Lender) shall be in its sole discretion.

(h)         All calculations required to be made hereunder with respect to the Loan Assets and the Borrowing Base shall be made on a trade date basis.

(i)          Reference to any time means New York, New York time (unless expressly specified otherwise).

(j)          Any reference to “close of business” means 6:00 p.m., New York, New York time.

(k)         Other than as set forth herein, any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge of a Responsible Officer after reasonable inquiry.

(l)          For purposes of this Agreement, an Event of Default or Servicer Default shall be deemed to be continuing until it is waived in accordance with Section 12.01(a) or cured in accordance with the terms hereof.

(m)        Any and all calculations herein with respect to the Loan Assets and all determinations as to whether an Loan Asset is an Eligible Loan Asset shall be made on the basis of information (as to the terms of the Underlying Instruments with respect to each such Loan Asset) and upon reports of payments, if any, received on such Loan Asset that are furnished by or on behalf of the Obligor of such Loan Asset and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon by the Borrower, the Servicer and the Originator in making such calculations and determinations.

(n)         For all purposes of this Agreement with respect to the calculation of EBITDA, Cash Interest Coverage Ratio, Debt-to-Recurring-Revenue Ratio, Revenue, Senior Leverage Ratio or Total Leverage Ratio at any time, each such calculation shall be made utilizing the most recent financial information and calculations for the testing period required to be reported pursuant to the Underlying Instruments of the Obligors received by the Borrower (or the Servicer on its behalf) and such calculation of EBITDA, Cash Interest Coverage Ratio, Debt-to-Recurring-Revenue Ratio, Senior Leverage Ratio or Total Leverage Ratio shall be deemed to remain the same for each day of such testing period (unless otherwise specified, in each case, by the Borrower (or the Servicer on its behalf)).

(o)         The Obligations shall be joint and several obligations of each Loan Party in all respects.

Section 1.05        Currency Conversion. For purposes of (i) complying with any requirement of this Agreement stated in Dollars and (ii) calculating any ratio or other test set forth in this Agreement, the amount of any Loan Asset denominated in an Eligible Currency other than Dollars shall be deemed to be the Dollar Equivalent of such amount of such Eligible Currency.

Section 1.06        Computation of Covenants. Unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of a Value Adjustment Event or Material Modification, Borrower and Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, such term shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change.

ARTICLE II

THE FACILITY

Section 2.01         Advances.

(a)         Advances. From time to time from the Closing Date until the end of the Revolving Period, the Borrower may request that the Lenders make Advances secured by the Collateral, in an aggregate amount up to the Availability as of such date, to the Borrower (or to a Securitization Subsidiary as directed by the Borrower) for the purpose of (x) purchasing Eligible Loan Assets, (y) depositing funds in the Unfunded Exposure Account in an amount up to the Unfunded Exposure Amount of the related Delayed Draw Loan Asset or (z) making a distribution of such amounts to the holders of the membership interests of the Borrower. Under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default exists or would result therefrom or (ii) a Borrowing Base Deficiency exists or would result therefrom. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed such Lender’s unused Commitment then in effect.

(b)         Promissory Note. Upon the request of any Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note of the Borrower (in form and substance satisfactory to the Administrative Agent in its sole discretion) evidencing the Advances of such Lender with appropriate insertions as to the date and principal amount.

(c)         Borrowing Base Certificate. On each Reporting Date, the Borrower (or the Servicer on its behalf) will provide a Borrowing Base Certificate, updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent). On the Business Day immediately following receipt of notice by the Administrative Agent that the Assigned Value of an Eligible Loan Asset is changed, the Borrower (or the Servicer on its behalf) will deliver an adjusted Borrowing Base Certificate to the Administrative Agent and each Lender.

Section 2.02        Procedure for Advances.

(a)         During the Revolving Period, the Lenders will make Advances on any Funding Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b)         For each Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent and each Lender, with a copy to the Collateral Agent and the Collateral Custodian, no later than noon on (i) the proposed Advance Date for Dollar Advances, (ii) the Funding Business Day prior to the proposed Advance Date for CAD Advances, Euro Advances and GBP Advances (or such shorter period as agreed to from time to time by the Administrative Agent and each of the Lenders) and (iii) the Funding Business Day two (2) Funding Business Days prior to the proposed Advance Date for AUD Advances; provided that, if such Notice of Borrowing is delivered later than noon, in the case of an Advance made in Dollars, such Notice of Borrowing shall be deemed to have been received on the following Funding Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and an updated Loan Asset Schedule, and shall specify:

(i)          the proposed aggregate amount of such Advance; provided that the amount of such Advance must be at least equal to the Dollar Equivalent of $500,000 in such Eligible Currency;

(ii)         the proposed date of such Advance;

(iii)        a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied; provided that, in connection with any Notice of Borrowing in respect of the acquisition by the Borrower of a loan asset constituting a newly originated loan, where the related Advance is to be remitted to the Principal Collection Subaccount, the conditions set forth in Section 3.02(a)(ii) shall not apply, excepting that, notwithstanding the foregoing, the requirements set forth in the proviso of Section 3.02(a)(ii) shall apply;

(iv)        the amount of cash that will be funded by the Originator into the Unfunded Exposure Account in connection with any Delayed Draw Loan Asset funded by such Advance, if applicable;

(v)         whether such Advance should be remitted to the Principal Collection Subaccount, the Unfunded Exposure Account, or (subject to completion of customary “know your customer” and anti-money laundering and sanctions diligence), the account of the Originator or a Securitization Subsidiary; and

(vi)        the proposed Eligible Currency of such Advance.

On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with the Notice of Borrowing, either make available to the Borrower, by (A) if the related Notice of Borrowing was delivered at least one Funding Business Day prior to such date, 2:00 p.m., New York City time, and (B) if the related Notice of Borrowing was delivered on such date, no later than the close of business on such date, (x) an amount equal to such Lender’s Pro Rata Share of such Advance, for deposit by the Collateral Agent into the Principal Collection Subaccount or (y) an amount equal to such Lender’s Pro Rata Share of such Advance, for deposit by the Collateral Agent into the Unfunded Exposure Account, as applicable. For the avoidance of doubt, each Advance and related increase in the Advances Outstanding shall be allocated ratably to each Lender in accordance with their respective Lender’s Pro Rata Share as in effect before such increase. Any Lender which fails to remit its Pro Rata Share in connection with any Advance in accordance with this Section 2.02 shall constitute a Defaulting Lender, and the Borrower shall have all rights available to the Borrower pursuant to Section 2.19.

(c)         Each Advance shall bear interest at the applicable Yield Rate.

(d)         Subject to Section 2.16 and the other terms, conditions, provisions and limitations set forth herein (including, the payment of the Prepayment Premium, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium on and after the Closing Date and prior to the end of the Revolving Period.

(e)         The obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(f)          Notwithstanding anything to the contrary herein (including, without limitation, the existence of an Unmatured Event of Default or a Borrowing Base Deficiency), if, on the last day of the Revolving Period, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Unfunded Exposure Amount Shortfall”). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund its Pro Rata Share of such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02) other than an Event of Default.

Section 2.03        Determination of Yield. The Administrative Agent shall determine the Yield in respect of all Advances (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise the Servicer thereof on or prior to the fifth (5th) Business Day prior to such Payment Date.

Section 2.04        Remittance Procedures. The Servicer shall instruct the Collateral Agent by delivery of the Servicing Report and, if the Servicer fails to do so, the Administrative Agent may instruct the Collateral Agent, to apply funds on deposit in the Controlled Accounts, subject to Pari Passu Provisions, as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control, the Administrative Agent shall instruct the Collateral Agent to apply funds on deposit in the Controlled Accounts as described in this Section 2.04.

(a)         Interest Payments prior to an Event of Default. Prior to the Borrower or the Administrative Agent becoming aware of the occurrence of an Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date, the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) (x) transfer all Interest Collections in all Interest Collection Accounts to the Interest Collection Account of the Borrower (such transfer constituting a deemed dividend of all such amounts by each such Securitization Subsidiary to the Borrower in proportion with its percentage ownership of the outstanding shares of such Securitization Subsidiary) and (y) transfer Interest Collections held by the Account Bank in the Collection Account, in accordance with the ~~Servicer~~Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i)           to the payment of Taxes, registration and filing fees then due and owing by the Borrower that are attributable solely to the operations of the Borrower; provided that the aggregate amounts payable under this clause (i) shall not exceed the Tax Expense Cap;

(ii)          to the payment of accrued and unpaid Administrative Expenses; provided that the aggregate amounts payable under this clause (ii) shall not exceed the Administrative Expense Cap;

(iii)         to the Servicer, in payment in full of all accrued and unpaid Servicing Fees;

(iv)         pro rata, in accordance with the amounts due under this clause (iv), to each Lender, all Yield, the Unused Fee, and any Breakage Fees that are accrued and unpaid as of the last day of the related Remittance Period;

(v)          to pay the Advances Outstanding to the extent necessary to eliminate any outstanding Borrowing Base Deficiency on a pro forma basis after giving effect to all payments through this clause (v);

(vi)         pro rata, to each Lender and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses), Increased Costs and indemnity amounts payable by the Borrower to the Administrative Agent or any Lender under the Transaction Documents;

(vii)        to pay the Advances Outstanding, together with any applicable Prepayment Premium not paid pursuant to Section 2.04(b)(iii), in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.16(b), until paid in full;

(viii)       to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (ii) above due to the limitation contained therein;

(ix)          to pay to the Servicer, all reasonable expenses incurred in connection with the performance of its duties under the Transaction Documents;

(x)           to pay to the Valuation Firm all accrued and unpaid fees and expenses;

(xi)          to pay any BDC Tax Distribution; and

(xii)         so long as, to the Administrative Agent’s, Servicer’s and Borrower’s knowledge, no Unmatured Event of Default has occurred and is continuing, to the Borrower, any remaining amounts as Interest Collections.

(b)         Principal Payments prior to an Event of Default. Prior to the Borrower or the Administrative Agent becoming aware of the occurrence of an Event of Default or prior to the occurrence of the Facility Maturity Date, on each Payment Date the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) (x) transfer all Principal Collections in all Principal Collections Accounts to the Principal Collections Account of the Borrower (such transfer constituting a deemed dividend of all such amounts by each such Securitization Subsidiary to the Borrower in proportion with its percentage ownership of the outstanding shares of such Securitization Subsidiary) and (y) transfer Principal Collections held by the Account Bank in the Collection Account, in accordance with the ~~Servicer~~Servicing Report, to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i)          to pay amounts due under Section 2.04(a)(i) through Section 2.04(a)(v), to the extent not paid thereunder;

(ii)         (x) prior to the end of the Revolving Period (at the discretion of the Servicer), to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount; or (y) after the end of the Revolving Period, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(iii)        (A) during the Revolving Period, to pay amounts due under Section 2.04(a)(v) but only to the extent not paid in full thereunder and to the extent necessary to eliminate any outstanding Borrowing Base Deficiency, on a pro forma basis after giving effect to all payments through this clause (iii); or (B) during the Amortization Period, to repay the Advances Outstanding and any accrued and unpaid Prepayment Premium until paid in full;

(iv)        to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (i);

(v)         to pay amounts due under Section 2.04(a)(ix) to the extent not paid thereunder;

(vi)        to pay amounts due under Section 2.04(a)(x) to the extent not paid thereunder;

(vii)       to pay any BDC Tax Distribution: and

(viii)      so long as, to the Administrative Agent’s, Servicer’s and Borrower’s knowledge, no Unmatured Event of Default has occurred and is continuing, to the Borrower any remaining amounts.

(c)         Payment on and after the occurrence of an Event of Default. If the Borrower or the Administrative Agent have become aware that an Event of Default exists and, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, on each Business Day thereafter the Collateral Agent shall (as directed pursuant to the first paragraph of this Section 2.04) (x) transfer all collected funds held in all Collection Accounts to the Borrower Collection Account (such transfer constituting (provided such Securitization Subsidiary is able to pay its debts as they fall due immediately after such transfer) a deemed dividend of all such amounts by each such Securitization Subsidiary to the Borrower in proportion with its percentage ownership of the outstanding shares of such Securitization Subsidiary) and (y) transfer collected funds held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the prior Business Day, and priority:

(i)          to the payment of Taxes, registration and filing fees then due and owing by the Borrower that are attributable solely to the operations of the Borrower; provided that the aggregate amounts payable under this clause (i) shall not exceed the Tax Expense Cap;

(ii)         to the payment of accrued and unpaid Administrative Expenses (excluding indemnities);

(iii)        to the Servicer, in payment in full of all accrued and unpaid Servicing Fees but only to the extent that the Servicer is not an Affiliate of the Borrower, the Originator or GC Advisors LLC;

(iv)        pro rata, in accordance with the amounts due under this clause (iv), to each Lender, all Yield, the Unused Fee, and any Breakage Fees that are accrued and unpaid as of the last day of the related Remittance Period;

(v)         pro rata, to each Lender and the Administrative Agent, as applicable, all accrued and unpaid fees, expenses (including attorneys’ fees, costs and expenses), Increased Costs and indemnity amounts payable by the Borrower to the Administrative Agent or any Lender under the Transaction Documents;

(vi)        to pay the Advances Outstanding and any applicable Prepayment Premium until paid in full;

(vii)       to the payment of any Administrative Expenses, to the extent not paid pursuant to clause (ii) above due to the limitation contained therein;

(viii)      to the Servicer, in payment in full of all accrued and unpaid Servicing Fees to the extent not paid pursuant to clause (iii) above due to the limitation contained therein;

(ix)         to the Servicer, all reasonable expenses incurred in connection with the performance of its duties under the Transaction Documents;

(x)          to pay to the Approved Valuation Firm all accrued and unpaid fees and expenses; and

(xi)         to the Borrower, any remaining amounts.

(d)         Unfunded Exposure Account; Delayed Draw Loan Assets. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant Obligors under any Delayed Draw Loan Asset. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Agent (with a copy to the Administrative Agent) in the form of a Disbursement Request, and the Collateral Agent shall instruct the Account Bank to fund such draw request in accordance with the Disbursement Request. As of any date of determination, the Servicer (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts prior to the end of the Revolving Period and (ii) the Aggregate Unfunded Exposure Amount, in each case, to be deposited into the Principal Collection Subaccount as Principal Collections.

(e)         Insufficiency of Funds. The parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents. The parties further agree that amounts that may be distributed to the Borrower or the holders of any Equity Interest in the Borrower are fully subordinated and junior to the Obligations of the Borrower to the Secured Parties. In the event the Borrower is subject to a Bankruptcy Event, any claim that the Borrower or the holders of any Equity Interest in the Borrower may have with respect to such distributions shall, notwithstanding anything to the contrary herein and notwithstanding any objection to, or rescission of, such filing, be fully subordinate in right of payment to the Obligations of the Borrower to the Secured Parties. The foregoing sentence and the provisions of Section 2.04 shall constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code. The Borrower and the Originator hereby agree that they may only receive distributions from amounts available pursuant to Sections 2.04(a)(xi), 2.04(b)(vii) and 2.04(c)(xi) or with respect to any Advance pursuant to Section 2.01 or the release of any Eligible Currency (other than Dollars) pursuant to this Agreement.

(f)          Repayment of Obligations. Notwithstanding anything to the contrary contained herein, the Borrower shall repay the Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders and all other Obligations (other than unmatured contingent obligations for which no claim has been made) in full on the Facility Maturity Date.

(g)         Conversion. The Servicer shall, pursuant to Section 2.17(f) instruct the Collateral Agent, no later than the date immediately preceding each Payment Date and subject to the Pari Passu Provisions, to convert amounts on deposit in the applicable Collection Account into each Eligible Currency (pro rata based on available amounts from each other Eligible Currency, unless otherwise directed in writing by the Servicer) using the Spot Rate to the extent necessary to make payments required in each Eligible Currency pursuant to Section 2.04(a), Section 2.04(b) and Section 2.04(c). All risk and expense incident to such conversion is the responsibility of the Borrower, and the Collateral Agent shall have (x) no responsibility for fluctuations in exchange rates affecting any Collections or conversion thereof and (y) to the extent it complies with the instructions provided by the Servicer pursuant to the Servicing Standard, no liability for any losses incurred or resulting from the rates obtained in such foreign exchange transactions.

Section 2.05        Instructions to the Collateral Agent and the Account Bank. All instructions and directions given to the Collateral Agent or the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.04 shall be in writing. The Servicer and the Borrower shall promptly transmit to the Administrative Agent a copy of all instructions and directions given to the Collateral Agent or the Account Bank by such party pursuant to Section 2.04. The Administrative Agent shall promptly transmit to the Servicer and the Borrower a copy of all instructions and directions given to the Collateral Agent or the Account Bank by the Administrative Agent pursuant to Section 2.04. If either the Administrative Agent or the Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower, the Servicer and the Collateral Agent or the Administrative Agent, as applicable, in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within five (5) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest or demonstrable error. In the event the Collateral Agent or the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received from the Administrative Agent, the Collateral Agent or the Account Bank, as applicable, shall rely on and follow the instructions given by the Administrative Agent.

Section 2.06        Borrowing Base Deficiency Payments.

(a)         If, on any day prior to the Collection Date, any Borrowing Base Deficiency exists (other than as specified in clause (d) below), then the Borrower shall eliminate such Borrowing Base Deficiency in its entirety within three (3) Business Days (or such longer period as set forth herein) of the Borrower receiving written notice from the Administrative Agent of such Borrowing Base Deficiency by effecting one or more (or any combination thereof) of the following actions in order to eliminate such Borrowing Base Deficiency as of such date of determination: (i) deposit cash in Dollars into the Principal Collection Subaccount, (ii) repay Advances Outstanding (together with any Breakage Fees in respect of the amount so prepaid), (iii) to the extent such sales, in conjunction with other actions, eliminated such Borrowing Base Deficiency, sell Loan Assets in accordance with Section 2.07, (iv) Grant (or arrange for one or more Securitization Subsidiaries to Grant) additional Eligible Loan Assets and/or (v) delivery of an Equity Cure Notice (subject to the requirements set forth in Section 2.06(c)); provided that, if the Borrower requests to Grant (or arrange for one or more Securitization Subsidiaries to Grant) another Eligible Loan Asset within three Business Days of such Borrowing Base Deficiency and the Administrative Agent, in its sole and absolute discretion, does not either reject such Loan Asset or approve such Loan Asset within three Business Days of the Borrower’s request to Grant (or arrange for one or more Securitization Subsidiaries to Grant) such Loan Asset, then the Administrative Agent may, in its sole and absolute discretion, elect in writing to extend the three Business Day grace period set forth in this Section 2.06.

(b)         No later than 4:00 p.m. on the Business Day of the repayment of Advances Outstanding or Grant of additional Eligible Loan Assets pursuant to Section 2.06(a), the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Custodian) notice of such repayment or Grant and a duly completed Borrowing Base Certificate, updated to the date such repayment or Grant is being made and giving pro forma effect to such repayment or Grant, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Granted and an updated Loan Asset Schedule. Failure to deliver any such notice shall not affect the cure of the Borrowing Base Deficiency made pursuant to Section 2.06(a).

(c)         The Borrower may cure a Borrowing Base Deficiency pursuant to Section 2.06(a)(iv) by delivering a notice to the Administrative Agent within three (3) Business Days after such Borrowing Base Deficiency (such notice, an “Equity Cure Notice”), subject to the following requirements:

(i)    Such Equity Cure Notice sets forth evidence reasonably satisfactory to the Administrative Agent that the Originator has arranged for funds to be made available to the Borrower in an aggregate amount sufficient to cure such Borrowing Base Deficiency (which funds may be raised in connection with such means as is available to the applicable Affiliates of the Originator); and

(ii)   The amount necessary to cure such Borrowing Base Deficiency is contributed to the Borrower in immediately available funds, and such amount shall be applied by the Borrower to eliminate such Borrowing Base Deficiency, in each case, within ten (10) Business Days of the date such Equity Cure Notice is delivered to the Administrative Agent.

(d)        Notwithstanding anything to the contrary set forth in clause (a) above, if a Borrowing Base Deficiency exists on the last day of the Specified Period and (i) if such Borrowing Base Deficiency is in an amount less than or equal to $7,500,000, then such Borrowing Base Deficiency will not be required to be cured within three (3) Business Days pursuant to clause (a) above and, as of any Payment Date during such time as the Borrowing Base Deficiency is not cured pursuant to the terms of clause (a) above, Interest Collections and Principal Collections shall be used to pay down Advances Outstanding in accordance with Section 2.04(a)(v) and Section 2.04(b)(iii)(A) (in addition to any other combination of cure mechanisms applied by the Borrower as set forth in clause (a) above) until the earlier of (x) the expiration of the Post-Specified Period and (y) the date on which such deficiency is cured; and (ii) if such Borrowing Base Deficiency is in an amount greater than $7,500,000, the Borrower shall, within three (3) Business Days of the last day of the Specified Period, cure such deficiency (using any combination of cure mechanisms applied by the Borrower as set forth in clause (a) above) until the Borrowing Base Deficiency is less than or equal to $7,500,000 (and any failure to effectuate such cure shall be deemed to be an Event of Default pursuant to Section 7.01(j)), after which, as of any Payment Date during such time as the Borrowing Base Deficiency is not cured pursuant to the terms of clause (a) above, Interest Collections and Principal Collections shall be used to pay down Advances Outstanding in accordance with Section 2.04(a)(vi) and Section 2.04(b)(ii)(A) (in addition to any other combination of cure mechanisms applied by the Borrower as set forth in clause (a) above), until the earlier of (x) the expiration of the Post-Specified Period and (y) the date on which such deficiency is cured. If a Borrowing Base Deficiency exists on any date of determination during the Post-Specified Period and such Borrowing Base Deficiency is greater than the Borrowing Base Deficiency in existence on the previous date of determination (any such increase in Borrowing Base Deficiency, a “Borrowing Base Deficiency Increase”), it shall be an Event of Default pursuant to Section 7.01(j) if such Borrowing Base Deficiency has not been reduced in accordance with the provisions set forth in clauses (a), (b) and (c) above by an amount equal to or greater than the applicable Borrowing Base Deficiency Increase within three (3) Business Days of such later date of determination. If a Borrowing Base Deficiency exists after the expiration of the Post-Specified Period, it shall be an Event of Default pursuant to Section 7.01(j) if it has not been remedied in accordance with the provisions set forth in clauses (a), (b) and (c) above.

Section 2.07        Sale of Loan Assets; Affiliate Transactions.

(a)         Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace (or direct any Securitization Subsidiary to replace) any Loan Asset with an Eligible Loan Asset so long as (i) no event has occurred, or would result from such substitution, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency and (ii) simultaneously therewith, the Borrower (or a Securitization Subsidiary) Grants (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset.

(b)        Discretionary Sales. (i) The Borrower shall be permitted to sell (or direct any Securitization Subsidiary to sell) Loan Assets to Persons other than the Originator or its Affiliates from time to time (such sale, a “Discretionary Sale”); provided that (i) the proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) any sale to an Affiliate of the Originator meets the requirements set forth in Section 2.07(d) below, (iii) after giving effect to any such sale, no Borrowing Base Deficiency shall exist, (iv) no event has occurred, or would result from such sale, which constitutes an Unmatured Event of Default and (v) after giving effect to such sale, the Weighted Average Life Test is satisfied or, if not satisfied, would be maintained or improved.

(ii) The Borrower shall be permitted to sell (or direct any Securitization Subsidiary to sell) Non-Levered Loan Assets to any Person at any time without restriction. The proceeds of such sale may (i) be deposited into the Collection Account to be disbursed in accordance with Section 2.04 here or (ii) prior to the occurrence and continuation of an Event of Default, deposited into the Contribution Account for distribution to the Originator.

(iii) The Borrower shall be permitted to sell (or direct any Securitization Subsidiary to sell) ineligible Loan Assets (including any Equity Security or Margin Stock) at any time without restriction. In addition, the Borrower may sell (or direct any Securitization Subsidiary to sell) any Loan Asset without restriction in connection with a termination of this facility.

(c)         Repurchase or Substitution of Warranty Breach Loan Assets. No later than ten (10) Business Days following the earlier of knowledge by a Loan Party of a Loan Asset becoming a Warranty Breach Loan Asset or receipt by such Loan Party from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall (or shall cause a Securitization Subsidiary to) either:

(i)          make a deposit in the applicable Eligible Currency to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds in an amount equal to the sum of (x) (i) the then-applicable Advance Rate of such Loan Asset, multiplied by (ii) the Outstanding Balance of such Loan Asset, plus (y) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan Asset of any Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower); provided that (A) the Administrative Agent shall have the right to determine whether the amount so deposited is sufficient to satisfy the foregoing requirements and (B) the deposit of such funds into the Collection Account may result from the sale of such Warranty Breach Loan Asset pursuant to Section 2.07(a); or

(ii)         with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Breach Loan Asset a Substitute Eligible Loan Asset.

Upon confirmation of the deposit of the amounts set forth in Section 2.07(c)(i) into the Collection Account or the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Breach Loan Asset pursuant to Section 2.07(c)(ii) (the date of such confirmation or delivery, the “Release Date”), such Warranty Breach Loan Asset and Related Asset shall be removed from the Collateral and, as applicable, the Substitute Eligible Loan Asset and Related Asset shall be included in the Collateral. On the Release Date of each Warranty Breach Loan Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Breach Loan Asset and any Related Asset and all future monies due or to become due with respect thereto.

(d)         Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), or (c) shall be subject to the satisfaction of the following conditions (it being understood that a Borrowing Base Deficiency may be continuing in connection with any sale effected pursuant to Section 2.06(a)(iii) so long as such sales, collectively with other actions, are sufficient to eliminate such Borrowing Base Deficiency) (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i)          the Borrower shall deliver a Borrowing Base Certificate and an updated Loan Asset Schedule to the Administrative Agent in connection with such sale, substitution or repurchase;

(ii)         the Borrower shall deliver a list of all Loan Assets to be sold, substituted, repurchased;

(iii)        the Borrower shall (A) with respect to sales and repurchases, give one (1) Business Day’s notice of such sale or repurchase to the Administrative Agent and Collateral Agent and (B) with respect to substitutions, have received an Approval Notice (for each Loan Asset added to the Collateral on the related Cut-Off Date);

(iv)        the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(v)         the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all respects, except to the extent relating to an earlier date; and

(vi)        any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.16.

So long as the conditions set forth in this clause (d), Section 2.07(b) and Section 2.07(e), as applicable, are satisfied, in no event shall the sale price of any Loan Asset sold pursuant to Section 2.07(b) be required to exceed the Adjusted Borrowing Value of such Loan Asset multiplied by the Advance Rate of such Loan Asset.

(e)         Affiliate Transactions.

(i)          A Loan Party may sell Loan Assets to Affiliates if such transaction is at arm’s length and for fair market value if such Loan Party is selling (A) a Non-Levered Loan Asset to any Affiliate at any price, (B) a Loan Asset other than a Non-Levered Loan Asset to an Existing Golub BDC CLO (directly or indirectly) or to GC Advisors LLC (or an Affiliate) for a substantially concurrent transfer to a special purpose vehicle in accordance with the No-Action Relief in connection with an Existing Golub BDC CLO.

(ii)         Other than as set forth in Section 2.07(e)(i), the Originator (or an Affiliate thereof) shall not reacquire from any Loan Party, and neither the Originator nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets of such Loan Party without the prior written consent of the Administrative Agent (other than with respect to sales pursuant to Section 2.06(a)(iii)), and any such transactions shall be at arm’s-length and for fair market value, except in the case of removals or substitutions of Loan Assets by the Borrower pursuant to Section 2.07(c).

(f)          Limitations on Sales and Substitutions. The Outstanding Balance of all Loan Assets (other than Warranty Loan Assets) (i) sold pursuant to Section 2.07(b) to Persons other than the Originator or its Affiliates (other than during the Specified Period and the Post-Specified Period, Subject Loan Assets (A) sold at fair market value and (B) during the Post-Specified Period, the sale of which maintains or improves any Borrowing Base Deficiency then in existence), (ii) sold pursuant to Section 2.07(e) to the Originator or an Affiliate thereof and (iii) substituted pursuant to Section 2.07(a) (other than during the Specified Period and the Post-Specified Period Subject Loan Assets (A) sold at fair market value and (B) during the Post-Specified Period, the sale of which maintains or improves any Borrowing Base Deficiency then in existence) shall not exceed 20% of the Net Purchased Loan Balance; provided, that any Loan Asset sold to any collateralized loan obligation (or, in the case of clause (z)(II) below, any credit facility) undertaken by the Servicer or an Affiliate thereof (directly or indirectly) or to GC Advisors LLC (or an Affiliate) for a substantially concurrent transfer to a special purpose vehicle in accordance with the No-Action Relief shall be excluded from the numerator in the foregoing threshold so long as such Loan Asset is sold on arm’s-length terms for fair market value (determined as required by, and in accordance with, the U.S. Investment Advisers Act of 1940, as amended) (x) (1) for which the closing date was within the two months prior to the proposed date of sale and (2) for which Morgan Stanley Senior Funding, Inc. or an Affiliate thereof acts as an underwriter or placement agent, (y) consented to in writing by the Administrative Agent or (z) (I) with respect to a collateralized loan obligation, that had its effective date and was declared fully ramped up (whether by meeting its target initial par amount requirement or otherwise) by the Servicer prior to the sale of Loan Assets to such collateralized loan obligation and (II) with respect to any sale of Loan Assets to such collateralized loan obligation or credit facility, such sale is being performed by the Servicer for the purpose of “rebalancing” and not ramping the transaction, shall be excluded from the foregoing threshold so long as such Loan Asset is sold on arm’s-length terms for fair market value (determined as required by, and in accordance with, the U.S. Investment Advisers Act of 1940, as amended); provided, further, that the aggregate Loan Assets sold pursuant to Section 2.07(e) to any collateralized loan obligation undertaken by the Servicer or an Affiliate thereof (directly or indirectly) and for which the closing date was within the two months prior to the proposed date of sale that otherwise does not meet the requirements of the immediately preceding proviso, shall not exceed 10% of the Net Purchased Loan Balance in any twelve-month period unless otherwise consented to by the Administrative Agent. The Outstanding Balance of all defaulted Loan Assets (other than Warranty Loan Assets) (i) sold pursuant to Section 2.07(b) to Persons other than the Originator or its Affiliates, (ii) sold pursuant to Section 2.07(e) to the Originator or an Affiliate thereof and (iii) substituted pursuant to Section 2.07(a) shall not exceed 10% of the Net Purchased Loan Balance; provided that any Loan Asset sold to any credit facility undertaken by the Servicer or an Affiliate thereof (directly or indirectly) (x) that had its effective date and was declared fully ramped up (whether by meeting its target initial par amount requirement or otherwise) by the Servicer prior to the sale of Eligible Loan Assets to such collateralized loan obligation and (y) with respect to any sale of Eligible Loan Assets to such collateralized loan obligation, such sale is being performed by the Servicer for the purpose of “rebalancing” and not ramping the transaction, shall be excluded from the foregoing threshold so long as such Loan Asset is sold on arm’s-length terms for fair market value (determined as required by, and in accordance with, the U.S. Investment Advisers Act of 1940, as amended). For the avoidance of doubt, the 10% threshold set forth in the second sentence of this clause (f) shall be a sub-limit of the 20% threshold set forth in the first sentence of this clause (f). Notwithstanding anything to the contrary herein, solely during the Specified Period, the written consent of the Administrative Agent shall be required for any sale or substitution that would result in the aggregate Outstanding Balance of all Subject Loan Assets to be in excess of 50.0% of the SLA Threshold Amount.

(g)         Sales to Affiliates of Replacement Servicer. To the extent that Golub Capital BDC, Inc. (or an Affiliate thereof) is no longer the Servicer, the Replacement Servicer may only sell assets owned by the Borrower to such Replacement Servicer’s Affiliates to the extent that it receives the consent of the “member” of the Borrower identified in the Borrower LLC Agreement.

Section 2.08         Payments and Computations, Etc.

(a)          All amounts to be paid or deposited by a Loan Party or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in Dollars or in such other Eligible Currency in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. Each Advance shall accrue interest at the applicable Yield Rate for its Eligible Currency for each day during each applicable Remittance Period. All computations of interest and all computations with respect to the Yield and the Yield Rate shall be computed on the basis of a year of three hundred and sixty (360) days and the actual number of days elapsed; provided that with respect to GBP Advances, such computations shall be computed on the basis of a year of three hundred and sixty-five (365) days and the actual number of days elapsed. Each Advance shall accrue interest at the Yield Rate for each day beginning on, and including, the Advance Date with respect to such Advance and ending on, but excluding, the date such Advance is repaid in full.

(b)         Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be. To the extent that Available Collections are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to Section 2.04(a)(v) and Section 2.04(b)(i), such unpaid amounts shall remain due and owing and shall be payable on the next succeeding Payment Date until repaid in full.

(c)         If any Advance requested by the Borrower pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lender against any loss, cost or expense incurred by such Lender related thereto, including, any loss (including cost of funds and out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

Section 2.09       Unused Fee. The Borrower shall pay, in accordance with Section 2.04, pro rata to each Lender, an unused fee (the “Unused Fee”) payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (a) one divided by three hundred and sixty (360), (b) the applicable Unused Fee Rate and (c) the Facility Amount minus the greater of (i) the Advances Outstanding on such date and (ii) the Minimum Utilization.

Section 2.10        Increased Costs; Capital Adequacy.

(a)         If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, assessment, fee, tax, insurance charge, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any the Administrative Agent, any Lender or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”);

(ii)         impose on any Affected Party or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances or participation therein or the obligation or right of any Lender to make Advances hereunder; or

(iii)        change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party;

and the result of any of the foregoing shall be to increase the cost to or impose a cost upon such Affected Party of funding or making or maintaining any Advance or of maintaining its obligation to make any such Advance or otherwise performing its obligations under the Transaction Documents or to increase the cost to such Affected Party or to reduce the amount of any sum received or receivable by such Affected Party, whether of principal, interest or otherwise or to require any payment calculated by reference to the amount of interest or loans received or held by such Affected Party, then the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional costs incurred or reduction suffered.

(b)         If any Affected Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Party’s capital or on the capital of Affected Party’s holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Party to a level below that which such Affected Party or Affected Party’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Party’s policies and the policies of such Affected Party’s holding company with respect to capital adequacy and liquidity), the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or Affected Party’s holding company for any such reduction suffered on the immediately following Payment Date pursuant to Section 2.04 to the extent of available funds.

(c)         A certificate of an Affected Party providing an explanation of the applicable Change in Law and setting forth the amount or amounts necessary to compensate such Affected Party or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest or demonstrable error. In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Borrower shall pay such Affected Party the amount shown as due on any such certificate on the Payment Date following receipt thereof to the extent of available funds.

(d)         If a Currency Disruption Event as described in clause (a) of the definition of “Currency Disruption Event” with respect to any Lender occurred, such Lender shall in turn so notify the Borrower, whereupon the Yield Rate with respect to all Advances Outstanding of the affected Lender denominated in the affected Eligible Currency shall accrue Yield at the ~~Designated Base Rate~~Benchmark plus the Applicable Margin.

(e)         Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of any Affected Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Party pursuant to this Section 2.10 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Affected Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f)          In the event that any Affected Party shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to make any purchase or loan or maintain any purchase or loan) as a result of any Advance not being made in accordance with a request therefor under Section 2.02, then, on the immediately following Payment Date following written notice from such Affected Party to the Borrower, the Borrower shall pay to such Affected Party, the amount of such loss or expense, pursuant to Section 2.04 (to the extent of available funds). Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest or demonstrable error, be conclusive and binding upon the Borrower.

(g)         This Section 2.10 shall not apply to any (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes.

Section 2.11        Taxes.

(a)         Any and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required by Applicable Law to be withheld from any amounts payable to any Recipient, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the amount payable by the Borrower to such Person will be increased as necessary (the amount of such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding or deduction for or on account of any Taxes (including, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been made.

(b)         The Borrower or Servicer shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent or a Lender timely reimburse it for the payment of, any Other Taxes.

(c)         The Borrower, the Servicer and the Originator shall pay (i) with respect to the Borrower, on the Payment Date pertaining to the Remittance Period in which such cost is incurred and (ii) with respect to the Servicer and the Originator, on demand, in each case, any and all stamp, sales, excise and other Taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(d)         The Borrower will indemnify, from funds available to it pursuant to Section 2.04 (and to the extent the funds available for indemnification provided by the Borrower is insufficient the Servicer, on behalf of the Borrower, will indemnify) each Recipient for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Person or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within ten (10) days from the date a written demand therefor is delivered to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.11(e).

(f)          Within thirty (30) days after the date of any payment by the Borrower or by the Servicer on behalf of the Borrower of any Taxes, the Borrower or the Servicer, as applicable, will furnish to the Administrative Agent at the applicable address set forth on this Agreement, appropriate evidence of payment thereof.

(g)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g)(i), (ii) and (iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)          If any Lender is not a United States Tax Person, such Lender shall deliver to the Borrower, to the extent legally entitled to do so, with a copy to the Administrative Agent, on or prior to the date such Lender becomes a party to the Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

a.          in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b.          executed copies of IRS Form W-8ECI;

c.          in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

d.                  to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(ii)         If a Lender is a United States Tax Person, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent, on or prior to the date such Lender becomes a party to this Agreement (and from time to time thereafter upon reasonable request of the Borrower or the Administrative Agent), two (or such other number as may from time to time by prescribed by Applicable Law) duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii)        If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)        If any Lender is not a United States Tax Person, such Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(v)         Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.11(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified or paid Additional Amounts pursuant to this Section 2.11, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section 2.11 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(h), in no event will the indemnified party by required to pay any amount to any indemnifying party pursuant to this Section 2.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position that the indemnified party would have been in if the indemnification payments or Additional Amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(j)          If at any time the Borrower shall be liable for the payment of any Additional Amounts in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.16(b)); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof.

Section 2.12        Grant of a Security Interest; Collateral Assignment of Agreements.

(a)         (i) To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent (collectively, the “Secured Obligations”), the Borrower hereby (A) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties and (B) Grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or Grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (x) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (y) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (z) none of the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(ii) To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, each Securitization Subsidiary hereby (A) collaterally assigns and pledges to the Collateral Agent, on behalf of the Secured Parties and (B) Grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of such Securitization Subsidiary’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral, whether now existing or hereafter arising or acquired by such Securitization Subsidiary, and wherever the same may be located. For the avoidance of doubt, the Collateral shall not include any Excluded Amounts, and such Securitization Subsidiary does not hereby assign, pledge or Grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (x) such Securitization Subsidiary shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (y) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release such Securitization Subsidiary from any of its duties or obligations under the Collateral, and (z) none of the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

The foregoing Grants shall, for the purpose of determining the property subject to the Lien of this Agreement, be deemed to include any securities and any investments Granted to the Collateral Agent by or on behalf of the Borrower, whether or not such securities or investments satisfy the criteria set forth in the definitions of “Eligible Loan Asset” or “Permitted Investments,” as the case may be.

(b)         As Security for the Secured Obligations, each Loan Party hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the such Loan Party’s right and title to and interest in, to and under (but not any obligations under) each Purchase and Sale Agreement (and any UCC financing statements filed under or in connection therewith), the Underlying Instruments related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts or Retained Interest (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, each Loan Party hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under each Purchase and Sale Agreement. Each Loan Party confirms that following notice from the Administrative Agent to such Loan Party of the occurrence of an Event of Default until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce such Loan Party’s rights and remedies under each Purchase and Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall terminate upon the Collection Date.

Section 2.13        Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as a non-fiduciary agent of the Borrower, at its address referred to in Section 12.02 a copy of each Assignment and Acceptance and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and interests of the Lenders (including principal amounts and stated interest on the Advances) (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time during business hours and from time to time upon reasonable prior notice. No Advance hereunder shall be assigned or sold, in whole or in part without registering such assignment or sale on the Register.

Section 2.14         Release of Loan Assets.

(a)          The Lien of the Collateral Agent shall be automatically released with respect to: (i) any Loan Asset (and the Related Asset) sold or substituted in accordance with the applicable provisions of Section 2.07, (ii) any Loan Asset (and the Related Asset) with respect to which all amounts have been paid in full by the related Obligor and deposited in the Collection Account, (iii) amounts distributed to the Borrower pursuant to Section 2.04, and (iv) the entire Collateral following the Collection Date. Any Non-Levered Loan Asset sold by the Borrower shall be automatically released from the Lien of the Collateral Agent. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer and the Borrower and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit J) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower. Notwithstanding anything to the contrary herein, each of the Administrative Agent, Collateral Agent, Collateral Custodian and Lender agree that the release of the Lien on any Loan Assets (and Related Assets) designated to be sold to GC Advisors LLC (or an Affiliate) for a substantially concurrent transfer to a special purpose vehicle in accordance with the No-Action Relief in connection with an Existing Golub BDC CLO (the “No-Action Relief Assets”) shall be deemed to occur prior to the payment by the ~~Borrowers~~Borrower of its Obligations with respect to such No-Action Relief Assets on the applicable date of transfer and the release of the Lien (other than with respect to the No-Action Relief Assets) with respect to any other Loan Assets being sold to such Existing Golub BDC CLO shall be deemed to occur simultaneously with the payment by the Borrower of its Obligations with respect to such Loan Assets on the applicable date of transfer, in each case, so as to allow the Borrower to sell, assign and otherwise transfer the Collateral to certain parties in accordance with the terms of the No-Action Relief and the related transaction documentation of the Existing Golub BDC CLO (it being understood no such release shall occur until the Administrative Agent has received evidence reasonably satisfactory to it that the conditions precedent to closing of the Existing Golub BDC CLO have been satisfied).

(b)         A Securitization Subsidiary may obtain the release of its entire Securitization Subsidiary Collateral Portfolio (including such Securitization Subsidiary’s Collection Accounts) and shall no longer be party to this Agreement upon (i) the closing of a Securitization by such Securitization Subsidiary and transfer by the Borrower of the equity in such Securitization Subsidiary to an Affiliate, third party or charitable trust or any combination of the foregoing and (ii) satisfaction of the following conditions precedent:

(i)          the Borrower shall have delivered a pro forma Borrowing Base Certificate and Loan Asset Schedule to the Administrative Agent reflecting such release;

(ii)         the Borrower shall deliver a list of all Loan Assets to be released;

(iii)        the Borrower shall have provided ten Business Days’ prior notice of such release to the Administrative Agent and the Collateral Agent and the Administrative Agent shall have provided its prior written consent to such release in its sole discretion;

(iv)        the Borrower shall have notified the Administrative Agent of any amount to be deposited into the Borrower’s Collection Account in connection with such release;

(v)         the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall be correct in all respects, except to the extent relating to an earlier date, after giving effect to such release;

(vi)        after giving effect to such release of the applicable Securitization Subsidiary Collateral Portfolio and the deposit into the Borrower Collection Account in connection therewith and any payments of Advances Outstanding expected to be made in connection with the closing of the Securitization, no Event of Default, Unmatured Event of Default or Borrowing Base Deficiency shall exist; and

(vii)       the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the legal fees and expenses of the Administrative Agent, each Lender, the Collateral Agent and the Collateral Custodian in connection with any such release.

The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of applicable Securitization Subsidiary, give notice of such release to the Collateral Custodian (in the form of Exhibit J) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions (including consenting to a UCC-3 termination for the relevant Securitization Subsidiary, as applicable) as shall reasonably be requested by the applicable Securitization Subsidiary to effect such release of the Lien in such Securitization Subsidiary Collateral Portfolio created pursuant to this Agreement (which release shall be effective simultaneously with the closing of the relevant Securitization) and to evidence that such Securitization Subsidiary is no longer party to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the applicable Securitization Subsidiary or any trustee or collateral administrator of such Securitization Subsidiary, as applicable, as directed by the Servicer.

Section 2.15        Treatment of Amounts Received by any Loan Party. Amounts received by any Loan Party pursuant to Section 2.07 on account of Loan Assets (other than Non-Levered Loan Assets) shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

Section 2.16        Prepayment; Termination; Reduction.

(a)         Except as expressly permitted or required herein, including any repayment necessary to cure a Borrowing Base Deficiency, Advances Outstanding in any Eligible Currency may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent and the Collateral Agent at least one (1) Business Day prior to such prepayment; provided that any prepayment of Advances in an Eligible Currency other than Dollars shall be made by converting such prepayment into the applicable Eligible Currency at the Spot Rate to the extent sufficient funds have not been remitted in such Eligible Currency. In the event that an Advance is remitted to the Principal Collection Subaccount in connection with a Notice of Borrowing in respect of the acquisition by the Borrower of a loan asset constituting a newly originated loan and such loan asset is not acquired by the Borrower within two (2) Business Days of the date of such Advance, the Servicer shall cause the Borrower to effect a prepayment in an amount equal to such Advance within two (2) Business Days of such Advance. The Borrower may use amounts on deposit in the Contribution Account at any time for purposes of making a prepayment of Advances Outstanding. Upon any prepayment in full, the Borrower shall also pay in full all accrued and unpaid Yield. Upon any prepayment, the Borrower shall also pay any Breakage Fees, Increased Costs and all accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its sole discretion and (ii) no event has occurred or would result from such prepayment which would constitute an Event of Default or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.16(a) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.16(a) shall be irrevocable.

(b)         The Borrower may, at its option and upon three (3) Business Days’ prior written notice of such termination or permanent reduction in the form of Exhibit F to the Administrative Agent and the Collateral Agent, either (i) terminate this Agreement and the other Transaction Documents upon payment in full of all Advances Outstanding, all accrued and unpaid Yield and Fees, any Breakage Fees, Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders, payment of the Prepayment Premium pro rata to each Lender and payment of all other Obligations (other than unmatured contingent obligations for which no claim has been made), or (ii) permanently reduce in part the Facility Amount upon payment in full, all accrued and unpaid Yield and Unused Fees (pro rata with respect to the portion of the Facility Amount so reduced), any Breakage Fees, Increased Costs, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders and the Prepayment Premium pro rata to each Lender. Notwithstanding anything to the contrary herein, no Prepayment Premium shall be due (i) to any Lender that is a Defaulting Lender pursuant to Section 2.19, (ii) to the Administrative Agent as a lender if the Administrative Agent has previously resigned as Administrative Agent pursuant to the terms of this Agreement, (iii) during the continuation of a Non-Approval Event~~,~~ and (iv) following the occurrence of a Currency Disruption Event ~~and (v) if at any time the Servicer does not consent to the Alternative Rate and, upon payment in full of all Obligations hereunder, terminates the Transaction Documents~~. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.16(b).

(c)         The Borrower hereby acknowledges and agrees that the Prepayment Premium constitutes additional consideration for the Lenders to enter into this Agreement.

Section 2.17        Collections and Allocations.

(a)         The Collateral Agent shall promptly identify all Available Collections received in the Collection Account as being on account of Interest Collections or Principal Collections and shall segregate all Interest Collections and Principal Collections and transfer the same to the Interest Collection Subaccount and the Principal Collection Subaccount, respectively. If, notwithstanding such compliance, the Servicer receives any collections directly, the Servicer (upon obtaining knowledge thereof) shall transfer, or cause to be transferred, any such collections received directly by it (if any) to the Collection Account by the close of business within two (2) Business Days after obtaining knowledge of the receipt of such Collections; provided that the Servicer shall identify to the Collateral Agent any collections received directly by the Servicer as being on account of Interest Collections or Principal Collections. The Collateral Agent shall further provide to the Servicer a statement as to the amount of Interest Collections and Principal Collections on deposit in the Interest Collection Subaccount and the Principal Collection Subaccount no later than three (3) Business Days prior to each Reporting Date for inclusion in the Servicing Report delivered pursuant to Section 6.08(b).

(b)         On the Cut-Off Date with respect to any Loan Asset, the Servicer will (i) deposit or will cause the Borrower to deposit into the Collection Account all Available Collections denominated in Dollars received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral on such date and (ii) deposit or will cause the Borrower to deposit into the applicable Eligible Currency Account all Available Collections not denominated in Dollars received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral on such date. The Servicer may, on any date, instruct the Account Bank to convert funds on deposit in any or all Eligible Currency Accounts into Dollars using the Spot Rate. Such converted funds shall then be transferred into the Collection Account.

(c)         With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(d)         Prior to the delivery of a Notice of Exclusive Control, the Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Controlled Accounts in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, such funds shall be invested in the Standby Investment. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Collateral Agent. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Agent, the Administrative Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account. The parties hereto acknowledge that the Collateral Agent, the Administrative Agent, a Lender or any of their respective Affiliates may receive compensation with respect to the Permitted Investments. The Servicer shall, pursuant to written instruction (which may be in the form of standing instructions), direct the Collateral Agent to invest, or cause the investment of, funds on deposit in the Contribution Account in Permitted Investments, from the Closing Date until the Collection Date. Absent any such written instruction, such funds shall not be invested.

(e)         Until the Collection Date, neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in any Controlled Account, except to the extent explicitly set forth in Section 2.04, Section 2.17(c) or Section 2.18.

(f)          Eligible Currency.

(i)           Subject to the Pari Passu Provisions, any and all payments made by the Borrower under the Transaction Documents shall be made in the applicable Eligible Currency, as follows: (A) repayment of Advances in an Eligible Currency other than Dollars shall be made in the corresponding Eligible Currency, and (B) payment of interest on the Advances in an Eligible Currency other than Dollars shall be made in the corresponding Eligible Currency. Each party hereto agrees that the Available Collections and all such other amounts described in Section 2.04(a), Section 2.04(b) and Section 2.04(c) shall be applied in accordance with the priority of payments set forth in Section 2.04(a), Section 2.04(b) and Section 2.04(c). The Lenders and the Administrative Agent hereby instruct the Collateral Agent to apply the Available Collections and all such other amounts described in Section 2.04(a), Section 2.04(b) and Section 2.04(c) in accordance with Section 2.04(a), Section 2.04(b) and Section 2.04(c); provided that such payments shall be subject to availability of such funds pursuant to Section 2.04(a), Section 2.04(b) and Section 2.04(c).

(ii)          The Servicer shall instruct the Collateral Agent, on the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Collection Account into each Eligible Currency to the extent necessary to make payments pursuant to Section 2.04(a), Section 2.04(b) and Section 2.04(c), as applicable (as determined by the Servicer using the Spot Rate). The Borrower may receive collections on Non-Levered Loan Assets in currencies other than Eligible Currencies and deposit such funds into the Contribution Account and distribute funds in such other currencies, in each case, to the extent such amounts are not required to be deposited into the Collection Account in accordance herewith.

(iii)         Any Available Collections on deposit in the Principal Collection Subaccount denominated in an Eligible Currency may be converted by the Servicer into another Eligible Currency on any Business Day (other than a Payment Date) using the Spot Rate so long as (A) no Borrowing Base Deficiency exists after giving effect to such conversion, and (B) the converted amounts are used solely for purposes of acquiring a Loan denominated in such other Eligible Currency pursuant to Section 2.18. The Servicer shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion.

Section 2.18        Reinvestment of Principal Collections.

On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent and the Administrative Agent, prior to the end of the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Subaccount:

(a)         direct the Collateral Agent to withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Granted hereunder; provided that the following conditions are satisfied:

(i)          all conditions precedent set forth in Section 3.02 and Section 3.04 have been satisfied;

(ii)         no Event of Default has occurred, or would result from such withdrawal and reinvestment, and no Unmatured Event of Default exists or would result from such withdrawal and reinvestment;

(iii)        delivery of a Disbursement Request executed by the Borrower and a Responsible Officer of the Servicer; or

(b)         direct the Collateral Agent to withdraw such funds for the purpose of making payments in respect of the Advances Outstanding in the applicable Eligible Currency at such time in accordance with and subject to the terms of Section 2.16.

Upon the satisfaction of the applicable conditions set forth in this Section 2.18 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Collateral Agent shall release funds from the Principal Collection Subaccount as directed by the Servicer in an amount not to exceed the lesser of (x) the amount requested by the Servicer for reinvestment or repayment and (y) the amount on deposit in the Principal Collection Subaccount on such day.

Section 2.19        Defaulting Lenders.

(a)         Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the portion of the Loan funded by such Defaulting Lender shall not be included in determining whether Required Lenders have taken or may take any action hereunder and the Defaulting Lender shall not be included in determining whether all Lenders have taken or may have taken any action hereunder; provided that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender differently than other affected Lenders or Lenders shall require the consent of such Defaulting Lender, as applicable.

(b)         In the event that the Administrative Agent, and, so long as no Event of Default exists, the Borrower determines (such determination not to be unreasonably withheld) that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender will cease to be a Defaulting Lender and the provisions of clause (a) above shall, from and after such determination, cease to be of further force or effect with respect to such Lender; provided that no change hereunder from Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)         Replacement of a Lender.

(i)          If any Lender other than Morgan Stanley becomes a Defaulting Lender or a Lender other than Morgan Stanley or any Affiliate thereof imposes or attempts to impose costs pursuant to Section 2.10, then the Borrower may, at its sole expense and effort, upon not less than five (5) Business Days advance notice to the Administrative Agent and (if different) the related Lender, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all of its respective interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably withheld, (B) the assignee shall not be an Affiliate of any of the Borrower, the Servicer or the Originator and (C) such assigning Lender shall have received payment of an amount equal to all outstanding Advances funded or maintained by such Lender, together with all accrued interest thereon and all accrued Fees or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the portion of the Advance held by such Lender as of such termination date, without the payment of any penalty, fee or premium. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to exist.

(ii)         Any Lender being replaced pursuant to Section 2.19(c)(i) above shall execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment and outstanding portion of the Advance funded by such Lender. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding portion of the Advance and (B) all obligations of the Borrower owing to the assigning Lender relating to the Advance and Commitments so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance, the assignee Lender shall become a Lender hereunder and under each of the Transaction Documents and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned portion of the Advance and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assignment Lender. In connection with any such replacement, if any such Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Defaulting Lender, then such Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Defaulting Lender.

Section 2.20        Investment of Amounts on Deposit in Contribution Account. The Collateral Custodian shall cause the Account Bank, prior to the Closing Date, to establish a single, segregated non-interest bearing account, which shall be designated as the Contribution Account, in the name of and for the benefit of the Borrower. The Servicer may, to the extent of any amounts on deposit in the Contribution Account, withdraw such funds for the purpose of investing in Non-Levered Loan Assets. For the avoidance of doubt, the Borrower, or the Servicer on behalf of the Borrower, shall have sole rights of withdrawal with respect to the Contribution Account, and the Account Bank shall only withdraw funds from the Contribution Account pursuant to the instructions of the Borrower or the Servicer.

Section 2.21        Incremental Facilities.

(a)         The Borrower may, by written notice to the Administrative Agent and each Lender, elect to request, prior to the last day of the Revolving Period, an increase to the existing Commitments (any such increase, the “New Commitments”) by an amount with the consent of the Administrative Agent and each Lender whose Commitment is being increased thereby in their respective sole discretion and subject to any internal approvals~~, which would increase the Facility Amount to an amount greater than $250,000,000.~~; provided that, each increase shall be in a minimum of at least $5,000,000 or a larger multiple of $1,000,000 in excess thereof (or, in each case, in such other amounts as the Administrative Agent may reasonably agree) and the aggregate amount of all Commitments outstanding, at any given time, shall not exceed $275,000,000. Each such notice shall specify (i) the amount of the New Commitment, (ii) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Commitments shall be effective and approved in writing by the Administrative Agent and (~~ii~~iii) the identity of each Lender or other Person (each, an “Increasing Lender”) to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations (if then known). Such New Commitments shall become effective as of such Increased Amount Date; provided that (A) no Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (B) the New Commitments shall be effected pursuant to an Assignment and Acceptance for each existing Lender or one or more Joinder Supplements for any new Lender executed and delivered by the Borrower, such new Lender and the Administrative Agent, and each of which shall be recorded in the Register; (C) the Borrower shall pay any applicable Breakage Fees in connection with the New Commitments and shall pay any other required fees in connection with the New Commitments; (D) the Borrower shall deliver or cause to be delivered any legal opinions or other customary closing documents (substantially consistent with the documents set forth in Section 3.01) reasonably requested by Administrative Agent or an Increasing Lender in connection with any such transaction; and (E) the effectiveness of any allocation of New Commitments to a non-Lender shall be subject to the prior written consent of the Administrative Agent.

(b)        On any Increased Amount Date on which New Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the Increasing Lenders, and each of the Increasing Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Advances Outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances will be held by existing Lenders and Increasing Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Commitments to the Commitments, (ii) each New Commitment shall be deemed, for all purposes, a Commitment and each Advance made thereunder (a “New Advance”) shall be deemed, for all purposes, an Advance and (iii) each new Lender shall become a Lender with respect to the Commitments and all matters relating thereto.

(c)        The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (i) the New Commitments and the Increasing Lenders and (ii) in the case of each notice to any Lender, the respective interests in such Lender’s Advances, in each case subject to the assignments contemplated by this Section 2.21.

The terms and provisions of the New Advances shall be identical to the Advances. Each Assignment and Acceptance or each Joinder Supplement, as applicable, may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Transaction Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, and consented to by the Borrower (such consent not to be unreasonably withheld), to effect the provisions of this Section 2.21.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01         Conditions Precedent to Effectiveness.

(a)          This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i)            all acts and conditions (including, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all Applicable Law;

(ii)           in the reasonable judgment of the Administrative Agent, there has not been (x) any change in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s ability to enter into the transactions contemplated by the Transaction Documents or (y) any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;

(iii)          any and all information submitted to each Lender and the Administrative Agent by any Loan Party, the Originator or the Servicer or any of their Affiliates is true and accurate;

(iv)          each Lender shall have received all documentation and other information requested by such Lender and/or required by regulatory authorities with respect to any Loan Party, the Originator and the Servicer under applicable “know your customer” and Anti-Money Laundering Laws, including, the Patriot Act, all in form and substance satisfactory to each Lender;

(v)           the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance satisfactory to the Administrative Agent and each Lender;

(vi)          in the judgment of the Administrative Agent and each Lender, there shall have been no material adverse change in any Loan Party’s (or the Servicer’s) underwriting, servicing, collection, operating and reporting procedures and systems since the completion of due diligence by the Administrative Agent and each Lender;

(vii)         the results of the Administrative Agent’s financial, legal, tax and accounting due diligence relating to the Originator, each Loan Party, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to the Administrative Agent; and

(viii)        the Borrower shall have paid in full all fees then required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and the Wells Fargo Fee Letter and shall have reimbursed the Lenders, the Administrative Agent, the Collateral Custodian, the Account Bank and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent.

(b)          By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 (other than such conditions precedent subject to the judgment, consent or satisfaction of the Administrative Agent or any Lender) have been satisfied.

Section 3.02        Conditions Precedent to All Advances. Each Advance to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a)          On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i)            the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent), no later than noon on (i) the proposed Advance Date for Dollar Advances and (ii) the Business Day prior to the proposed Advance Date for Advances in an Eligible Currency other than Dollars (or such shorter period as agreed to from time to time by the Administrative Agent and each Lender): (A) a Notice of Borrowing and an Officer’s Certificate (which may be included as part of the Notice of Borrowing) computed as of the proposed Advance Date and after giving effect thereto and to the purchase by the Borrower of the Eligible Loan Assets to be purchased by it on such Advance Date, demonstrating that the Investment Criteria are satisfied on the date on which the Borrower (or the Servicer on its behalf) commits to purchase such Eligible Loan Asset (and after giving effect to such commitment), (B) a Borrowing Base Certificate, (C) a Loan Asset Schedule and (D) such additional information, approvals, documents, certificates and reports as may be reasonably requested by the Administrative Agent and an executed copy of each assignment and assumption agreement, transfer document or instrument (including any Loan Assignment) relating to each Loan Asset to be Granted evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the applicable Loan Party (other than in the case of any Loan Asset acquired by the applicable Loan Party at origination);

(ii)           the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 4:00 p.m. on the related Advance Date, a copy of the duly executed original promissory notes of the Loan Assets (or, in the case of any Noteless Loan, a fully executed assignment agreement or credit agreement (as applicable)); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the other Required Loan Documents with respect to such Loan Assets to be in the possession of the Collateral Custodian not later than (A) five (5) Business Days if the Servicer or its Affiliate is the agent with respect to such Loan Asset and (B) otherwise, thirty (30) days in each case after the related Cut-Off Date as to any Loan Assets;

(iii)          the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all respects, and there exists no material breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(iv)          no Event of Default has occurred, or would result from such Advance, no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;

(v)           no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Default or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Default;

(vi)          since the Closing Date, there has been no Material Adverse Effect;

(vii)         no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Granted on such Advance Date;

(viii)        all terms and conditions of each Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Granted hereunder on such Advance Date (and the Related Asset related thereto), including, the perfection of the applicable Loan Party’s interests therein, shall have been satisfied in full, and all filings (including, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in the Collateral, including such Eligible Loan Assets and the Related Asset and the proceeds thereof shall have been made, taken or performed;

(ix)           the Loan Asset to be acquired with the proceeds of such Advance is an Eligible Loan Asset as of the date of funding; and

(x)            (A) with respect to Eligible Loan Assets purchased with Advances, such Advance shall be denominated in the same Eligible Currency as such Loan Asset, (B) with respect to Eligible Loan Assets purchased with available Principal Collections, such Principal Collections shall be denominated in the same Eligible Currency (or converted to such Eligible Currency pursuant to Section 2.17(f)(iii)) as the Loan Asset acquired in connection with such reinvestment and (C) with respect to any substitution pursuant to Section 2.07(a), the Loan sold in connection with such substitution shall be denominated in the same Eligible Currency as the Loan Asset acquired in connection with such substitution;.

(b)          The Borrower shall have provided a request for an Approval Notice for each Loan Asset intended to be included in the Collateral in connection with the applicable Advance Date (and such information in respect of each such Loan Asset that is requested by the Administrative Agent). The Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral on the applicable Advance Date.

(c)          No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or the proposed Grant of Eligible Loan Assets in accordance with the provisions hereof.

(d)          The proposed Advance Date shall take place during the Revolving Period.

(e)          The Borrower shall have paid in full all fees then required to be paid, including all fees required hereunder and under the applicable Lender Fee Letters and the Wells Fargo Fee Letter.

The failure to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the Lenders to rescind the related Advance, to the extent of funds on deposit in the Collection Account, and direct the Borrower to pay to the Administrative Agent for the benefit of the Lenders an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.03        Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

Section 3.04         Conditions to Acquisition of Loan Assets. Each Grant of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(c), an additional Eligible Loan Asset pursuant to Section 2.18 or any other Grant of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a)          the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Custodian and the Collateral Agent) no later than 5:00 p.m. on the date that is one (1) Business Day prior to the related Cut-Off Date: (i) a Borrowing Base Certificate, (ii) a Loan Asset Schedule, (iii) and Approval Notice (for each Loan Asset added to the Collateral on the related Cut-Off Date) and (iv) such additional information, approvals, documents, certificates and reports as may be requested by the Administrative Agent and an executed copy of each assignment and assumption agreement, transfer document or instrument (including any Loan Assignment) relating to each Loan Asset to be pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the applicable Loan Party (other than in the case of any Loan Asset acquired by the applicable Loan Party at origination);

(b)          the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than noon on the related Cut-Off Date, a copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan, a fully executed assignment agreement); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian not later than (A) five (5) Business Days if the Servicer or its Affiliate is the agent with respect to such Loan Asset and (B) otherwise, thirty (30) days, in each case after the related Cut-Off Date as to any Loan Assets;

(c)          with respect to Eligible Loan Assets purchased with Advances and available Principal Collections, the Investment Criteria are satisfied on the date on which the Borrower (or the Servicer on its behalf) commits to purchase such Eligible Loan Asset (and after giving effect to such commitment);

(d)          no Liens exist in respect of Taxes (other than Permitted Liens) which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Granted on such Cut-Off Date;

(e)          all terms and conditions of each Purchase and Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Granted hereunder on such Cut-Off Date (and the Related Asset), including, the perfection of the applicable Loan Party’s interests therein, shall have been satisfied in full, and all filings (including, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Related Asset and the proceeds thereof shall have been made, taken or performed;

(f)           the Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Eligible Loan Assets identified in the applicable Loan Asset Schedule for inclusion in the Collateral on the applicable Cut-Off Date;

(g)          no Event of Default has occurred, or would result from such Grant, and no Unmatured Event of Default exists, or would result from such Grant (other than, with respect to any Grant of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and

(h)          the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects, and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 before and after giving effect to the Grant to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01        Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants, as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a)          Organization, Good Standing and Due Qualification. Such Loan Party is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral requires such qualification.

(b)          Power and Authority; Due Authorization; Execution and Delivery. Such Loan Party has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to Grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement, subject only to Permitted Liens.

(c)          Binding Obligation. This Agreement and each of the Transaction Documents to which such Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(d)          All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by such Loan Party of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(e)          No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Grant of the Collateral will not (i) create any Lien on the Collateral other than Permitted Liens or (ii) violate any Applicable Law or the Constituent Documents of such Loan Party or (iii) violate any contract or other agreement to which such Loan Party is a party or by which such Loan Party or any property or assets of such Loan Party may be bound.

(f)           No Proceedings. There is no litigation or administrative proceeding or investigation pending or threatened against such Loan Party or any properties of such Loan Party, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which such Loan Party is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which such Loan Party is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)          Selection Procedures. In selecting the Loan Assets to be Granted pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(h)          Bulk Sales. The Grant of the security interest in the Collateral by such Loan Party to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, is in the ordinary course of business for such Loan Party and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(i)           Grant of Collateral. The Loan Parties have good and marketable title to all of the Collateral. Such Loan Party has taken all actions necessary to perfect its interest in the Collateral transferred by the Originator. Except as otherwise expressly permitted by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by such Loan Party to any Person, other than as contemplated by Article II and the Grant of such Collateral to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(j)           Indebtedness. Such Loan Party has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

(k)          Sole Purpose. Such Loan Party has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents; provided that, any Securitization Subsidiary may enter into any agreements or letters (including, but not limited to, engagement letters, term sheets and agreements with rating agencies), so long as any Lien created thereunder is expressly subordinated to the Liens created hereunder, as is customary for an issuer prior to and in contemplation of a Securitization.

(l)           No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects such Loan Party’s performance of its obligations under this Agreement or any Transaction Document to which such Loan Party is a party.

(m)         Taxes. Such Loan Party has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, all foreign, federal, state, local and other tax returns) required to be filed by it, is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all Taxes, assessments and other governmental charges due and payable from such Loan Party except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established reserves in accordance with GAAP on its books or to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges due and payable by such Loan Party in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(n)          Location. Such Loan Party’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of such Loan Party (and the location of such Loan Party’s records regarding the Collateral (other than those delivered to the Collateral Custodian)) is located at the address set forth in Section 12.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(o)          Tradenames. Such Loan Party has not changed its name since its formation and does not have tradenames, fictitious names, assumed names or “doing business as” names under which it has done or is doing business.

(p)          Solvency. Such Loan Party is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. Such Loan Party is Solvent, and the transactions under this Agreement and any other Transaction Document to which such Loan Party is a party do not and will not render such Loan Party not Solvent. Such Loan Party is paying its debts as they become due (subject to any applicable grace period); and such Loan Party, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(q)          No Subsidiaries. Such Loan Party has no Subsidiaries other than, in the case of the Borrower, the Securitization Subsidiaries party hereto.

(r)           Value Given. Such Loan Party has given fair consideration and reasonably equivalent value to the Originator (or such other Permitted Seller) in exchange for the purchase of the Loan Assets (or any number of them) from the Originator (or such other Permitted Seller) pursuant to the applicable Purchase and Sale Agreement. No such transfer has been made for or on account of an antecedent debt owed by such Loan Party to the Originator and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(s)          Reports Accurate. All Servicer Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by such Loan Party (or the Servicer on its behalf) to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with the Transaction Documents are, as of their date, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that, solely with respect to written or electronic factual information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of such Loan Party. Any projections or forward-looking information (including such statements with respect to the collectability of, or risks or benefits associated with a Loan Asset) provided by or on behalf of the Servicer were prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time so prepared.

(t)           Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, the use of proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Such Loan Party does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any Margin Stock or to extend “purpose credit” within the meaning of Regulation U.

(u)          No Adverse Agreements. There are no agreements in effect adversely affecting the rights of such Loan Party to make, or cause to be made, the grant of the security interest in the Collateral contemplated by the Grant.

(v)          Event of Default/Unmatured Event of Default. No event has occurred and is continuing which constitutes an Event of Default or an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).

(w)         Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the Servicing Standard and the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Originator.

(x)          ERISA.

(i)            The present value of all benefits vested under each Pension Plan does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code. No ERISA Event has occurred or is reasonably expected to occur, that, in the aggregate, could subject such Loan Party to any material tax, penalty or other liability.

(ii)           Each Foreign Plan is in compliance in all material respects with its terms and with the requirements of any and all Applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Except as could not, in the aggregate, subject such Loan Party to any material tax, penalty or other liability: (i) all contributions required to be made with respect to a Foreign Plan have been timely made; (ii) such Loan Party has not incurred any obligations in connection with the termination of, or withdrawal from, any Foreign Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan, determined as of the end of such Loan Party’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Plan allocable to such benefit liabilities.

(iii)          Such Loan Party (a) is not a Benefit Plan Investor and (b) is not a “governmental plan” within the meaning of Section 3(32) of ERISA (“Governmental Plan”), and neither such Loan Party nor any transactions by or with such Loan Party are subject to state statutes regulating investments of and fiduciary obligations with respect to Governmental Plans or to state statutes that impose prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).

(y)          Allocation of Charges. There is not any agreement or understanding between the Servicer and such Loan Party (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(z)          Broker/Dealer. Such Loan Party is not a broker/dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(aa)        Instructions to Obligors. The Collection Account is the only account to which Obligors (solely with respect to non-agented Loan Assets), agent banks or administrative agents on the Loan Assets have been instructed by such Loan Party, or the Servicer on the Loan Party’s behalf, to send Principal Collections and Interest Collections on the Collateral. Notwithstanding the foregoing, any Securitization Subsidiary may notify administrative or payment agents of any change in payment instructions necessary to close a Securitization. Such Loan Party has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, a Lien on the Collection Account.

(bb)       Investment Company Act. Such Loan Party is not required to register as an “investment company” under the provisions of the 1940 Act.

(cc)        Compliance with Law. Such Loan Party (i) has complied in all material respects with all Applicable Law to which it may be subject and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal. Such Loan Party has not received any notice that it is not in compliance in any respect with any of the requirements of the foregoing.

(dd)       Collections. Such Loan Party acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral Granted hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within two (2) Business Days after receipt as required herein.

(ee)        Set-Off, etc. No Loan Asset in the Collateral has been compromised, satisfied, rescinded or set-off by such Loan Party, the Originator or the Obligor thereof, and no Loan Asset in the Collateral is subject to compromise, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction or termination or whether arising out of transactions concerning the Collateral or otherwise, by such Loan Party, the Originator or the Obligor with respect thereto, except, in each case, for amendments, adjustments, extensions, subordination and modifications, if any, to such Collateral otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard.

(ff)         Securitization Subsidiaries. In the case of the Borrower only, each Securitization Subsidiary is in compliance with the representations and warranties set forth in this Section 4.01.

(gg)       Environmental. With respect to each item of Related Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Related Collateral, to the actual knowledge of a Responsible Officer of such Loan Party: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Materials of Environmental Concern into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Materials of Environmental Concern into the environment, in each case, except as otherwise specified in the Underlying Instruments pertaining to such Loan Asset. As of the applicable Cut-Off Date for the Loan Asset related to such Related Collateral, none of such Loan Party, the Originator nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(hh)       Anti-Terrorism; OFAC; Anti-Corruption.

(i)            None of such Loan Party nor any of its Affiliates nor, to the knowledge of such Loan Party, any Obligor (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC’s list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions.

(ii)           None of such Loan Party nor any of its Affiliates (i) is a Politically Exposed Person, immediate family member of a Politically Exposed Person or close associate of a Politically Exposed Person; or (ii) a foreign shell bank. For purposes of the forgoing, “foreign shell bank” means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.

(iii)          No part of the proceeds of any Advance will be used by such Loan Party or any of its Affiliates, or permitted to be used by any other Person (in each case, directly or indirectly including by an Obligor), (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable anti-money laundering laws, rules or regulations, including the Patriot Act, as amended (collectively, “Anti-Money Laundering Laws”); or (iii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would result in a violation by any Person of any Sanctions.

(iv)          No Collateral or any portion thereof is or will consist of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.

(v)           Such Loan Party acknowledges by executing this Agreement that each Lender and the Administrative Agent (for itself and not on behalf of any other Lender) hereby notifies such Loan Party that United States law requires each United States Lender and the Administrative Agent to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party (and certain Persons having a beneficial interest in such Loan Party) and other information that will allow such Lender and the Administrative Agent, as applicable, to identify such Loan Party.

(ii)          Security Interest.

(i)            This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from such Loan Party;

(ii)           the Collateral is comprised of “instruments,” “security entitlements,” “general intangibles,” “accounts,” “certificated securities,” “uncertificated securities,” “securities accounts,” “deposit accounts,” “supporting obligations” or “insurance” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which such Loan Party has complied with its obligations under this Section 4.01(ii);

(iii)          with respect to Collateral that constitute “security entitlements”:

a.          all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;

b.          such Loan Party has taken all steps necessary to cause the securities intermediary to identify in its records such Loan Party, subject to the Lien of the Collateral Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

c.          the Controlled Accounts are not in the name of any Person other than such Loan Party, as applicable, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of such Loan Party, as applicable, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv)          all Controlled Accounts constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

(v)           with respect to any Controlled Account which constitutes a “deposit account” as defined in the applicable UCC, such Loan Party, the Account Bank and the Collateral Agent, on behalf of the Secured Parties, have entered into an account control agreement which permits the Collateral Agent on behalf of the Secured Parties to direct disposition of the funds in such deposit account without further consent of such Loan Party;

(vi)          such Loan Party owns and has good and marketable title to (or, with respect to its interests in assets securing any Loan Assets, a valid security interest in) the Collateral (other than with respect to the Controlled Accounts) free and clear of any Lien (other than Permitted Liens) of any Person;

(vii)         such Loan Party has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties (after giving effect to any provisions of the UCC that render such requirement void);

(viii)        such Loan Party has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(ix)           other than as expressly permitted by the terms of this Agreement and the security interest Granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, such Loan Party has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. Such Loan Party has not authorized the filing of and is not aware of any financing statements against such Loan Party that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interests granted to such Loan Party under the applicable Purchase and Sale Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. Such Loan Party is not aware of the filing of any judgment or Tax lien filings against such Loan Party;

(x)            all original executed underlying promissory notes that constitute or evidence each Loan Asset has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xi)           [reserved];

(xii)          none of the underlying promissory notes (if any) that constitute or evidence the Loan Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xiii)         with respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by such Loan Party of such certificated security; and

(xiv)         with respect to any Collateral that constitutes an “uncertificated security,” that such Loan Party shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

(jj)          [Reserved].

(kk)        Constituent Documents in Effect. The Borrower LLC Agreement and the Constituent Documents of each Loan Party remain in full force and effect and there exists no breach of, default under, or threatened breach of, the Borrower LLC Agreement or any Constituent Document of such Loan Party by the Borrower, such Loan Party or the Originator that could reasonably be expected to cause a Material Adverse Effect.

Section 4.02        Representations and Warranties of each Loan Party Relating to the Agreement and the Collateral. Each Loan Party hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date (solely with respect to the relevant Loan Assets being pledged as of such Cut-Off Date), as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)          Valid Transfer and Security Interest. This Agreement constitutes a Grant of a security interest in all of the Collateral to the Collateral Agent, for the benefit of the Secured Parties, which is a valid and first priority perfected security interest in the Collateral and in that portion of the Collateral in which a security interest may be perfected by filing subject only to Permitted Liens. No Person claiming through or under such Loan Party shall have any claim to or interest in the Controlled Accounts.

(b)          Eligibility of Collateral. (i) The Loan Asset Schedule (other than with respect to Non-Levered Loan Assets), and the information contained in each Notice of Borrowing, is an accurate and complete listing of all the Loan Assets contained in the Collateral as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date in all material respects, (ii) to the knowledge of such Loan Party, each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of Borrowing Base or Borrowing Base Deficiency is an Eligible Loan Asset and (iii) with respect to each item of Collateral (other than with respect to Non-Levered Loan Assets), all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by such Loan Party in connection with the transfer of a security interest in each item of Collateral to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect.

(c)          No Fraud. Each Loan Asset was originated without any fraud or misrepresentation by the Originator or, to the best of such Loan Party’s knowledge, on the part of the Obligor.

Section 4.03         Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of each Measurement Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)          Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b)          Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

(c)          Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d)          Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

(e)          No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s Constituent Documents or any contractual obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any contractual obligation, other than this Agreement and Permitted Liens, or (iii) violate any Applicable Law.

(f)           No Proceedings. There is no litigation, proceeding or investigation pending or threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)          All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h)          Reports Accurate. All Servicer Certificate, Servicing Report, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Lenders or the Collateral Custodian in connection with the Transaction Documents are, as of their date, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that, solely with respect to written or electronic factual information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Servicer. Any projections or forward-looking information (including such statements with respect to the collectability of, or risks or benefits associated with a Loan Asset) provided by or on behalf of the Servicer were prepared in good faith based on assumptions believed by the Servicer to be reasonable at the time so prepared.

(i)           Servicing Standard. The Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Loan Assets.

(j)           Collections. The Servicer acknowledges that all Available Collections received by it or its Affiliates with respect to the Collateral transferred or Granted hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two (2) Business Days from receipt as required herein.

(k)          Solvency. The Servicer is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent.

(l)           Taxes. The Servicer has filed or caused to be filed on a timely basis all tax returns that are required to be filed by it (subject to any extensions to file properly obtained by the same) and is not liable for Taxes payable by any other Person. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer or to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), and no Tax lien (other than a Permitted Lien) has been filed and no claim is being asserted, with respect to any such Tax, assessment or other charge.

(m)         Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(n)          Security Interest. The Servicer will take all steps necessary to ensure that such Loan Party has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement and such security interest is a valid and first priority perfected security interest in the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing (except for any Permitted Liens). All filings (including, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing have been (or prior to the applicable Advance will be) made.

(o)          ERISA. The present value of all benefits vested under each Servicer Pension Plan does not exceed the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code. No Servicer ERISA Event has occurred or is reasonably expected to occur that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability.

(p)          Anti-Terrorism; OFAC; Anti-Corruption.

(i)            None of the Servicer nor any of its Affiliates nor, to the knowledge of the Servicer, any Obligor (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person (1) designated on OFAC’s list of Specially Designated Nationals and Blocked Persons or otherwise the subject of any Sanctions or (2) in violation of the limitations or prohibitions under any other Sanctions.

(ii)           None of the Servicer nor any of its Affiliates (i) is a Politically Exposed Person, immediate family member of a Politically Exposed Person or close associate of a Politically Exposed Person; or (ii) a foreign shell bank. For purposes of the forgoing, “foreign shell bank” means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.

(iii)          No part of the proceeds of any Advance will be used by the Servicer or any of its Affiliates, or permitted to be used by any other Person (in each case, directly or indirectly including by an Obligor), (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act of 1977, as amended; (ii) to fund or facilitate any money laundering or terrorist financing activities or business, or in any other manner that would cause or result in violation of applicable Anti-Money Laundering Laws; or (iii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or in any other manner that would result in a violation by any Person of any Sanctions.

(iv)          No Collateral or any portion thereof is or will consist of funds, assets or other property or interests in property that is blocked or frozen pursuant to any Sanctions.

(v)           The Servicer acknowledges by executing this Agreement that each Lender and the Administrative Agent (for itself and not on behalf of any other Lender) hereby notifies such Loan Party that United States law requires each United States Lender and the Administrative Agent to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party (and certain Persons having a beneficial interest in such Loan Party) and other information that will allow such Lender and the Administrative Agent, as applicable, to identify such Loan Party.

(q)          Environmental. With respect to each item of Related Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a federal or state investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Materials of Environmental Concern into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Materials of Environmental Concern into the environment, in each case, except as otherwise specified in the Underlying Instruments pertaining to such Loan Asset. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Collateral, nor does the Servicer have knowledge or reason to believe that any such notice will be received or is being threatened.

(r)           No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(s)          Instructions to Obligors. The Collection Account is the only account to which Obligors (solely with respect to non-agented Loan Assets), agent banks or administrative agents on the Loan Assets have been instructed by the Servicer on such Loan Party’s behalf to send Principal Collections and Interest Collections on the Collateral.

(t)           Allocation of Charges. There is not any agreement or understanding between the Servicer and such Loan Party (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.

(u)          Servicer Default. No event has occurred which constitutes a Servicer Default (other than any Servicer Default which has previously been disclosed to the Administrative Agent as such).

(v)          Broker/Dealer. The Servicer is not a broker/dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(w)         Compliance with Applicable Law. The Servicer has complied in all material respects with all Applicable Law to which it may be subject.

Section 4.04         Representations and Warranties of the Collateral Agent. The Collateral Agent in its individual capacity and as Collateral Agent represents and warrants as follows:

(a)          Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent under this Agreement.

(b)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Agent, as the case may be.

(c)          No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Agent is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e)          All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent of the transactions contemplated hereby and the fulfillment by the Collateral Agent of the terms hereof have been obtained.

(f)           Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, enforceable against the Collateral Agent in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

Section 4.05         Representations and Warranties of the Collateral Custodian. The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows:

(a)          Organization; Power and Authority. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.

(b)          Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.

(c)          No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of its articles of incorporation or bylaws or any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.

(d)          No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any respect, any Applicable Law.

(e)          All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.

(f)           Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.01         Affirmative Covenants of the Loan Parties.

From the Closing Date until the Collection Date:

(a)          Organizational Procedures and Scope of Business. Each Loan Party will observe all organizational procedures required by its Constituent Documents and the laws of its jurisdiction of formation in all material respects. Without limiting the foregoing, each Loan Party will limit the scope of its business to: (i) the acquisition of Loan Assets or Non-Levered Loan Assets and the ownership and management of the Related Asset and the related assets in the Collateral; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Underlying Instruments to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing; provided that, any Securitization Subsidiary may enter into any agreements or letters (including, but not limited to, engagement letters, term sheets and agreements with rating agencies), so long as any Lien created thereunder is expressly subordinated to the Liens created hereunder, as is customary for an issuer prior to and in contemplation of a Securitization.

(b)          Special Purpose Entity Requirements. Each Loan Party will at all times: (i) maintain at least one (1) Independent Manager; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from the Originator and any other Person; (iv) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (v) not commingle its assets with assets of any other Person (other than any Securitization Subsidiary); (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (vii) maintain separate financial statements, except to the extent that such Loan Party’s financial and operating results are consolidated with those of the Originator in consolidated financial statements or to the extent any Securitization Subsidiary’s financial and operating results are consolidated with those of such Loan Party; provided that appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Loan Party from such Affiliate and to indicate that such Loan Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person; (viii) pay its own liabilities only out of its own funds; (ix) maintain an arm’s-length relationship with its Affiliates and not enter into any transaction with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction (except for (A) capital contributions or capital distributions permitted under the terms and conditions of such Loan Party’s organizational document and properly reflected on the books and records of such Loan Party and (B) in connection with the transfer of assets or funds amongst the Borrower and the Securitization Subsidiaries); (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others (it being understood that the assets of the Securitization Subsidiaries shall be pledged to secure the obligations of the Borrower); (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) to the extent used, use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person (it being understood that the assets of the Securitization Subsidiaries shall be pledged to secure the obligations of the Borrower); (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose transactions and liabilities and pay its operating expenses and liabilities from its own assets (it being understood that this covenant shall apply to the Borrower and the Securitization Subsidiaries on a combined basis); (xvii) cause the managers, officers, agents and other representatives of such Loan Party to act at all times with respect to such Loan Party consistently and in furtherance of the foregoing and in the best interests of such Loan Party; and (xviii) not acquire the obligations or any securities of its Affiliates (other than the Securitization Subsidiaries). Where necessary, a Loan Party will obtain proper authorization from its members for limited liability company action.

(c)          Preservation of Company Existence. Each Loan Party will preserve and maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law.

(d)          Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions in all material respects set forth in the legal opinions of Dechert LLP, as special counsel to the Borrower, issued in connection with the Originator Purchase and Sale Agreement and relating to the issues of substantive consolidation and true sale of the Loan Assets.

(e)          Deposit of Collections. Each Loan Party shall promptly (but in no event later than two (2) Business Days after receipt) deposit or cause to be deposited into the Collection Account (or, with respect to assets denominated in an Eligible Currency other than Dollars, the applicable Eligible Currency Account) any and all Available Collections received by such Loan Party, the Servicer or any of their Affiliates.

(f)           Disclosure of Purchase Price. Each Loan Party shall disclose to the Administrative Agent and the Lenders the purchase price for each Loan Asset proposed to be acquired by such Loan Party.

(g)          Obligor Defaults and Bankruptcy Events. To the extent that the Administrative Agent has not received such notice from a Loan Party or the Servicer in writing, such Loan Party shall give, or shall cause the Servicer to give, notice to the Administrative Agent and the Lenders within two (2) Business Days of the occurrence of any payment default, other than expenses, by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset.

(h)          Required Loan Documents. Each Loan Party shall deliver to the Collateral Custodian a hard copy or electronic copy of the Required Loan Documents (other than with respect to any original executed promissory note and, with respect to Non-Levered Loan Assets, only Required Loan Documents described in clause (a) of the definition of “Required Loan Documents”) and the Loan Asset Checklist pertaining to each Loan Asset not later than (i) the Cut-Off Date pertaining to such Loan Asset if the Servicer or its Affiliate is the agent with respect to such Loan Assets and (ii) otherwise, thirty (30) days after the Cut-Off Date.

(i)           Taxes. Each Loan Party will file or cause to be filed its tax returns, if any, and pay any and all Taxes imposed on it or its property as required by the Transaction Documents (except as contemplated in Section 4.01(m)).

(j)           Notice of Event of Default. Each Loan Party shall notify the Administrative Agent and each Lender of the occurrence of any Event of Default under this Agreement promptly, and in any event within two (2) Business Days, upon obtaining knowledge of such event. In addition, no later than two (2) Business Days following such Loan Party’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, such Loan Party will provide to the Administrative Agent and each Lender a written statement of a Responsible Officer of such Loan Party setting forth the details of such event and the action that such Loan Party proposes to take with respect thereto.

(k)          Notice of Material Events. Each Loan Party shall promptly notify the Administrative Agent and each Lender of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(l)           Notice of Income Tax Liability. Each Loan Party shall furnish to the Administrative Agent and each Lender notice within ten (10) Business Days (confirmed in writing within five (5) Business Days thereafter) of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments (i) to the Tax liability of the Originator or any “affiliated group” (of which the Originator is a member) in an amount equal to or greater than $2,500,000 in the aggregate, or (ii) to the Tax liability of such Loan Party itself in an amount equal to or greater than $500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m)         Beneficial Ownership Certification. Each Loan Party shall deliver promptly following the request of the Administrative Agent, a Beneficial Ownership Certification.

(n)          Notice of Breaches of Representations and Warranties under this Agreement. Each Loan Party shall promptly notify the Administrative Agent and each Lender if it obtains knowledge that any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances.

(o)          Notice of Breaches of Representations and Warranties under each Purchase and Sale Agreement. Each Loan Party confirms and agrees that such Loan Party will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under a Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(p)          Notice of Proceedings. Each Loan Party shall notify the Administrative Agent and each Lender, as soon as possible and in any event within five (5) Business Days, after such Loan Party receives notice or obtains knowledge thereof, of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Collateral Agent’s security interest in the Collateral.

(q)          Notice of ERISA Events. Each Loan Party shall promptly notify the Administrative Agent and each Lender (i) in the event that a Lien is imposed on any asset of such Loan Party with respect to any Pension Plan or Multiemployer Plan or (ii) in the event any ERISA Event occurs.

(r)           Notice of Benefit Plan Investor Status or Prohibited Transaction. Each Loan Party shall promptly notify the Administrative Agent and each Lender in the event such Loan Party becomes a Benefit Plan Investor, in the event such Loan Party becomes subject to state statutes regulating investments of or fiduciary obligations with respect to such governmental plans or to state statutes that impose prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code or in the event such Loan Party has knowledge that this Agreement or any other action or transaction in connection with this Agreement or any other Transaction Document will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a non-exempt violation of Similar Law.

(s)          [Reserved].

(t)           Additional Documents. Each Loan Party shall, to the extent reasonably obtainable by such Loan Party, provide the Administrative Agent and each Lender with (i) copies of such documents as the Administrative Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the applicable “know your customer” requirements under the Patriot Act or other applicable Anti-Money Laundering Laws.

(u)          Protection of Security Interest. With respect to the Collateral acquired by each Loan Party, such Loan Party will (i) if acquired from the Originator, acquire such Collateral pursuant to and in accordance with the terms of the applicable Purchase and Sale Agreement or such other similar agreement, as applicable, (ii) (at the expense of the applicable Loan Party) take all action necessary to perfect, protect and more fully evidence such Loan Party’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, (A) with respect to the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing, filing and maintaining (at the expense of the applicable Loan Party), effective financing statements against the Originator in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) (at the expense of the applicable Loan Party) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in such Loan Party’s interests in all of the Collateral being Granted hereunder including the filing of UCC financing statements in the applicable jurisdiction adequately describing the Collateral (which may include an “all asset” filing), and naming each Loan Party as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or any Lender or their respective agents or representatives to visit the offices of such Loan Party during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of such Loan Party having knowledge of such matters (provided that such Loan Party shall not be liable for the costs and expenses of more than one such visit in any calendar year unless an Event of Default has occurred), and (v) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(v)          Liens. Each Loan Party will promptly notify the Administrative Agent and the Lenders of the existence of any Lien on the Collateral (other than Permitted Liens) and such Loan Party shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral against all claims of third parties.

(w)         Other Documents. At any time from time to time upon prior written request of the Administrative Agent or any Lender, at the sole expense of such Loan Party, each Loan Party will promptly and duly execute and deliver such further instruments and documents (to the extent provided to such Loan Party or reasonably obtainable by such Loan Party) and take such further actions as the Administrative Agent or any Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest in the Collateral (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).

(x)          Compliance with Law. Each Loan Party shall at all times comply in all material respects with all Applicable Law applicable to such Loan Party or any of its assets (including, Environmental Laws, and all federal securities laws), and such Loan Party shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(y)         Proper Records. Each Loan Party shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP.

(z)           Satisfaction of Obligations. Each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of such Loan Party.

(aa)        Performance of Covenants. Each Loan Party shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the other Transaction Documents. Each Loan Party shall pay and discharge all Taxes, levies, liens and other charges on it or its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(bb)       Tax Treatment. Each Loan Party, the Originator and the Lenders shall treat the Advances advanced hereunder as indebtedness of such Loan Party for U.S. federal income tax purposes and to file any and all tax forms in a manner consistent therewith.

(cc)        Maintenance of Records. Each Loan Party will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by such Loan Party for its own account and will furnish the Administrative Agent and each Lender, upon the reasonable request by the Administrative Agent, information with respect to the Collateral and the conduct and operation of its business.

(dd)       [Reserved].

(ee)        [Reserved].

(ff)         Continuation Statements. Each Loan Party shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i)            authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)           deliver or cause to be delivered to the Collateral Agent, the Administrative Agent and the Lenders an opinion of the counsel for such Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(gg)        Disregarded Entity. Each Loan Party will be either (i) disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(ii) or (ii) a partnership (other than a publicly traded partnership) all of whose beneficial owners are United States persons for U.S. federal income tax purposes, and neither such Loan Party nor any other Person on its behalf shall make an election to be treated as a corporation for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-3(c).

(hh)        Notices; Material Information, etc. Each Loan Party shall, within five (5) Business Days after filing, provide to the Administrative Agent written notification of the filing of any litigation against such Loan Party or the Originator which, if a judgment were to be obtained by the plaintiff, would result in the occurrence of an Event of Default or otherwise cause a Material Adverse Effect.

(ii)          [Reserved].

(jj)          Other Information. Each Loan Party shall, to the extent reasonably obtainable by such Loan Party, deliver, (i) promptly following the Administrative Agent’s request, in any event within five (5) days of such request, such other information, financial or otherwise, with respect to such Loan Party and the Collateral, as the Administrative Agent may reasonably request from time to time and (ii) to the extent a Beneficial Ownership Certificate has previously been provided by such Loan Party to the Administrative Agent, promptly following any change in the information provided in such Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(kk)        Securitization Subsidiaries. Each Loan Party shall cause each Securitization Subsidiary to comply with the covenants set forth in Sections 5.01(a) through (jj) and the negative covenants set forth in Section 5.02, as if such covenants were applicable directly to such Securitization Subsidiary and each reference to such Loan Party therein were a reference to such Securitization Subsidiary.

(ll)          Reduction of Subject Loan Assets. If on any date of determination solely during the Specified Period, the aggregate Outstanding Balance of all Subject Loan Assets exceeds 50.0% of the SLA Threshold Amount, as a result of pay-downs or prepayments in respect of any Eligible Loan Asset(s), the Borrower shall use commercially reasonable efforts to eliminate such excess within five (5) Business Days after obtaining knowledge of such event from the Administrative Agent (including but not limited to by effecting sales of one or more Subject Loan Assets subject to Section 2.07(f) or the re-classification of such Subject Loan Asset pursuant to the terms of the definition thereof).

Section 5.02         Negative Covenants of the Loan Parties.

From the Closing Date until the Collection Date:

(a)          Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, no Loan Party shall (i) guarantee any obligation of any Person, including any Affiliate (it being understood that the assets of the Securitization Subsidiaries shall be pledged to secure the obligations of the Borrower); (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that such Loan Party may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) fail to pay its debts and liabilities from its assets when due; (vi) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of such Loan Party’s business other than such activities as are expressly permitted pursuant to this Agreement; (vii) create, form or otherwise acquire any Subsidiaries (other than Securitization Subsidiaries, solely in the case of the Borrower); or (viii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.

(b)          Requirements for Material Actions. No Loan Party shall fail to provide (and at all times such Loan Party’s organizational documents shall reflect) that the unanimous consent of all managers (including the consent of the Independent Manager(s)) is required for such Loan Party to (i) file any insolvency, or reorganization case or proceeding, (ii) institute proceedings to have such Loan Party be adjudicated bankrupt or insolvent, (iii) institute proceedings under any applicable insolvency law, (iv) seek any relief under any law relating to relief from debts or the protection of debtors, (v) consent to the filing or institution of bankruptcy or insolvency proceedings against such Loan Party, (vi) file a petition seeking, or consent to, reorganization or relief with respect to such Loan Party under any applicable federal or state law relating to bankruptcy or insolvency, (vii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Loan Party, or a substantial part of its property, (viii) make any assignment for the benefit of its creditors, (ix) admit in writing its inability to pay its debts generally as they become due, or (x) take any action in furtherance of any of the foregoing.

(c)          Protection of Title. No Loan Party shall take any action which would directly or indirectly impair or adversely affect any Loan Party’s title to the applicable Collateral.

(d)          Transfer Limitations. No Loan Party shall transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e)          Liens. No Loan Party shall not create, incur or permit to exist any Lien in or on any of the Collateral subject to the security interest granted by such Loan Party pursuant to this Agreement, other than Permitted Liens.

(f)           Organizational Documents. No Loan Party shall amend, modify or terminate any of the Constituent Documents of such Loan Party without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any Securitization Subsidiary may amend or restate any of its Constituent Documents in connection with a Securitization without the consent of any other Person so long as such amendment or restatement is effective on or after the closing of such Securitization.

(g)          Merger, Acquisitions, Sales, etc. No Loan Party shall change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(h)          Use of Proceeds. No Loan Party shall use the proceeds of any Advance other than (i) to finance the purchase on a “true sale” basis (or the origination), by such Loan Party of Collateral, (ii) to pay fees and expenses in connection with the transactions contemplated under this Agreement, (iii) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Delayed Draw Loan Assets included in the Collateral or (iv) to distribute such proceeds to the Originator. The Borrower acknowledges and agrees that the proceeds of any Advance made by Morgan Stanley Bank, N.A. in its capacity as a Lender (“MSB”) will not be knowingly used by the Borrower to acquire a Loan Asset from any Affiliate of MSB; provided that the unintentional violation of this provision shall not constitute an Event of Default so long as the Servicer, on behalf of the Borrower, uses commercially reasonable efforts to cancel any trade which it determines to be in violation of this covenant prior to the date of settlement of such trade.

(i)           Limited Assets. No Loan Party shall hold or own any assets that are not part of the Collateral (other than with respect to Non-Levered Loan Assets).

(j)           Tax Treatment. No Loan Party shall elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as a corporation for U.S. federal income tax purposes.

(k)          [Reserved].

(l)           Purchase and Sale Agreement. No Loan Party will amend, modify, waive or terminate any provision of a Purchase and Sale Agreement without the prior written consent of the Administrative Agent.

(m)         Restricted Junior Payments. No Loan Party shall make any Restricted Junior Payment, except that, so long as the Facility Maturity Date has not been declared or automatically occurred and, to the Administrative Agent’s, Servicer’s and such Loan Party’s knowledge, no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, such Loan Party may declare and make Restricted Junior Payments to the holders of its membership interests from amounts available pursuant to Sections 2.04(a)(xi) and 2.04(c)(xi). Nothing herein shall restrict any Securitization Subsidiary from effecting any dividend of Loan Assets or cash from such Securitization Subsidiary to such Loan Party, which such dividend shall not require the consent of the Administrative Agent or any other Person.

(n)          ERISA Matters. No Loan Party will (i) take, and will exercise its best efforts not to permit any ERISA Affiliate to take, any action that could reasonably be expected to result in an ERISA Event that, in the aggregate, could subject such Loan Party to any material tax, penalty or other liability, or (ii) take, and will exercise its best efforts not to permit any ERISA Affiliate to take, any action that could result in the imposition of a Lien on any asset of such Loan Party with respect to any Pension Plan or Multiemployer Plan.

(o)          Instructions to Obligors. No Loan Party will make any change, or permit the Servicer to make any change, in its instructions to Obligors (solely with respect to non-agented Loan Assets), agent banks or administrative agents on the Loan Assets regarding payments to be made with respect to the Collateral to the Collection Account (or, with respect to assets denominated in an Eligible Currency other than Dollars, the applicable Eligible Currency Account), unless the Administrative Agent has consented to such change. Notwithstanding the foregoing, any Securitization Subsidiary may notify administrative or payment agents of any change in payment instructions necessary to close a Securitization.

(p)          Change of Jurisdiction, Location, Names or Location of Loan Files. No Loan Party shall change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, such Loan Party receives prior written consent from the Administrative Agent of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. No Loan Party will change the location of its chief executive office unless prior to the effective date of any such change of location, such Loan Party notifies the Administrative Agent of such change of location in writing. No Loan Party will move, or consent to the Collateral Custodian or the Servicer moving, the Loan Files from the location thereof on the Closing Date, unless the Administrative Agent shall consent to such move in writing and the Servicer shall provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith.

(q)          Allocation of Charges. There will not be any agreement or understanding between the Servicer and any Loan Party (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that such Loan Party will be disregarded as an entity separate from the Originator for U.S. federal income tax purposes.

(r)           Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties set out in sub clauses (i) through (v) (inclusive) of Section 4.01(hh) shall be deemed here restated and, mutatis mutandis, construed as covenants made and given under this Section 5.02.

(s)          Securitization Subsidiary. The Borrower shall not form any new Securitization Subsidiary without the prior written consent of the Administrative Agent and delivery to the Administrative Agent of a complete set of all agreements, documents, certificates and opinions for such Securitization Subsidiary acceptable to the Administrative Agent in its sole discretion. The Borrower shall cause the Constituent Documents of each Securitization Subsidiary to prohibit any transfer of the equity in such Securitization Subsidiary without the prior written consent of each of the Administrative Agent and the board of directors of such Securitization Subsidiary, unless such transfer is in connection with a Securitization.

Section 5.03         Affirmative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a)          Compliance with Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral or any part thereof.

(b)          Preservation of Company Existence. The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)          Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of each Loan Party to be fulfilled or complied with under or in connection with the administration of each item of Collateral and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral. It is understood and agreed that the Servicer does not hereby assume any obligations of the Borrower in respect of any Advances or assume any responsibility for the performance by the Borrower of any of its obligations hereunder or under any other agreement executed in connection herewith that would be inconsistent with its undertaking as the Servicer.

(d)          Keeping of Records and Books of Account.

(i)            The Servicer will maintain and implement administrative and operating procedures (including, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii)           Subject to Section 6.11, the Servicer shall permit the Administrative Agent, each Lender or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters (provided that the Servicer shall not be liable for the costs and expenses of more than one such visit in any calendar year unless an Event of Default has occurred hereunder).

(iii)          The Servicer will on or prior to the Closing Date, mark its internal records to relating to the Collateral with a legend describing the sale of the Collateral to any Loan Party and the Grant from such Loan Party to the Collateral Agent, for the benefit of the Secured Parties.

(e)          Preservation of Security Interest. The Servicer (at the Borrower’s expense) will file such financing and continuation statements and any other documents that it reasonably should know may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral in which a security interest may be perfected by filing.

(f)           Events of Default. The Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with immediate written notice of the occurrence of each Event of Default and each Unmatured Event of Default of which the Servicer has knowledge or has received notice. In addition, no later than two (2) Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Collateral Agent, the Administrative Agent and each Lender a written statement of a Responsible Officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(g)          Taxes. The Servicer will file its tax returns, if any, and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(l)).

(h)          Other. The Servicer will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender, to the extent reasonably obtainable by the Servicer, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of each Loan Party or the Servicer as the Collateral Agent, any Lender or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lenders, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(i)           Proceedings Related to the Loan Parties, the Originator and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent and each Lender as soon as possible and in any event within five (5) Business Days after the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect, the Originator or the Servicer (or any of their Affiliates that are in the business of originating, acquiring or servicing assets similar to Loan Assets) or the Transaction Documents. For purposes of this Section 5.03(i), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents in excess of $1,000,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer or the Originator in excess of $10,000,000 shall be deemed to be expected to have such a Material Adverse Effect.

(j)           Deposit of Collections. The Servicer shall promptly (but in no event later than two (2) Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by any Loan Party, the Servicer or any of their Affiliates.

(k)          Special Purpose Entity Requirements. At the Borrower’s expense, the Servicer shall take such actions as are necessary to cause each Loan Party to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and 5.01(b) and 5.02(a) and 5.02(b); provided that, for the avoidance of doubt, the Servicer shall not be required to expend any of its own funds to cause a Loan Party to be in compliance with subsection 5.02(a)(v) or subsection 5.01(b)(xvi).

(l)           [Reserved].

(m)         Proceedings Related to the Collateral. The Servicer shall notify the Administrative Agent and each Lender as soon as possible and in any event within two (2) Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that the Servicer reasonably believes would have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral. For purposes of this Section 5.03(m), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral or the Collateral Agent’s or the Secured Parties’ interest in the Collateral in excess of $10,000,000 or more shall be deemed to be expected to have such a Material Adverse Effect. In addition, this Section 5.03(m) shall not be construed to require delivery by the Servicer or any Affiliate thereof of any proceeding, litigation, suit or action involving an Obligor to the extent that such delivery of notice is required pursuant to Section 5.01(p).

(n)          Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions in all material respects set forth in the legal opinions of Dechert LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets.

(o)          Instructions to Agents and Obligors. Subject to Section 6.04(d), the Servicer shall direct, or shall cause the Originator to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account (or, with respect to assets denominated in an Eligible Currency other than Dollars, the applicable Eligible Currency Account). The Servicer shall take steps consistent with the Servicing Standard to ensure, and shall cause the Originator to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(p)          Capacity as Servicer. The Servicer will ensure that, at all times when it is dealing with or in connection with the Loan Assets in its capacity as Servicer, it holds itself out as Servicer, and not in any other capacity.

(q)          Notice of Breaches of Representations and Warranties under each Purchase and Sale Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant under a Purchase and Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, promptly upon learning thereof.

(r)           Audits. Periodically after the Closing Date, at the discretion of the Administrative Agent and each Lender, the Servicer shall allow the Administrative Agent and each Lender (during normal office hours and upon advance notice) to review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents, and to conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review (provided that the Servicer shall not be liable for the costs and expenses of more than one such visit in any calendar year unless an Event of Default has occurred hereunder). Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(s)          Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall promptly notify the Administrative Agent and the Lenders if any representation or warranty set forth in Section 4.03 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances.

(t)           Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer is the agent or servicer under the applicable Underlying Instruments) including, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless a Loan Party is the sole lender under such Underlying Instruments, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(u)          Disregarded Entity. The Servicer shall not permit or take any action that would cause a Loan Party to be treated as other than a disregarded entity or a partnership (other than a publicly traded partnership) all of whose beneficial owners are United States persons for U.S. federal income tax purposes.

(v)          Anti-Terrorism; OFAC; Anti-Corruption. Each of the representations and warranties set out in sub clauses (i) through (v) (inclusive) of Section 4.03(p) shall be deemed here restated and, mutatis mutandis, construed as covenants made and given under this Section 5.03.

(w)         Value Adjustment Event. Promptly upon obtaining knowledge thereof, the Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent) with written notice of the occurrence of any event that the Servicer reasonably believes is a Value Adjustment Event with respect to any Eligible Loan Asset; provided that, the Servicer will be deemed to not have knowledge of any Valuation Adjustment Event that requires a determination be made by the Administrative Agent until such determination has been made. Any such notice will be considered delivered if notation of such potential Value Adjustment Event is made in any Borrowing Base Certificate, Servicing Report, or other report delivered by the Servicer or a Loan Party to the Administrative Agent within the timeframe contemplated by this Section 5.03(w).

Section 5.04         Negative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a)          Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i)            the Servicer has delivered to the Administrative Agent and each Lender (A) an Officer’s Certificate stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04 and that all conditions precedent herein provided for relating to such transaction have been complied with and (B) such other items as the Administrative Agent may reasonably request; provided that in no event shall the Servicer be required to provide an Opinion of Counsel to the Administrative Agent or Lenders with respect to a merger effectuated in accordance with the proviso below;

(ii)           the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender;

(iii)          after giving effect thereto, no Event of Default or Servicer Default or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Default shall exist; and

(iv)          the Administrative Agent shall have consented in writing to such consolidation, merger, conveyance or transfer.

provided that the consent of the Administrative Agent and the Required Lenders shall not be required in the event that the Servicer consolidates or merges into entity with the same investment adviser as the Servicer (“Permitted Entity”) or conveys or transfers all or substantially all of its properties and assets to a Permitted Entity, in each case, so long as (x) the surviving entity has, together with all other entities and accounts advised by the same investment adviser, at least $2,000,000,000 of assets under management (measured as of the last day of the most recent fiscal quarter of such surviving entity and the other entities and accounts), (y) the surviving entity’s regular business includes the servicing of assets similar to the Collateral Portfolio and (z) the surviving entity reaffirms its obligations under this Agreement and the other Transaction Documents.

(b)          Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors (solely with respect to non-agented Loan Assets), agent banks or administrative agents on the Loan Assets regarding payments to be made with respect to the Collateral to the Collection Account, unless the Administrative Agent has consented to such change.

(c)          [Reserved].

(d)          Allocation of Charges. There will not be any agreement or understanding between the Servicer and any Loan Party (other than as expressly set forth herein or as consented to by the Administrative Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(e)          Taxable Mortgage Pool Matters. The Servicer will manage the portfolio and advise any Loan Party with respect to the purchases from any third party seller so as to not at any time cause such Loan Party to be treated as a taxable mortgage pool for U.S. federal income tax purposes or cause more than 50% of the of the Loan Assets owned by such Loan Party to consist of real estate mortgages as defined in Treasury Regulation Section 301.7701(i)-1 of the Code.

Section 5.05         Affirmative Covenants of the Collateral Agent.

From the Closing Date until the Collection Date:

(a)          Compliance with Law. The Collateral Agent will comply in all respects with all Applicable Law.

(b)          Preservation of Existence. The Collateral Agent will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

Section 5.06         Negative Covenants of the Collateral Agent.

From the Closing Date until the Collection Date, the Collateral Agent will not make any changes to the Collateral Agent Fees without the prior written approval of the Administrative Agent.

Section 5.07         Affirmative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)          Compliance with Law. The Collateral Custodian will comply in all respects with all Applicable Law.

(b)          Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)          Location of Required Loan Documents. Subject to Article XII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at its address located at 425 Hennepin Ave, Minneapolis, MN 55414 unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.08         Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a)          Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b)          No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Administrative Agent.

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01         Appointment and Designation of the Servicer.

(a)          Initial Servicer. Each Loan Party hereby appoints Golub Capital BDC, Inc., pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of each Loan Party, in respect of the Collateral. Until the Administrative Agent gives Golub Capital BDC, Inc. a Servicer Removal Notice, Golub Capital BDC, Inc. hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b)          Servicer Removal Notice. The Borrower, the Servicer, each Lender and the Administrative Agent hereby agree that, upon the occurrence of an Event of Default (including, as a result of a Servicer Default), the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent) (a “Servicer Removal Notice”), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Removal Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Removal Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Removal Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, the Servicing Fee therefor accrued until such date. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c)          Appointment of Replacement Servicer. At any time following the delivery of a Servicer Removal Notice, the Administrative Agent may, in its sole discretion, appoint a replacement servicer (the “Replacement Servicer”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. Upon the appointment of a Replacement Servicer, the initial Servicer shall have no liability with respect to any action performed by the Replacement Servicer on or after the date that the Replacement Servicer becomes the successor to the Servicer.

(d)          Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer; provided that the Replacement Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Replacement Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Replacement Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Replacement Servicer upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.

(e)          Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement as to the Servicer and shall pass to and be vested in the applicable Loan Party and each Loan Party is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with each Loan Party in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.

(f)           Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent (other than in the case of its Affiliates for which such consent shall not be required), subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract (other than a subcontract between the Servicer and its Affiliate) shall be terminable upon the occurrence of a Servicer Default.

(g)          Waiver. Each Loan Party acknowledges that, after delivery of a Servicer Removal Notice, the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.02         Duties of the Servicer.

(a)          Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the delivery of a Servicer Removal Notice, but subject to the terms of this Agreement (including, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)            supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Loan Parties;

(ii)           maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Collateral Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may request;

(iii)          maintaining and implementing administrative and operating procedures (including, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information necessary or advisable for the collection of the Collateral;

(iv)          promptly delivering to the Administrative Agent, each Lender, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, Collateral Custodian or the Collateral Agent may from time to time request;

(v)           identifying each Loan Asset in its internal servicing records to reflect the ownership of such Loan Asset by the applicable Loan Party;

(vi)          using its best efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(vii)         maintaining the Loan File with respect to Loan Assets included as part of the Collateral;

(viii)        directing the Collateral Agent to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;

(ix)           directing the sale or substitution of Collateral in accordance with Section 2.07;

(x)            providing advice to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;

(xi)           instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xii)          delivering the Loan Files and a Loan Asset Schedule to the Collateral Custodian;

(xiii)         preparing and delivering to the Borrower, the Collateral Agent and the Administrative Agent on each Reporting Date a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of such Reporting Date;

(xiv)         directing the Collateral Agent to convert amounts denominated in any Eligible Currency to any other Eligible Currency for any permitted purpose hereunder; and

(xv)          complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.

It is acknowledged and agreed that the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Underlying Instruments has the right to do so unless a Loan Party is the sole lender thereunder.

(b)          Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer (unless replaced by a Replacement Servicer), the Originator or any Loan Party from any of their duties or responsibilities with respect to the Collateral other than with respect to any mistake, reckless act or any action or inaction undertaken in a negligent manner on the part of any of the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder, unless one of them becomes a Replacement Servicer hereunder.

Section 6.03         Authorization of the Servicer.

(a)          Each of each Loan Party, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all steps consistent with the Servicing Standard in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral by the Originator to the Borrower or the Borrower to a Securitization Subsidiary, as applicable, under the applicable Purchase and Sale Agreement and, thereafter, the Grant by each Loan Party to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Collateral. Each Loan Party, the Originator and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make any Loan Party a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b)          After the declaration of the Facility Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, at any time that an Event of Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.04         Collection of Payments; Accounts.

(a)          Collection Efforts, Modification of Collateral.

(i)            The Servicer will collect, cause to be collected, or make arrangements for the collection of all payments due and owing to the Borrower pursuant to the terms and provisions of the Loan Assets included in the Collateral as and when the same become due, all in accordance with the Servicing Standard.

(ii)           In the performance of its obligations hereunder, a Loan Party (or the Servicer on its behalf) may enter into any amendment or waiver of or supplement to any Underlying Instrument, all in accordance with the Servicing Standard; provided that, on and after the occurrence of an Event of Default, the prior written consent of the Administrative Agent shall be required for any waiver, modification or variance that would impair the collectability of the Collateral Portfolio, increase such Loan Party’s commitment or outstanding loans thereunder or extend the maturity of any outstanding or committed loans of such Loan Party thereunder beyond the Facility Maturity Date.

(b)          [Reserved].

(c)          Taxes and other Amounts. The Servicer will use efforts consistent with the Servicing Standard to collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan Asset to the extent required to be paid to such Loan Party for such application under the applicable Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(d)          Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all (solely with respect to non-agented Loan Assets), agent banks or administrative agents on the Loan Assets to make all payments in respect of the Collateral in the applicable Eligible Currency directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.

(e)          Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Control Agreement, as applicable, prior to the delivery of a Notice of Exclusive Control, the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account and have the right to direct the disposition of funds in any Controlled Account which is a deposit account; provided that, after the delivery of a Notice of Exclusive Control, such rights shall be exclusively held by the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for a Loan Party in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of a Loan Party or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of such Loan Party, payable to the order of such Loan Party or specially Indorsed to such Loan Party, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(f)           Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by a Loan Party, or the Grant by such Loan Party to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of such Loan Party under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset Granted to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(g)          Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or a Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any scheduled payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.05         [Reserved].

Section 6.06         Servicer Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Servicing Fee and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04.

Section 6.07         Payment of Certain Expenses by Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer and expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04.

Section 6.08         Reports to the Administrative Agent; Account Statements; Servicer Information.

(a)          Borrowing Base Certificate. On each Measurement Date, the Borrower (or the Servicer on its behalf) will provide a Borrowing Base Certificate, updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent).

(b)          Servicing Report. On each Reporting Date, the Servicer will provide to the Borrower, each Lender, the Administrative Agent and the Collateral Agent, a statement including (i) a Borrowing Base Certificate, (ii) a Loan Asset Schedule, (iii) a then current calculation of the Weighted Average Life Test, (iv) a list of Loan Assets acquired, sold, substituted or released during the last Reporting Period, (v) a then current calculation of the Diversity Score in respect of the Loan Assets included in the Collateral and (vi) if such Reporting Date occurs in a calendar month in which a Payment Date occurs, amounts to be remitted pursuant to Section 2.04 to the applicable parties (which shall include any applicable wiring instructions of the parties receiving payment) (such monthly statement, a “Servicing Report”), with respect to the Monthly Determination Date or Determination Date, as applicable, in the case of clauses (i) through (iii) and with respect to the Reporting Period in the case of clause (iv), signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit H.

(c)          Servicer Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit I (a “Servicer Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that, to his/her knowledge, no Event of Default, Servicer Default or Unmatured Event of Default has occurred as of the date of such Servicer Certificate.

(d)          Financial Statements. The Servicer will submit for reasonably prompt delivery to the Administrative Agent, each Lender and the Collateral Agent, upon the written request of any such party (i) the unaudited financial statements of Golub Capital BDC, Inc. for the most recent fiscal quarter and (ii) audited financial statements of Golub Capital BDC, Inc. audited by a firm of nationally recognized independent public accountants, as of the end of the most recent fiscal year, in each case, only to the extent such financial statements are not publicly available on EDGAR in accordance with the deadlines required pursuant to the Exchange Act and the associated rules and regulations.

(e)          Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent, the Lenders and the Collateral Agent, with respect to each Obligor, (i) all documents and information required to be delivered by the Obligor under the Underlying Instruments with respect to each Loan Asset, and the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan Asset for such Obligor) provided to a Loan Party and/or the Servicer quarterly by such Obligor, which delivery shall be made within sixty (60) days after the end of such Obligor’s first three (3) fiscal quarters and one hundred twenty (120) days after the end of such Obligor’s fiscal year-end (which financial reporting package shall include, at minimum, sufficient details to determine Cash Interest Coverage Ratio, Senior Leverage Ratio, Total Leverage Ratio and EBITDA, as applicable, for such Obligor) and (ii) (x) on a quarterly basis, (A) the status of each Loan Asset, including an assessment of the related Obligor and information known to the Servicer that may be material to their future financial performance, (B) the Servicer’s expectations, projections or plans for working out, restructuring, managing, selling or otherwise monetizing such Loan Asset and (C) any other information reasonably requested by the Administrative Agent (including a report listing, and providing an explanation of, all amendments, modifications and waivers made with respect to any Underlying Instrument related to any Loan Asset during the immediately preceding Remittance Period and all information provided to an Approved Valuation Firm) relating to any Loan Asset, and (y) promptly upon receipt by a Loan Party or the Servicer, the valuation report(s) for such fiscal quarter. Upon demand by the Administrative Agent, the Servicer will provide such other information as the Administrative Agent may request with respect to any Obligor.

(f)           Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent, the Lenders and the Collateral Custodian a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan Asset (along with any internal documents prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

(g)          Electronic Format. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(h) and this Article VI shall be deemed to have been delivered on the date on which such information is posted on a website to which the Administrative Agent has access or upon receipt of such information through email or another delivery method acceptable to the Administrative Agent.

(h)          Obligor Reports. The Servicer shall furnish to the Administrative Agent within a reasonable period updated Obligor Information for each Obligor if and when such information is available.

(i)           Officer’s Certificate. On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Lenders and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral based on any tax or judgment lien.

Section 6.09         Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender and the Collateral Agent within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2019, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed all of its obligations under this Agreement throughout such year and no Servicer Default has occurred.

Section 6.10         Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a nationally recognized auditing firm (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender and the Collateral Agent within (a) one hundred eighty (180) days following the end of the fiscal year ending on December 31, 2019 and (b) ninety (90) days following the end of each fiscal year of the Servicer thereafter, a report covering such fiscal year to the effect that such auditors have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule III, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule III reflecting any further amendments to such Schedule III prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then-existing Schedule III) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicing Reports and the Servicer Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such auditors that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such auditors shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.11         Procedural Review of Loan Assets; Access to Servicer and Servicer’s Records.

(a)          Each of each Loan Party and the Servicer shall permit both (i) the Administrative Agent (who may be accompanied by any Lender (at its sole discretion)) and (ii) the representatives of the Administrative Agent, each at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Loan Assets and (B) to visit its properties in connection with the collection, processing or servicing of the Loan Assets for the purpose of examining such records, and to discuss matters relating to the Loan Assets or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. Each of the Borrower and the Servicer agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any material respect with the Servicer’s business and operations. So long as no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing, such visits and inspections shall occur only (x) upon five (5) Business Days’ prior written notice and (y) during normal business hours. During the existence of an Unmatured Event of Default, an Event of Default or a Servicer Default, there shall be no limit on the timing of such inspections provided that the Administrative Agent shall have provided the Borrower and Servicer with one Business Day notice before any such inspection. The Administrative Agent agrees to use good faith efforts to provide the Lenders at least ten (10) Business Days advance notice of any inspection or visit under this Section 6.11(a) so that the Lenders may accompany the Administrative Agent at their option.

(b)          Each Loan Party and the Servicer, as applicable, shall provide to the Administrative Agent access to the Loan Assets and all other documents regarding the Loan Assets included as part of the Collateral in its possession, in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon five (5) Business Days’ prior written notice (so long as no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing) and (ii) during normal business hours. During the existence of an Unmatured Event of Default, an Event of Default or a Servicer Default, there shall be no limit on the timing of such inspections and no prior notice will be required before any inspection. From and after the Closing Date and periodically thereafter at the reasonable discretion of the Administrative Agent, the Administrative Agent may review each Loan Party’s and the Servicer’s collection and administration of the Loan Assets in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as this Agreement and may conduct an audit of the Loan Assets and Records in conjunction with such review (subject to and in accordance with Section 6.11(a)).

Section 6.12       The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01         Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)          a default in the payment when due of (i) any principal of any Advance or (ii) any other amount payable by the Borrower, the Servicer or the Originator, including any Yield, any Unused Fee or any other fee and such failure to pay is not cured within one (1) Business Day after the same becomes due; provided, however, that an Event of Default shall not occur under this clause (a) if such failure to pay is caused by an error or omission of an administrative or operational nature and such payment is in fact made on or before the third following Business Day;

(b)          any failure to pay, on the Facility Maturity Date, all accrued Obligations;

(c)          (i) any of any Loan Party, the Originator or the Servicer shall, (x) with respect to a Loan Party, fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations) and (y) with respect to the Originator, the Servicer, fail to pay any principal of, or premium or interest on, any Indebtedness (other than the Obligations), in excess of $2,500,000 with respect to the Originator and $1,000,000 with respect to a Loan Party, when the same becomes due and payable; (ii) any other default by any of any Loan Party, the Originator or the Servicer under any agreement, contract, document or instrument relating to any such Indebtedness or any other event shall occur and shall continue after the applicable grace period, if the effect of such default or event is to accelerate the maturity of such Indebtedness; or (iii) any such Indebtedness is in fact declared to be due and payable or required to be prepaid, redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(d)          except as otherwise provided in this definition of “Event of Default,” a default in the performance, or breach, of any other covenant or other agreement of a Loan Party or the Originator in the Transaction Documents to which it is a party (it being understood, without limiting the generality of the foregoing, that the failure to satisfy the Weighted Average Life Test is not, in and of itself, an Event of Default and the existence of a Borrowing Base Deficiency is not, in and of itself, an Event of Default except to the extent provided in clause ((j) immediately below) and the same continues unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure requiring the same to be remedied shall have been given to such Loan Party or the Servicer by the Administrative Agent or Collateral Agent; provided that the delivery of a certificate or other report within 30 days that corrects any inaccuracy contained in a previous certificate or report shall be deemed to cure such inaccuracy as of the date of delivery of such updated certificate or report and any and all inaccuracies arising from the continuation of such initial inaccurate certificate or report;

(e)          the occurrence of a Bankruptcy Event relating to any Loan Party, the Originator or the Servicer;

(f)           the occurrence of a Servicer Default;

(g)          (i) the rendering of one or more judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 against a Loan Party and the Servicer and such Loan Party or the Servicer, as applicable, shall not have either (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal; (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Loan Party to enforce any such judgment; or (iii) (x) any Loan Party and the Servicer shall have each in the aggregate made payments of amounts in excess of $1,000,000, in the settlement of any litigation, claim or dispute (excluding payments actually made from insurance proceeds);

(h)          the failure of a Loan Party to qualify as a bankruptcy remote entity based upon customary criteria or the failure to satisfy Section 5.01(d) and Dechert LLP is unable to issue a new legal opinion (with updated factual assumptions) within 30 Business Days after the date a Responsible Officer of such Loan Party becomes aware of such failure;

(i)           (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease in all material respects to be the legally valid, binding and enforceable obligation of any Loan Party, the Originator or the Servicer,

(2)           any Loan Party, the Originator or the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder (except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law)), or

(3)           any security interest in any Collateral securing any Obligation shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document (provided that this clause (3) shall not apply to an immaterial portion of the Collateral which (x) does not meet the criteria solely as set forth in the second sentence of clause (2) of Schedule II, (y) does not result in a Borrowing Base Deficiency and (z) does not have a Material Adverse Effect on the Secured Parties); or with respect to any mistake on the part of the Administrative Agent or Collateral Agent in connection with the failure to have a first priority perfected security interest in respect of any portion of the Collateral);

(j)           a Borrowing Base Deficiency exists and has not been remedied in accordance with Section 2.06 within the time period set forth therein; provided that, in each case, during the period of time that such event remains unremedied, any payments required to be made by the Servicer on a Payment Date shall be made under Section 2.04(c);

(k)          any Loan Party shall become required to register as an “investment company” in accordance with the 1940 Act or the arrangements contemplated by the Transaction Documents shall become required to register as an “investment company” in accordance with the 1940 Act;

(l)           the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of any Loan Party or the Originator, or the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of any Loan Party or the Originator;

(m)         the occurrence of an ERISA Event or a Servicer ERISA Event;

(n)          any Change of Control shall occur;

(o)          any representation, warranty or certification made by any Loan Party or the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made and continues to be unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to such Loan Party or the Originator by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of such Loan Party or the Originator acquires knowledge thereof; provided that the delivery of a certificate or other report within 30 days which corrects any inaccuracy contained in a previous certificate or report shall be deemed to cure such inaccuracy as of the date of delivery of such updated certificate or report and any and all inaccuracies arising from the continuation of such initial inaccurate certificate or report; or

(p)          (i) failure of a Loan Party to maintain at least one Independent Manager or (ii) the removal of any Independent Manager without cause or prior written notice to the Administrative Agent (in each case as required by the organization documents of such Loan Party);

(q)          the failure to satisfy the Financial Covenant Test; or

(r)           any Loan Party, the Originator or the Servicer makes or attempts to make any assignment of its rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of each of the Lenders and the Administrative Agent, which consent may be withheld by any Lender or the Administrative Agent in its sole and absolute discretion;

then the Administrative Agent may or, at the request of the Required Lenders, shall, by notice to the Borrower, declare the “Facility Maturity Date” to have occurred; provided that, in the case of any event described in Section 7.01(e) above, the “Facility Maturity Date” shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Revolving Period shall end and each Loan Party shall cease purchasing Loan Assets from the Originator or the Borrower, as applicable, under any Purchase and Sale Agreement or from any other third party and shall cease originating Loan Assets, (ii) the Administrative Agent or the Required Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind, all of which are hereby waived by each Loan Party) and any other Obligations to be immediately due and payable, (iii) the Administrative Agent may terminate the Servicer by providing a Servicer Removal Notice in accordance with Section 6.01(b), and (iv) all proceeds and distributions in respect of the Collateral shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Loan Parties shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately in accordance with Section 2.04(e)). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, each Loan Party confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent (or any designee thereof, including, the Servicer), following an Event of Default, shall, at its option, have the sole right to enforce such Loan Party’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of such Loan Party under any such Assigned Document. If any Event of Default shall have occurred, Applicable Margin shall be increased pursuant to the definition thereof, effective as of the date of the occurrence of such Event of Default, and shall apply on each day after the occurrence of such Event of Default.

Section 7.02         Additional Remedies of the Administrative Agent.

(a)          If, upon the declaration or automatic occurrence of the Facility Maturity Date (including, the date on which the Facility Maturity Date is declared (or is deemed to have occurred automatically) pursuant to Section 7.01), the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Borrower’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b)          The parties recognize that it may not be possible to sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral on the date the Administrative Agent or all of the Lenders declares the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral in the same manner or on the same Business Day.

(c)          If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, each Loan Party and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information relating to the Collateral subject to sale, including, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.

(d)          Each of each Loan Party and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of each Loan Party and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine. Pursuant to the UCC, each of each Loan Party and the Collateral Agent hereby specifically agrees (x) that it shall not raise any objection to a Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in various no-action letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC and (2) shall be considered to be commercially reasonable notwithstanding that a Secured Party purchases the Collateral at such a sale.

(e)          Any amounts received from any sale or liquidation of the Collateral pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f)           The Administrative Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g)          Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h)          Each of each Loan Party and the Servicer hereby irrevocably appoints, during the continuance of an Event of Default and at all times following the Facility Maturity Date, each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, each Loan Party and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, each Loan Party shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(i)           The Administrative Agent is hereby authorized and empowered, during the existence of an Event of Default and at all times following the Facility Maturity Date, on behalf of each Loan Party, to endorse the name of such Loan Party or the Originator, as applicable, upon any check, draft, instrument, receipt, instruction, or other document or agreement or item, coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The Administrative Agent is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of such Loan Party, either before or after demand of payment on the Obligations but only during the existence of an Event of Default, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion of the Administrative Agent, to preserve the security interests and Liens in the Collateral or to secure the repayment of the Obligations, and the Administrative Agent shall not incur any liability, in the absence of gross negligence or willful misconduct, in connection with or arising from its exercise of such power of attorney. The application by the Administrative Agent of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 2.04 hereof.

Section 7.03         Option to Purchase Collateral. Notwithstanding anything to the contrary herein, in connection with any liquidation in full of the Collateral, including without limitation, (a) upon the termination of the Commitment following the occurrence and during the continuation of an Event of Default or (b) at the Stated Maturity, provided that, in the case of the Servicer, a Servicer Default described in clause (g) of the definition thereof, the Servicer, the Equityholder and/or any of their Affiliates shall, subject to the additional requirements set forth in this Section 7.03, have the right to purchase all (but not less than all) of the Loan Assets included in the Collateral at a purchase price at least equal to the sum of the-then accrued and outstanding Obligations, as reasonably determined by the Administrative Agent. Any such party may exercise such right by giving written notice to the Borrower and the Administrative Agent (with a copy to the Collateral Agent) of its election to exercise such right (the “Exercise Notice”) which shall include a proposed purchase price and be delivered not later than 5:00 p.m. New York City time on the Stated Maturity or the date on which each of the Equity Investors and the Servicer receive notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Commitments, as applicable; provided that if notice of an Event of Default and termination of the Commitment is delivered by the Administrative Agent after 2:00 p.m. New York City time, the Exercise Notice shall be delivered not later than 9:00 a.m. New York City time on the Business Day immediately following the date of such notice. Once an Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than 10 Business Days following delivery of the Exercise Notice or, if earlier, upon settlement of the loan transfers. The Administrative Agent shall not cause liquidation of the Loan Assets to occur during the time that the Servicer and Equityholder are entitled to provide an Exercise Notice. The sale of Collateral by a Loan Party as set forth in this Section 7.03 is not intended to be a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale under the UCC and the Borrower shall be required to deliver the Collateral to one legal buyer in accordance with market settlement procedures.

ARTICLE VIII

INDEMNIFICATION

Section 8.01         Indemnities by the Borrower.

(a)          Except for Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Loan Parties hereby agree to indemnify, jointly and severally, the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) against, and to hold each Indemnified Party harmless from, any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements of (x) one outside counsel to the Administrative Agent (and any Lender Affiliated with the Administrative Agent) and the Lenders (subject to clause (z) below), (y) one outside counsel to the Collateral Agent, the Account Bank and the Collateral Custodian, and (z) one counsel per foreign or local jurisdiction deemed reasonably necessary by the Administrative Agent or the Collateral Agent, as applicable (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of, in any way connected with, or as a result of this Agreement, any of the other Transaction Documents or in respect of any of the Collateral or any claim, litigation, investigation or proceeding relating to any of the foregoing, including the enforcement of this Agreement or any Transaction Document against the Borrower, regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates or shareholders); provided that Indemnified Amounts shall not be available to an Indemnified Party to the extent that such damages, losses, claims, liabilities and related costs and expenses (i) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct on the part of such Indemnified Party or (ii) result from Loan Assets which are uncollectible due to the Obligor’s financial inability to pay.

(b)          Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the Administrative Agent on behalf of the applicable Indemnified Party within two (2) Business Days following the Administrative Agent’s written demand therefor on behalf of the applicable Indemnified Party (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate (solely based on information provided by such Indemnified Party if not the Administrative Agent) setting forth the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c)          If for any reason the indemnification provided above in this Section 8.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)          If the Borrower has made any payments in respect of Indemnified Amounts to the Administrative Agent on behalf of an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.

(e)          The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Account Bank or the Collateral Custodian, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, the Servicer, the Account Bank or the Collateral Custodian and the termination of this Agreement.

Section 8.02         Indemnities by Servicer.

(a)          Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any acts or omissions of the Servicer constituting bad faith, willful misconduct or gross negligence in the performance of its duties hereunder and any other Transaction Document to which it is a party; provided that Indemnified Amounts shall not be available to an Indemnified Party to the extent that such Indemnified Amounts are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted solely from the gross negligence or willful misconduct on the part of such Indemnified Party claiming indemnification hereunder.

(b)          Any Indemnified Amounts shall be paid by the Servicer to the Administrative Agent, for the benefit of the applicable Indemnified Party, within fifteen (15) Business Days following receipt by the Servicer of the Administrative Agent’s written demand therefor (and the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 2, shall submit to the Servicer a certificate setting forth the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c)          If the Servicer has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.

(d)          The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank or the Collateral Custodian, the invalidity or unenforceability of any term or provision of this Agreement or any other Transaction Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, the Borrower, the Account Bank or the Collateral Custodian and the termination of this Agreement.

(e)          The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.

(f)           Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral.

Section 8.03         Waiver of Certain Claims. To the extent permitted by Applicable Law, none of the Borrower or the Servicer shall assert, and each hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the Transaction Documents.

Section 8.04         Legal Proceedings. In the event an Indemnified Party becomes involved in any action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02, as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided further that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 8.05         After-Tax Basis. Indemnification under Sections 8.01 and Section 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01         The Administrative Agent.

(a)          Appointment. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender. Each Lender further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(c)          Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except, subject to Section 9.01(b), for its or their own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except, subject to Section 9.01(b), for its or their own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction). Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of any Loan Party, the Originator or the Servicer or to inspect the property (including the books and records) of any Loan Party, the Originator or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties; (vi) shall not be responsible for or have any duty to ascertain or inquire into the contents of any certificate, report or other document delivered thereunder or in connection therewith; and (vii) shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.

(d)          Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have consented to the relevant action.

(e)          Notice of Event of Default, Unmatured Event of Default or Servicer Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Default, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Default and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Default,” as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Default as may be requested by the Required Lenders acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.

(f)           Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party, the Servicer, the Originator or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the any Loan Party, the Servicer, the Originator or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g)          Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with the Pro Rata Share of its related Lender, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share of its related Lender, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(h)          Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five (5) days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Lenders acting jointly. Upon any such resignation or removal, the Required Lenders shall appoint a successor Administrative Agent, subject to the approval of the Borrower and the Originator (which approval shall not be (i) unreasonably withheld, conditioned or delayed or (ii) required at any time during the continuance of an Event of Default or after the declaration or automatic occurrence of the Facility Maturity Date). Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (x) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (y) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i)           Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

(j)           The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

ARTICLE X

COLLATERAL AGENT

Section 10.01     Designation of Collateral Agent.

(a)          Initial Collateral Agent. Each of the ~~Borrowers~~Borrower, the Servicer, the Lenders and the Administrative Agent hereby designate and appoint the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. The Collateral Agent hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b)          Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent of the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c)          Secured Party. The Administrative Agent and the Lenders hereby appoint Wells Fargo Bank, National Association, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral. Wells Fargo Bank, National Association, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.02(b).

Section 10.02     Duties of Collateral Agent.

(a)          Appointment. The ~~Borrowers~~Borrower, the Servicer, the Lenders and the Administrative Agent each hereby appoints Wells Fargo Bank, National Association to act as Collateral Agent, for the benefit of the Secured Parties. The Collateral Agent hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)          Duties. On or before the initial Advance Date, and until its removal pursuant to Section 10.05, the Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)            The Collateral Agent shall calculate amounts to be remitted pursuant to Section 2.04 to the applicable parties and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Servicing Report (such dispute to be resolved in accordance with Section 2.05);

(ii)           The Collateral Agent shall make payments pursuant to the terms of the Servicing Report or as otherwise directed in accordance with Sections 2.04 or 2.05.

(iii)          The Collateral Agent shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Loan Assets and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default, or the Administrative Agent, after the occurrence of Event of Default, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(iv)          The Collateral Agent shall create a database (the “Collateral Database”) with respect to the Loan Assets held by the Borrower on the Closing Date, which Collateral Database shall include all information reasonably requested by the Administrative Agent with respect to the Loan Assets and the Collateral, on an individual Loan Asset basis and on a portfolio basis. The Collateral Agent shall permit access to the information in the Collateral Database by the Servicer, the Borrower and the Administrative Agent no later than the Closing Date. The Collateral Agent shall provide a daily report to the Servicer, the Borrower and the Administrative Agent, in an electronic format and in scope mutually acceptable to the Collateral Agent, the Servicer, the Borrower and the Administrative Agent, that summarizes the material information contained in the Collateral Database, including, without limitation, the Excess Concentration Amount (and details thereof), the Outstanding Balance of the Collateral and balances of the Controlled Accounts. The Collateral Agent shall update the Collateral Database promptly for Loan Assets and Permitted Investments acquired or sold or otherwise disposed of and for any amendments or changes to Loan Asset amounts or interest rates.

(v)           The Collateral Agent shall establish each Collection Account, each Eligible Currency Account and each Unfunded Exposure Account in the name of the Borrower or the applicable Securitization Subsidiary, as applicable, subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties.

(vi)          The Collateral Agent shall track the receipt and daily allocation of cash to the Interest Collection Subaccount and Principal Collection Subaccount and any withdrawals therefrom and, on each Business Day, provide to the Servicer daily reports reflecting such actions to the Interest Collection Subaccount and Principal Collection Subaccount as of the close of business on the preceding Business Day.

(vii)         The Collateral Agent shall assist and reasonably cooperate with the independent certified public accountants in the preparation of those reports required under Section 6.10.

(viii)        The Collateral Agent shall provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Agent.

(c)                 (i) The Administrative Agent, each Lender and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Loan Parties hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(c) shall be deemed to relieve any Loan Party or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 5.01(u).

(ii)           The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)          Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) expressly so directed by the Administrative Agent. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.

(d)          If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e)          Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Control Agreement and the Pledge Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Control Agreement in such capacity.

Section 10.03     Merger or Consolidation. Any Person (a) into which the Collateral Agent may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (c) that may succeed to the properties and assets of the Collateral Agent substantially as a whole or that may succeed to all or substantially all of the corporate trust business of the Collateral Agent, shall be the successor to the Collateral Agent under this Agreement (and shall be deemed to have expressly assumed all obligations of the Collateral Agent under this Agreement) without further act of any of the parties to this Agreement.

Section 10.04     Collateral Agent Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Fees and Collateral Agent Expenses from the Borrower as set forth in the Wells Fargo Fee Letter, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (a) its removal as Collateral Agent pursuant to Section 10.05 or (b) the termination of this Agreement.

Section 10.05     Collateral Agent Removal. The Collateral Agent may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed by the Administrative Agent (and consented to by each of the Borrower, the Originator and the Servicer) and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed. In the case of a resignation or removal of the Collateral Agent, if no successor shall have been appointed and an instrument of acceptance by a successor shall not have been delivered to the Collateral Agent within ninety (90) days after the giving of such notice of resignation or removal, the Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

Section 10.06      Limitation on Liability.

(a)          The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)          The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)          The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)          The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment be contrary to Applicable Law or involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f)           The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)          It is expressly agreed and acknowledged that the Collateral Agent is not overseeing or guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)          Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)           The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

(j)           It is expressly acknowledged by the parties hereto that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Administrative Agent, the ~~Borrowers~~Borrower and/or any related bank agent, obligor or similar party, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(k)          The Collateral Agent shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communications services).

(l)          The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the Patriot Act and its implementing regulations, the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The Borrower hereby agrees that it shall provide the Collateral Agent with such information as it may reasonably request including, but not limited to, such Borrower’s name, physical address, tax identification number and other information that will help the Collateral Agent to identify and verify the identities of such Borrower such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 10.07     Collateral Agent Resignation. The Collateral Agent may resign at any time by giving not less than ninety (90) days’ written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within forty-five (45) days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XI

COLLATERAL CUSTODIAN

Section 11.01      Designation of Collateral Custodian.

(a)         Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 11.01. The Administrative Agent, the ~~Borrowers~~Borrower, the Lenders and the Servicer hereby designates and appoints the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b)         Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 11.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 11.02      Duties of Collateral Custodian.

(a)         Appointment. The Administrative Agent, the ~~Borrowers~~Borrower, the Lenders and the Servicer each hereby appoints Wells Fargo Bank, National Association to act as Collateral Custodian, for the benefit of the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b)         Duties. From the Closing Date until its removal pursuant to Section 11.05, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i)            The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five (5) Business Days of its receipt of any Required Loan Documents, the related Loan Asset Schedule and a hard copy of the Loan Asset Checklist, the Collateral Custodian shall review the Required Loan Documents to confirm that (A) such Required Loan Documents have been executed (either an original or a copy, as indicated on the Loan Asset Checklist) and have no mutilated pages, (B) filed stamped copies of the UCC and other filings (required by the Required Loan Documents) are included, (C) if listed on the Loan Asset Checklist, a copy of an Insurance Policy (or evidence thereof) with respect to any real or personal property constituting the Related Collateral is included, and (D) the related original balance (based on a comparison to the note or assignment agreement, as applicable), Loan Asset number and Obligor name, as applicable, with respect to such Loan Asset is referenced on the related Loan Asset Schedule (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian a hard copy (which may be preceded by an electronic copy, as applicable) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist. If, at the conclusion of such review, the Collateral Custodian shall determine that (I) the original balance of the Loan Asset with respect to which it has received Required Loan Documents is less than as set forth on the Loan Asset Schedule, the Collateral Custodian shall notify the Administrative Agent and the Servicer of such discrepancy within one (1) Business Day, or (II) any Review Criteria is not satisfied, the Collateral Custodian shall within one (1) Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five (5) Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. In addition, if requested in writing (in the form of Exhibit J) by the Servicer and approved by the Administrative Agent within ten (10) Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents. Notwithstanding anything to the contrary contained herein, the Collateral Custodian shall have no duty or obligation with respect to any Loan Asset Checklist delivered to it in electronic form.

(ii)          In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided further that the Collateral Custodian’s duties shall be limited to those expressly contemplated herein.

(iii)         All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the address of the Collateral Custodian located at 425 Hennepin Ave., Minneapolis, MN 55414, or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least thirty (30) days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Originator and its Affiliates and subsidiaries.

(iv)         On the Reporting Date of each month, the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form mutually agreeable to the Administrative Agent and the Collateral Custodian) identifying each Loan Asset for which it holds Required Loan Documents and the applicable Review Criteria that any Loan Asset fails to satisfy.

(v)          Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Custodian shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(vi)         If, in performing its duties under this Agreement, the Collateral Custodian is required to decide between alternative courses of action, the Collateral Custodian may request written instructions from the Administrative Agent as to the course of action desired by the Administrative Agent. If the Collateral Custodian does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Custodian may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Custodian shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Custodian shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(c)          (i) The Collateral Custodian agrees to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit J), as applicable, as requested in order to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(ii)          The Administrative Agent may direct the Collateral Custodian to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii)         The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.

Section 11.03      Merger or Consolidation. Any Person (a) into which the Collateral Custodian may be merged or consolidated, (b) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (c) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 11.04      Collateral Custodian Compensation. As compensation for its Collateral Custodian activities hereunder, the Collateral Custodian shall be entitled to the Collateral Custodian Fees from the Borrower as set forth in the Wells Fargo Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fees shall cease on the earlier to occur of: (a) its removal as Collateral Custodian pursuant to Section 11.05, (b) its resignation as Collateral Custodian pursuant to Section 11.07 of this Agreement or (c) the termination of this Agreement.

Section 11.05      Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder. In the case of a resignation or removal of the Collateral Custodian, if no successor shall have been appointed and an instrument of acceptance by a successor shall not have been delivered to the Collateral Custodian within ninety (90) days after the giving of such notice of resignation or removal, the Collateral Custodian may petition any court of competent jurisdiction for the appointment of a successor Collateral Custodian.

Section 11.06      Limitation on Liability.

(a)          The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent.

(b)         The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c)          The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(d)         The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment be contrary to Applicable Law or involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e)          The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f)           The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g)          It is expressly agreed and acknowledged that the Collateral Custodian is not overseeing or guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h)          Subject in all cases to the last sentence of Section 11.02(c)(i), in case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            It is expressly acknowledged by the parties hereto that application and performance by the Collateral Custodian of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Administrative Agent, the ~~Borrowers~~Borrower and/or any related bank agent, obligor or similar party, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate).

(j)           The Collateral Custodian shall not be responsible for delays or failures in performance resulting from circumstances beyond its control (such circumstances include but are not limited to acts of God, strikes, lockouts, riots, acts of war, loss or malfunctions of utilities, computer (hardware or software) or communications services).

(k)         The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the Patriot Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information as it may request including, but not limited to, such Borrower’s name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify such Borrower’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 11.07      Collateral Custodian Resignation. Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than ninety (90) days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent gives Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit J. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed.

Section 11.08      Release of Documents.

(a)          Release for Servicer. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit J, to release to the Servicer within two (2) Business Days of receipt of such request, the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit J.

(b)         Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release. Promptly after delivery to the Collateral Custodian of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c)          Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit J (which certification shall include a statement to the effect that all amounts received) in connection with such payment or repurchase have been credited to the Collection Account, the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.

Section 11.09      Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.14, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit J hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five (5) Business Days, return the Required Loan Documents so requested to the Borrower.

Section 11.10      Access to Certain Documentation and Information Regarding the Collateral. The Collateral Custodian shall provide to the Administrative Agent and each Lender access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Lender is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (a) upon two (2) Business Days prior written request, (b) during normal business hours and (c) subject to the Servicer’s and the Collateral Custodian’s normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 11.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the expense of the Servicer (on behalf of the Borrower), a review of the Required Loan Documents and all other documentation regarding the Collateral; provided that, prior to the occurrence of an Event of Default, such review shall be conducted no more than two times in any calendar year.

Section 11.11      Bailment. The Collateral Custodian agrees that, with respect to any Required Loan Documents at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XII

MISCELLANEOUS

Section 12.01      Amendments and Waivers.

(a)          (i) No amendment or modification of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Servicer, the Required Lenders (or the Administrative Agent on their behalf), the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Originator, the Collateral Agent, the Account Bank or the Collateral Custodian, the written agreement of the Originator, the Collateral Agent, the Account Bank or the Collateral Custodian, as applicable; and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written consent of the Administrative Agent and the Required Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)         Notwithstanding the provisions of Section 12.01(a) but subject to the other provisions hereof, the written consent of all of the Lenders (unless otherwise noted) shall be required for any amendment, modification or waiver:

(i)            reducing the principal amount of the Advances Outstanding or the Yield (or the rate of the Yield) thereon;

(ii)          solely with the consent of each Lender affected thereby, increasing the aggregate Commitments or the Facility Amount;

(iii)         solely with the consent of each Lender affected thereby, extending, waiving or postponing any date for any payment of any Advance, all or any portion of the Yield thereon or any fees or other amounts due to the Lenders (or any of them);

(iv)         modifying, amending or waiving the provisions of this Section 12.01 or the definition of “Amortization Period”, “Required Lenders”, “Collateral”, “Concentration Limitations”, “Advance Rate”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(v)          solely to the extent any such modification would reasonably be expected to adversely affect the Lenders, modifying the provisions of Section 2.04 or any related definitions or provisions that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby;

(vi)         extending the Stated Maturity or clause (a) of the definition of “Commitment Termination Date”;

(vii)        making any modification to the defined term of “Eligible Currency” that would add a currency;

(viii)       except as permitted by the Transaction Documents, releasing all or substantially all of the Collateral; or

(ix)          waive the occurrence of an Event of Default set forth under Sections 7.01(a), 7.01(b) and 7.01(r).

(c)          Benchmark Replacement (Dollar). Notwithstanding anything to the contrary herein or in any other Transaction Document, if:

(i)     (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) a Benchmark Replacement Date with respect thereto occur prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement (Dollar) will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document, or

(ii)    (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto occur prior to the Reference Time for any setting of the then-current Benchmark and as a result the then-current Benchmark is being determined in accordance with clauses (2), (3) or (4) of the definition of “Benchmark Replacement (Dollar)”; and (B) the Administrative Agent subsequently determines, that (w) Term SOFR and a Benchmark Replacement Adjustment with respect thereto is or has becomes available and the Benchmark Replacement Date with respect thereto has occurred, (x) there is currently a market for U.S. dollar-denominated transactions utilizing Term SOFR as a Benchmark and for determining the Benchmark Replacement Adjustment with respect thereto, (y) Term SOFR is being recommended as the Benchmark for U.S. dollar-denominated syndicated credit facilities by the Relevant Government Authority and (z) in any event, Term SOFR, the Benchmark Replacement Adjustment with respect thereto and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent), then clause (1) of the definition of “Benchmark Replacement (Dollar)” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document, replace such then-current Benchmark for all purposes hereunder and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Remittance Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies all the parties hereto prior to the commencement of such next Remittance Period or, as the case may be, Available Tenor.

(d)         Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement (Dollar), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.

(e)         Benchmark Replacement (GBP). If a Screen Rate Replacement Event has occurred in relation to LIBOR (GBP), the Administrative Agent, in consultation with the Borrower, may effect any amendment or waiver hereto which relates to:

(i)          providing for the use of a Replacement Benchmark (GBP) in relation to that currency in place of LIBOR (GBP); and

(ii)         (a) aligning any provision of any Transaction Document to the use of that Replacement Benchmark (GBP); (b) enabling that Replacement Benchmark (GBP) to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark (GBP) to be used for the purposes of this Agreement); (c) implementing market conventions applicable to that Replacement Benchmark (GBP); (d) providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark (GBP); or (e) adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of that Replacement Benchmark (GBP) (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation).

(f)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify all the parties hereto of (i) any occurrence of (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement (Dollar) or Replacement Benchmark (GBP), (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the occurrence of a Screen Rate Replacement Event and (v) the effectiveness of any amendment pursuant to Section 12.01(e). Any determination, decision or election that may be made by the Administrative Agent in connection with the implementation of any Benchmark Replacement (Dollar) or Replacement Benchmark (GBP) pursuant to this Agreement, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document.

Section 12.02      Notices, Etc. Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges paid, by electronic mail (“email”) or by hand delivery, to such party’s address set forth below:

BORROWER:	Golub Capital BDC Funding II LLC
c/o Golub Capital BDC, Inc.
200 Park Avenue, 25th Floor
New York, New York 10166
Attention: Structured Products
Email: structuredproducts@golubcapital.com

SERVICER AND ORIGINATOR:	c/o Golub Capital BDC, Inc.
200 Park Avenue, 25th Floor
New York, New York 10166
Attention: Structured Products
Email: structuredproducts@golubcapital.com

SECURITIZATION SUBSIDIARIES:	NONE

ADMINISTRATIVE AGENT:	Morgan Stanley Senior Funding, Inc.
1585 Broadway, 24th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

With a copy to:

Morgan Stanley Bank, N.A.
1300 Thames Street Wharf
Baltimore, MD 21231
Attention: CLO Team
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

COLLATERAL AGENT:	Wells Fargo Bank, National Association
Corporate Trust Services Division
9062 Old Annapolis Rd.
Columbia, MD 21045
Attn: CDO Trust Services – Golub Capital Financing Funding III LLC
Email: golubcapital@wellsfargo.com
Phone: 410-884-2000

ACCOUNT BANK:	Wells Fargo Bank, National Association
Corporate Trust Services Division
9062 Old Annapolis Rd.
Columbia, MD 21045
Attn: CDO Trust Services – Golub Capital BDC Funding LLC
Email: golubcapital@wellsfargo.com
Phone: 410-884-2000

LENDER:	Morgan Stanley Bank, N.A.
201 South Main Street
Salt Lake City, Utah 84111-2215
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

With copies to:

Morgan Stanley Bank, N.A.
1585 Broadway, 24th Floor
New York, New York 10036
Attention: FID Secured Lending Group
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

Morgan Stanley Bank, N.A.
1300 Thames Street, Thames Street Wharf
Baltimore, Maryland 21231
Email: (for borrowing requests) mmborrowingrequests@morganstanley.com
(for all other purposes) mmloanapprovals@morganstanley.com

or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.02. All such notices and correspondence shall be deemed given (a) if sent by certified or registered mail, three (3) Business Days after being postmarked, (b) if sent by overnight delivery service or by hand delivery, when received at the above stated addresses or when delivery is refused and (c) if sent by email, when received.

Section 12.03      No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.04      Binding Effect; Assignability; Multiple Lenders.

(a)          This Agreement shall be binding upon and inure to the benefit of each Loan Party, the Servicer, the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent of the Administrative Agent (unless such assignment is to an Affiliate of a Lender or is otherwise required by Applicable Law), each Lender and their respective successors and assigns may assign, grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) to any Person; provided that, so long as no Default or Event of Default has occurred, the Borrower has provided its written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such assignment to any Person that is a Disqualified Institution, or is not a Lender or an Affiliate of a Lender (but, for the avoidance of doubt, no such consent of the Borrower shall be required for any grant of a security interest or sale of a participation interest to any Person, an assignment to a Lender or an Affiliate of a Lender, an assignment to a Person that is not a Disqualified Institution or an assignment that is required by Applicable Law). Any such assignee shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed assignment and acceptance agreement in the form of Exhibit K hereto (a “Assignment and Acceptance”). The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of any Loan Party, the Originator or the Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)         Notwithstanding any other provision of this Section 12.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c)          Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d)         Upon the effectiveness of any assignment by any Lender of all or any of its rights and obligations under the Transaction Documents pursuant to Section 12.04(a) and the delivery to the Administrative Agent of all assignment documentation and the Assignment and Acceptance, the Administrative Agent shall revise Annex A to reflect such assignment.

Section 12.05      Term of This Agreement. This Agreement, including, each Loan Party’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by any Loan Party or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII, IX and Article XII and the provisions of Section 2.10, Section 2.11, Section 12.07 and Section 12.09 shall be continuing and shall survive any termination of this Agreement.

Section 12.06      GOVERNING LAW; JURY WAIVER.

(a)         THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)         BY EXECUTION AND DELIVERY OF EACH TRANSACTION DOCUMENT TO WHICH IT IS A PARTY, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS Section 12.06. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         EACH OF THE PARTIES (OTHER THAN THE COLLATERAL AGENT, COLLATERAL CUSTODIAN, AND ACCOUNT BANK) HERETO WAIVES PERSONAL SERVICE OF PROCESS AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)          JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY (i) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO (1) THIS AGREEMENT; (2) ANY OTHER TRANSACTION DOCUMENT; OR (3) ANY CONDUCT, ACTS OR OMISSIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OF ANY LOAN PARTY, THE ADMINISTRATIVE AGENT, A LENDER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ADMINISTRATIVE AGENTS, ATTORNEYS OR OTHER AFFILIATES, IN EACH CASE WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, AND (ii) AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY

Section 12.07       Costs, Expenses and Taxes.

(a)          In addition to the rights of indemnification granted to the Indemnified Parties under Section 8.01 and Section 8.02 hereof, each of the Borrower, the Servicer and the Originator agrees to pay (i) with respect to the Borrower, on the Payment Date pertaining to the Remittance Period in which such cost is incurred and (ii) with respect to the Servicer and the Originator, on demand to the extent not paid by the Borrower on the Payment Date pertaining to the Remittance Period in which such cost is incurred, in each case, all costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian incurred in connection with (x) the preparation, execution, delivery, administration, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, the fees and expenses of counsel for the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and (y) the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b)         The Borrower shall pay, on the Payment Date pertaining to a Remittance Period, all other costs and expenses described in clause (a) above incurred by the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Custodian and the Account Bank during such Remittance Period or any prior Remittance Period to the extent not previously paid.

(c)          Nothing contained in this Section 12.07 shall relate to the payment of Taxes under the Transaction Documents.

Section 12.08      Further Assurances. Each Loan Party shall promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, financing statements, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) to the fullest extent permitted by applicable law, subject any of any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the security documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the security documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which a Loan Party is or is to be a party.

Section 12.09      Recourse Against Certain Parties.

(a)         Notwithstanding any contrary provision set forth herein, no claim may be made by any Loan Party, the Originator or the Servicer or any other Person against the Administrative Agent or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Loan Party, the Originator and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(b)         No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(c)         The provisions of this Section 12.09 shall survive the termination of this Agreement.

Section 12.10      Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior and contemporaneous expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior and contemporaneous oral or written understandings other than any fee letter delivered by the Servicer to the Administrative Agent and the Lenders. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Moreover, the parties to this Agreement waive reliance on any representation made by any other party, whether orally or in writing, prior to the execution of this Agreement.

Section 12.11      Characterization of Conveyances Pursuant to each Purchase and Sale Agreement.

(a)          It is the express intent of the parties hereto that the conveyance of the Eligible Loan Assets by the Originator to the Borrower and the Borrower to a Securitization Subsidiary, as applicable, as contemplated by the applicable Purchase and Sale Agreement be, and be treated for all purposes as, a sale by the Originator or the Borrower, as applicable, of such Eligible Loan Assets. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Eligible Loan Assets by the Originator or Borrower, as applicable, to the Borrower or a Securitization Subsidiary, as applicable, to secure a debt or other obligation of the Originator or the Borrower, as applicable. However, in the event that, notwithstanding the intent of the parties, the Eligible Loan Assets are held to continue to be property of the Originator or the Borrower, as applicable, then the parties hereto agree that: (i) the applicable Purchase and Sale Agreement shall also be deemed to be a security agreement under Applicable Law; (ii) as set forth in such Purchase and Sale Agreement, the transfer of the Eligible Loan Assets provided for in such Purchase and Sale Agreement shall be deemed to be a grant by the Originator or the Borrower, as applicable, to the Borrower or the applicable Securitization Subsidiary of a first priority security interest (subject only to Permitted Liens) in all of the Originator’s or Borrower’s, as applicable, right, title and interest in and to the Eligible Loan Assets and all amounts payable to the holders of the Eligible Loan Assets in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, all amounts from time to time held or invested in the Controlled Accounts, whether in the form of cash, instruments, securities or other property; (iii) the possession by a Loan Party (or the Collateral Custodian on its behalf) of Loan Assets and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv) below, for purposes of perfecting the security interest pursuant to the UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the applicable Loan Party for the purpose of perfecting such security interest under Applicable Law. The parties further agree that any assignment of the interest of a Loan Party pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created pursuant to the terms of the applicable Purchase and Sale Agreement. Each Loan Party shall, to the extent consistent with this Agreement and the other Transaction Documents, take such actions as may be necessary to ensure that, if a Purchase and Sale Agreement was deemed to create a security interest in the Eligible Loan Assets, such security interest would be deemed to be a perfected security interest of first priority (subject only to Permitted Liens) under Applicable Law and will be maintained as such throughout the term of this Agreement.

(b)         It is the intention of each of the parties hereto that the Eligible Loan Assets conveyed by the Originator to the Borrower or the Borrower to a Securitization Subsidiary, as applicable, pursuant to a Purchase and Sale Agreement shall constitute assets owned by the Borrower or such Securitization Subsidiary, as applicable, and shall not be part of the Originator’s or Borrower’s, as applicable, estate in the event of the filing of a bankruptcy petition by or against the Originator or Borrower, as applicable, under any bankruptcy or similar law.

(c)          Each Loan Party agrees to treat, and shall cause the Originator and the Borrower, as applicable, to treat, for all purposes, the transactions effected by the Purchase and Sale Agreements as sales of assets to the Borrower or a Securitization Subsidiary, as applicable. Each Loan Party and the Servicer each hereby agree to cause the Originator to reflect in the Originator’s financial records and to include a note in the publicly filed annual and quarterly financial statements of the Originator indicating that assets sold to a Loan Party under a Purchase and Sale Agreement are owned by such Loan Party that is consolidated in the Originator’s financial statements, the creditors of such Loan Party have received security interests in such assets and such assets are not intended to be available to the creditors of the Originator (or any other affiliate of the Originator).

Section 12.12       Confidentiality.

(a)          Each of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, each Loan Party, the Account Bank, the Originator and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement (and the terms thereof) and all information with respect to the other parties, including all information regarding the Loan Assets, the related Obligors, each Loan Party and the Originator (including any Affiliated thereof) and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, each Loan Party, the Account Bank, the Originator and the Collateral Custodian (A) to maintain the confidentiality of the Agreement (and the terms thereof) and all information with respect to the other parties, including all information regarding the Loan Assets and each Loan Party and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, and (B) that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, each Loan Party and its affiliates, (ii) disclose the existence of the Agreement, but not the terms thereof, (iii) disclose such information as is required by Applicable Law (including disclosures which such party determines are required or advisable under applicable federal securities or banking laws, rules or regulations) and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.12(a) include, all fees and other pricing terms, and all Events of Default, Servicer Defaults, and priority of payment provisions.

(b)         Anything herein to the contrary notwithstanding, each Loan Party and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent or the Collateral Custodian by each other, or (ii) by the Administrative Agent, the Lenders, the Account Bank, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Lenders, the Administrative Agent, the Collateral Agent, the Account Bank and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)          Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known (after such information becomes publicly known); (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) following a request from any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Lenders’, the Administrative Agent’s, the Collateral Agent’s, the Account Bank’s or the Collateral Custodian’s business or that of their affiliates; provided that to the extent reasonably practicable and permitted by Applicable Law, such Person shall use reasonable efforts to inform the Borrower and Golub Capital BDC, Inc. of such request, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, the Collateral Agent, the Collateral Custodian or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party; provided that to the extent reasonably practicable and permitted by Applicable Law, such Person shall use reasonable efforts to inform the Borrower and Golub Capital BDC, Inc. of such request, (D) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Originator or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Administrative Agent, the Lenders, the Collateral Agent or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer (so long as the Servicer is Golub Capital BDC, Inc. or an Affiliate thereof) or the Originator.

Section 12.13      Waiver of Set Off. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders or their respective assets.

Section 12.14      Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.15      Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Breakage Fees, Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 12.16      Failure of any Loan Party or Servicer to Perform Certain Obligations. If any Loan Party or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(u), Section 5.02(p) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower upon the Administrative Agent’s demand therefor.

Section 12.17      Power of Attorney. Each Loan Party irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of such Loan Party (a) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (b) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

Section 12.18      Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent obligations for which no claim has been made) and the termination of this Agreement, the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents the Borrower deems reasonably necessary or appropriate to evidence the termination of the Grant and other Liens securing the Obligations, all at the expense of the Borrower.

Section 12.19      Non-Petition.

(a)       Each of the parties hereto (other than the Administrative Agent and the Lenders) hereby agrees for the benefit of the Borrower, the Administrative Agent and the Lenders that it will not institute against, or join any other Person in instituting against, any Loan Party any Bankruptcy Proceeding so long as there shall not have elapsed one (1) year, or if longer, the applicable preference period then in effect, and one (1) day since the Collection Date. The applicable Loan Party shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Bankruptcy Proceeding commenced by any Person in violation of this Section 12.19(a). Each Loan Party hereby expressly consents to, and agrees not to raise any objection in respect of, each of the Administrative Agent and the Lenders having creditor derivative standing in any Bankruptcy Proceeding to enforce each and every covenant contained in this Section 12.19(a).

(b)       Each Loan Party, the Servicer and the Originator further agrees that (i) a breach of any of their respective covenants contained in Section 12.19(a) will cause irreparable injury to the Administrative Agent and the Lenders, (ii) the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in Section 12.19(a) shall be specifically enforceable against each Loan Party, the Servicer and the Originator, and each Loan Party, the Servicer and the Originator hereby waives and agrees not to object, or assert any defenses to an action for specific performance, or injunction in respect of any breach of such covenants.

(c)       Each Loan Party hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 12.19, including without limitation the following powers: (i) to object to and seek to dismiss any Bankruptcy Proceeding relating to a Bankruptcy Event described in clause (i) of the definition thereof, and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

(d)       The provisions of this Section 12.19 shall survive the termination of this Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

GOLUB CAPITAL BDC FUNDING II LLC

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

ORIGINATOR AND SERVICER:

GOLUB CAPITAL BDC, INC.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

ADMINISTRATIVE AGENT:

MORGAN STANLEY SENIOR FUNDING, INC.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

ACCOUNT BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Loan and Servicing Agreement]

COLLATERAL CUSTODIAN:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Loan and Servicing Agreement]

SCHEDULE I

CONDITIONS PRECEDENT DOCUMENTS

As required by Section 3.01 of this Agreement, each of the following items must be delivered to the Administrative Agent and the Lenders prior to the effectiveness of the Agreement:

(a)          A copy of this Agreement duly executed by each of the parties hereto;

(b)         A certificate of the Secretary or Assistant Secretary of each of the Borrower, each then-existing Securitization Subsidiary, the Servicer and the Originator, dated as of the Closing Date, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Lenders and the Lenders may conclusively rely until such time as the Administrative Agent and the Lenders shall receive from the Borrower, and the Servicer or the Originator, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation, certificate of incorporation, articles of incorporation or articles of organization, as applicable, of such Person attached to such certificate is a complete and correct copy and that such certificate of formation has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the bylaws, limited liability company agreement or limited partnership agreement, as applicable, of such Person attached to such certificate is a complete and correct copy, and that such bylaws, limited liability company agreement or limited partnership agreement, as applicable, has not been amended, modified or supplemented and are in full force and effect, and (iv) that the copy of the resolutions of the board of directors or managers of such Person attached to such certificate, approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party, is a complete and correct copy and such resolutions have not been amended, modified or supplemented and are in full force and effect;

(c)          A good standing certificate, dated as of a recent date for each of the Borrower, each then-existing Securitization Subsidiary, the Servicer and the Originator, issued by the Secretary of State of such Person’s State of formation, incorporation or organization, as applicable;

(d)         Financing statements (the “Facility Financing Statements”) describing the Collateral, and (i) naming the Borrower or each then-existing Securitization Subsidiary, as applicable, as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Originator as debtor, the Borrower as assignor and the Collateral Agent, on behalf of the Secured Parties, as secured party/total assignee and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect each Loan Party’s interest and the Collateral Agent’s, on behalf of the Secured Parties, interests, respectively, in all Collateral;

(e)          Financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Originator;

Sch. I-1

(f)           Copies of tax and judgment lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower and any then-existing Securitization Subsidiary (under its present name and any previous name) and the Originator (under its present name and any previous name) as debtor(s) and which are filed in the jurisdiction of Delaware, as applicable, together with copies of such financing statements (none of which shall cover any Collateral);

(g)          One or more favorable Opinions of Counsel of counsel to the Borrower, each then-existing Securitization Subsidiary, the Servicer and the Originator acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to such matters as the Administrative Agent may request (including an opinion, with respect to the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral and the membership interests of each then-existing Securitization Subsidiary under the UCC laws of the State of New York, the due authorization, execution and delivery of, and enforceability of, the Agreement and the other Transaction Documents, true sale and non-consolidation matters, and other matters);

(h)          Duly completed copies of IRS Form W-9 (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Law) for the Borrower and each then-existing Subsidiary; and

(i)           A copy of each of the other Transaction Documents duly executed by the parties thereto.

Sch. I-2

SCHEDULE II

ELIGIBILITY CRITERIA

The representations and warranties set forth in this Schedule II are made by each Loan Party and the Servicer under this Agreement and the Originator under the Originator Purchase and Sale Agreement, with respect to all Loan Assets which are designated as being Eligible Loan Assets on any Borrowing Base Certificate or are otherwise represented to the Administrative Agent or the Lenders as being Eligible Loan Assets, or are included as Eligible Loan Assets in any calculation set forth in this Agreement to which this Schedule II is attached; provided that, if any asset does not satisfy any criterion below, the Administrative Agent may expressly consent in its sole discretion to the treatment of such asset as an Eligible Loan Asset; provided, further, that the Administrative Agent will only be considered to have consented to such inclusion if the applicable Loan Party and the Servicer have expressly acknowledged that the applicable criterion is not satisfied with respect to such Loan and each such applicable criterion is accurately identified on Schedule 1 of the related Approval Notice; provided, further, that, if an asset does not satisfy the representations and warranties below and the applicable Loan Party or the Servicer requests in writing that the Administrative Agent consent to the acquisition of such asset, such Loan Party may acquire such asset (a “Non-Levered Loan Asset”) on the conditions that: (a) such asset will be acquired by the applicable Loan Party by contribution from the Originator or its Affiliates or by using the proceeds of equity contributions made by the Originator or amounts available for distribution pursuant to Section 2.04(a)(ix), Section 2.04(b)(vi) or Section 2.04(c)(ix), (b) the applicable Loan Party (or the Servicer on its behalf) shall have provided such information to the Administrative Agent regarding such asset as may be requested by the Administrative Agent and (c) the Administrative Agent has approved such acquisition in writing or not objected in writing within seven (7) Business Days of receipt of the Administrative Agent of such information described in clause (b) above.

1.            As of the related Cut-Off Date, each such Loan Asset has been approved in writing by the Administrative Agent in its sole discretion.

2.            As of the related Cut-Off Date, each such Loan Asset is a First Lien Loan, Second Lien Loan, Unitranche Loan or FLLO Loan, evidenced by a note or a credit document and an assignment document, as applicable, in the form specified in the applicable credit agreement or, if no such specification, on a form acceptable to the agent in respect of such Loan Asset. Each such Loan Asset and the Related Asset is subject to a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the applicable Loan Party has good and marketable title to, and is the sole owner of, such Loan Asset and the Related Asset, free and clear of all Liens other than any Permitted Liens.

3.            The Obligor with respect to each such Loan Asset is organized under the laws of (i) the United States or any state thereof, (ii) Canada or any territory thereof or (iii) any of Antilles, Australia, Belgium, Bermuda, the British Virgin Islands, the Cayman Islands, Cyprus, Denmark, Estonia, Finland, Guernsey, Ireland, Jersey, the Isle of Man, Luxembourg, Malta, Netherlands, Antilles, Russia, Serbia, Spain, Sweden, Switzerland and the United Kingdom or any other country that has a Moody’s foreign currency rating of at least “Aa3” and an S&P foreign issuer credit rating of at least “AA-” (or, in each case, any territory thereof) or (iv), another jurisdiction consented to by the Administrative Agent (any such country, an “Eligible Country”).

Sch. II-1

4.            Each such Loan Asset is denominated and payable only in an Eligible Currency and does not permit the currency (unless such permitted currency is another Eligible Currency) or country in which such Loan Asset is payable to be changed.

5.            As of the Cut-Off Date, no such Loan Asset is Margin Stock.

6.            The acquisition of such Loan Asset does not cause the applicable Loan Party or the assets constituting the Collateral to be required to be registered as an investment company under the 1940 Act.

7.            As of the Cut-Off Date, each such Loan Asset is not a DIP Loan.

8.            No such Loan Asset is principally secured by interests in real property.

9.            Each such Loan Asset constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable against each such Person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations, and there are no conditions precedent to the enforceability or validity of the Loan Asset that have not been satisfied or validly waived.

10.          [Reserved].

11.          As of the related Cut-Off Date, such Loan Asset is not a Defaulted Loan.

12.          Neither the Originator nor the Servicer are Affiliates of the Obligor with respect to such Loan Asset.

13.          The acquisition of any such Loan Asset by the applicable Loan Party and the Grant thereof would not (a) violate any Applicable Law or (b) as of the Cut-Off Date, cause the Administrative Agent or the Lenders to fail to comply with any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction over the Administrative Agent or the Lenders.

14.          Pursuant to the Underlying Instruments with respect to such Loan Asset, (a) either (i) such Loan Asset is freely assignable to the applicable Loan Party and able to be Granted to the Collateral Agent, on behalf of the Secured Parties, without the consent of the Obligor or (ii) all consents necessary for assignment of such Loan Asset to the applicable Loan Party and Grant to the Collateral Agent for the benefit of the Secured Parties have been obtained and (b) the Underlying Instruments requires only usually and customary consents and provides that any consents necessary for future assignments (other than customary restrictions against assignments to persons that are disqualified lenders) shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Underlying Instruments inure to the benefit of the holder of such Loan Asset (subject to the rights of any applicable agent or other lenders).

Sch. II-2

15.          The funding obligations for each such Loan Asset and the Underlying Instruments under which such Loan Asset was created have been fully satisfied and all sums available thereunder (other than customary protective advances permitted to be made thereunder which represent a de-minimus amount relative to the outstanding balance of such Loan as determined by the Servicer in its commercially reasonable judgment) have been fully advanced, or if such Loan Asset is a Delayed Draw Loan Asset, either (i) the applicable Loan Party shall have or have caused to be, at the time of the sale of such Loan Asset to such Loan Party, deposited into the Unfunded Exposure Account an amount in Dollars equal to the Unfunded Exposure Equity Amount or (ii) the Unfunded Exposure Equity Amount with respect to such Loan Asset shall not create a Borrowing Base Deficiency.

16.          As of the related Cut-Off Date, no such Loan Asset is the subject of any assertions in respect of, any litigation, right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor, nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan Asset provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Originator and its assignees.

17.          With respect to each such Loan Asset acquired by the Borrower from the Originator under the Originator Purchase and Sale Agreement, by the Cut-Off Date on which such Loan Asset is Granted under this Agreement and on each day thereafter, the Originator will have caused its master computer records relating to such Loan Asset to be clearly and unambiguously marked to show that such Loan Asset has been sold or contributed to the Borrower.

18.          No such Loan Asset has been repaid, prepaid, satisfied or rescinded, in each case, in full.

19.          No such Loan Asset has been sold, transferred, assigned or pledged by a Loan Party to any Person other than the Collateral Agent for the benefit of the Secured Parties.

20.          Such Loan Asset is not subject to United States or foreign withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instruments to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis in the event of a Change in Law. The transfer, assignment and conveyance of such Loan Asset (and the Related Asset) from the Originator to the Borrower or the Borrower to a Securitization Subsidiary pursuant to a Purchase and Sale Agreement, is not subject to and will not result in any fee or governmental charge (other than income taxes) payable by a Loan Party or any other Person to any federal, state or local government.

21.          To the knowledge of the applicable Loan Party and the Servicer, as of the Cut-Off Date, the Obligor with respect to such Loan Asset (and any guarantor of such Obligor’s obligations thereunder), had full legal capacity to execute and deliver the Underlying Instruments which creates such Loan Asset and any other documents related thereto.

Sch. II-3

22.          As of the Cut-Off Date, the Obligor of each such Loan Asset is not a Governmental Authority.

23.          Each such Loan Asset (a) was originated and/or funded by the Originator or its Affiliates (including the Borrower) or acquired by the applicable Loan Party, the Originator or their respective Affiliates in the ordinary course of such Person’s business and, to the extent required by Applicable Law, the Originator has all necessary consents, licenses, approvals, authorizations and permits to originate or acquire such Loan Asset in the State where the Obligor was located (to the extent required by Applicable Law), and (b) other than with respect to a Loan Asset originated and / or funded or acquired directly by a Loan Party, was sold or contributed to the Borrower or was sold or contributed by the Borrower to a Securitization Subsidiary, as applicable, under the applicable Purchase and Sale Agreement and the assignment and acceptance agreement under such Loan Asset, acquired from another special purpose vehicle Affiliate of the Originator or acquired directly by the applicable Loan Party from a third party in a transaction underwritten by the Originator or any transaction in which such Loan Party is the designee of the Originator under the instruments of conveyance relating to the applicable Loan Asset and, to the extent required by Applicable Law, such Loan Party has all necessary consents, licenses, approvals, authorizations and permits to purchase and own such Loan Assets and enter into Underlying Instruments pursuant to which such Loan Asset was created, in the State where the Obligor is located (to the extent required by Applicable Law).

24.          There are no proceedings pending or, to the applicable Loan Party’s knowledge, threatened (a) asserting insolvency of the Obligor of such Loan Asset, or (b) wherein the Obligor of such Loan Asset, any other obligated party or any Governmental Authority has alleged that such Loan Asset or the Underlying Instruments which creates such Loan Asset is illegal or unenforceable.

25.          Each such Loan Asset requires the related Obligor to pay all material maintenance, repair, insurance and taxes, together with all other material ancillary costs and expenses, with respect to the Related Collateral.

26.          To the knowledge of the applicable Loan Party and the Servicer, the Related Collateral to each such Loan Asset has not, and will not, be used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the Originator, any Loan Party, the Administrative Agent or the Lenders under any federal, state, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to or addressing the environment, health or safety.

27.          With respect to First Lien Loans and Unitranche Loans, such Loan Asset has an original term to maturity of not greater than seven (7) years. With respect to Second Lien Loans, such Loan Asset has an original term to maturity of not greater than eight (8) years.

28.          Each such Loan Asset does not contain confidentiality restrictions that would prohibit the Administrative Agent or the Lenders from accessing all necessary information (as required to be provided pursuant to the Transaction Documents) with regards to such Loan Asset.

Sch. II-4

29.          Each such Loan Asset (a) was originated and underwritten, or purchased and re-underwritten, by the Originator or the Servicer, or an Affiliate of the foregoing (including the Borrower), as applicable, including, without limitation, the completion of a due diligence and, if applicable, a collateral assessment and (b) is being serviced by the Servicer in accordance with the Servicing Standard.

30.          Each such Loan Asset is not an extension of credit by the Originator to the Obligor for the purpose of (a) making any past due principal, interest or other payments due on such Loan Asset, (b) preventing such Loan Asset or any other loan to the related Obligor from becoming past due or (c) preventing such Loan Asset from becoming defaulted.

31.          To the knowledge of the applicable Loan Party and the Servicer, the Obligor with respect to such Loan Asset, on the applicable date of determination, (a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; (b) is a legal operating entity or holding company; (c) has not entered into the Loan Asset primarily for personal, family or household purposes; and (d) as of the related Cut-Off Date, is not the subject of a Bankruptcy Event, and, as of the related Cut-Off Date, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, in each case, as determined by the Servicer in accordance with the Servicing Standard unless approved in writing by the Administrative Agent.

32.          Each such Loan Asset is not an Equity Security and does not provide for the conversion into an Equity Security.

33.          As of the Cut-Off Date, no selection procedure adverse to the interests of the Secured Parties was utilized by a Loan Party or the Servicer in the selection of such Loan Asset for inclusion in the Collateral.

34.          Each such Loan Asset is not a participation interest.

35.          No such Loan Asset is a high-yield bond, a Bridge Loan, a Zero-Coupon Obligation, a Revolving Loan, an unsecured loan, a commercial real estate loan, a letter of credit or in support of a letter of credit, a lease, a Synthetic Security, an interest in a grantor trust, a step-down obligation or a Structured Finance Obligation.

36.          As of the related Cut-Off Date, no such Loan Asset is subject to substantial non-credit related risk, as reasonably determined by the Servicer in accordance with the Servicing Standard.

37.          Each such Loan Asset is Registered.

38.          As of the related Cut-Off Date, no such Loan Asset is the subject of an offer, exchange or tender by the related Obligor.

Sch. II-5

SCHEDULE III

AGREED-UPON PROCEDURES FOR
INDEPENDENT PUBLIC ACCOUNTANTS

[to be provided]

Sch. III-1

SCHEDULE IV

LOAN ASSET SCHEDULE

For each Loan Asset, the applicable Loan Party shall provide, as applicable, the following information:

(a)	Loan Asset Number

(b)	Obligor Information

(c)	The currency denomination of such Loan Asset

(d)	Loan Asset Type (Broadly Syndicated Loan, First Lien Loan, Second Lien Loan, FLLO Loan, Unitranche Loan, Recurring Revenue Loan)

(e)	Whether such Loan Asset is a term loan or a Delayed Draw Loan Asset

(f)	Whether such Loan Asset is a Cov-Lite Loan Asset

(g)	Whether the rate of interest is floating or fixed

(h)	Rate of interest (and reference rate)

(i)	LIBOR floor (if applicable)

(j)	PIK Percentage

(k)	Industry Classification

(l)	S&P’s Facility Rating and Corporate Family Rating of such Loan Asset

(m)	The Servicer’s internal rating (1-5 or whichever is the Servicer’s current rating system) of the Loan Asset as of the applicable Cut-Off Date and as of the date of such Loan Asset Schedule

(n)	Outstanding Balance

(o)	Any Unfunded Exposure Amount (if applicable)

(p)	Par Amount

(q)	Tranche size

(r)	Scheduled maturity date

(s)	The Cut-Off Date for such Loan Asset

(t)	Date of the last delivered Obligor financials

Sch. IV-1

(u)	Total first lien senior secured Indebtedness and total Indebtedness as of the applicable Cut-Off Date and the most recent period for such Loan Asset

(v)	Calculation of the Senior Leverage Ratio as of the applicable Cut-Off Date and the most recent period

(w)	Calculation of the Total Leverage Ratio as of the applicable Cut-Off Date and the most recent period

(x)	Calculation of the Cash Interest Coverage Ratio as of the applicable Cut-Off Date and the most recent period

(y)	Trailing twelve month EBITDA and Adjusted EBITDA as of the applicable Cut-Off Date and the most recent period

(z)	Whether such Loan Asset has been subject to a Value Adjustment Event (and of what type)

(aa)	Whether such Loan Asset has been subject to a Material Modification

(bb)	Purchase Price

(cc)	Assigned Value as of the applicable Cut-Off Date for such Loan Asset and as of the date of such Loan Asset Schedule

(dd)	Advance Rate

(ee)	Adjusted Borrowing Value

(ff)	Debt-to-Recurring-Revenue Ratio for Recurring Revenue Loans

(gg)	Recurring Revenue for Recurring Revenue Loans

Sch. IV-2

SCHEDULE V

INDUSTRY CLASSIFICATION

1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
3210000	Air Freight & Logistics
3220000	Airlines
3230000	Marine
3240000	Road & Rail
3250000	Transportation Infrastructure
4011000	Auto Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
4310000	Media
43100001	Entertainment
43100002	Interactive Media and Services
4410000	Distributors
4420000	Internet and Catalog Retail
4430000	Multiline Retail
4440000	Specialty Retail
5020000	Food & Staples Retailing
5110000	Beverages
5120000	Food Products
5130000	Tobacco

Sch. V-1

5210000	Household Products
5220000	Personal Products
6020000	Healthcare Equipment & Supplies
6030000	Healthcare Providers & Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7020000	Thrifts & Mortgage Finance
7110000	Diversified Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management & Development
7311000	Real Estate Investment Trusts (REITs)
8020000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools & Services
9551729	Healthcare Technology
9612010	Professional Services

Sch. V-2

SCHEDULE VI

DIVERSITY SCORE

Diversity Score Calculations

Diversity Score

Calculated as follows:

(a) An “Obligor Par Amount” is calculated for each Obligor of a Loan Asset, and is equal to the outstanding principal amount of Loan Assets issued by such Obligor and its Affiliates.

(b) An “Average Par Amount” is calculated by summing the Obligor Par Amounts for all Obligors, and dividing by the aggregate number of Obligors.

(c) An “Equivalent Unit Score” is calculated for each Obligor, and is equal to the lesser of (a) one and (b) the Obligor Par Amount for such Obligor divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each Industry Classification and is equal to the sum of the Equivalent Unit Scores for each Obligor in such Industry Classification.

(e) An “Industry Diversity Score” is then established for each Industry Classification by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided, that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300

Sch. VI-1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each Industry Classification.

For purposes of calculating the Diversity Score, Affiliates of an Obligor in the same industry are deemed to be a single Obligor, except as otherwise agreed to in writing by the Administrative Agent.

Sch. VI-2

SCHEDULE VII

EXISTING GOLUB BDC CLOS

Golub Capital BDC CLO III LLC

Sch. VII-1

ANNEX A

Lender	Commitment
Morgan Stanley Bank, N.A.	$	~~250,000,000~~75,000,000

Annex A-1

EXHIBITS

[attached]